As filed with the Securities and Exchange Commission on October 2, 2018

File No. 000-55975

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

OAKTREE STRATEGIC INCOME II, INC.

(Exact name of registrant as specified in charter)

Delaware	83-0566439
(State or other jurisdiction of incorporation or registration)	(IRS Employer Identification No.)

333 S. Grand Avenue, 28th Floor, Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

(213) 830-6300

(Registrant’s telephone number, including area code)

with copies to:

Mary Gallegly Oaktree Strategic Income II, Inc. 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300	William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

-i-

EXPLANATORY NOTE

Oaktree Strategic Income II, Inc. has filed this registration statement on Form 10 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), and to provide current information to the investment community while conducting a private offering of its securities. In this Registration Statement, each of “Company,” “we,” “us,” and “our” refers to Oaktree Strategic Income II, Inc. and each of the “Adviser” and “Oaktree” refers to Oaktree Capital Management, L.P., unless otherwise specified.

Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Shortly after the initial filing of this Registration Statement, we elected to be regulated as a BDC under the Investment Company Act and became subject to the Investment Company Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We are an “emerging growth company,” and we do not know if such status will make our shares less attractive to investor” for additional information.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “forecast,” “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “continue,” “estimate,” “target,” “project,” or the negatives thereof and variations thereon or other comparable terminology. Due to various risks and uncertainties, including those described in this Registration Statement, actual events or results or our actual performance may differ materially from those reflected or contemplated in such forward-looking statements. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. Our forward-looking statements include information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. In particular, there are forward-looking statements under “Item 1. Business.” There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Item 1A. Risk Factors,” as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make them. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 21E(b)(2) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in the Registration Statements or periodic reports we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	an economic downturn could impair our prospective portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit, which could impair our lending and investment activities;

•	our business prospects and the prospects of our prospective portfolio companies;

•	interest rate volatility, which could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	our future operating results;

•	our contractual arrangements and relationships with third parties;

•	the financial condition of and ability of our prospective portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	an inability to replicate the historical success of any previously launched fund managed by our Adviser;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the costs associated with being a public entity;

•	the loss of key personnel;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies;

•	the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of our Adviser to attract and retain highly talented professionals that can provide services to our Adviser and Administrator;

•	our ability to qualify and maintain our qualification as a RIC under Subchapter M of the Code and as a BDC;

•	the effect of legal, tax and regulatory changes; and

•	the other risks, uncertainties and other factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

ITEM 1.	BUSINESS

We are structured as a closed-end investment company focused on lending to small- and medium-sized companies. Shortly after the initial filing of this Registration Statement, we elected to be regulated as a BDC under the Investment Company Act and also intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.

We are externally managed by our Adviser. Our investment objective is to generate current income and long-term capital appreciation. We will seek to achieve our investment objective without subjecting principal to undue risk of loss by investing primarily in situations where a company or its owners (a) are overleveraged or facing pressures to recapitalize, (b) are undervalued after having recently exited bankruptcy or completed a restructuring or (c) are otherwise affected by mispricings or inefficiencies in the capital markets or at different points throughout the credit cycle. See “Item 1A. Risk Factors—Risks Related to Our Investments—Our investments will be risky and speculative.”

We will seek to generate revenues primarily in the form of interest income from the investments we hold. In conducting our investment activities, we believe that we benefit from the significant scale and resources of Oaktree and its affiliates.

Formation Transactions

We were formed on April 30, 2018 as a Delaware corporation.

We are conducting a private offering (the “Private Offering”) of our shares of common stock (the “Common Stock”) to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the information presented in this Registration Statement is not subject to liability under Sections 11, 12, 15, and 17 of the Securities Act. At each closing during the Private Offering, each investor participating in that closing will make a capital commitment (each, a “Capital Commitment”) to purchase shares of our Common Stock. Each investor will be required to enter into a subscription agreement with us in connection with its Capital Commitment (a “Subscription Agreement”). On August 6, 2018, we completed our initial closing (the “Initial Closing”) pursuant to which we accepted an aggregate of $150.3 million of Capital Commitments to purchase shares of our Common Stock. Investors will be required to fund drawdowns to purchase shares of our Common Stock up to the amount of their respective Capital Commitments on an as-needed basis with a minimum of ten calendar days’ prior notice (excluding the initial drawdown for each investor). If an investor’s Subscription Agreement is accepted in whole or in part by the Adviser on our behalf, then upon the acquisition of Common Stock, the investor will become a stockholder in the Company (individually, a “Stockholder” and, collectively, the “Stockholders”), subject to the terms and conditions set forth in the Subscription Agreement, our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”, and together with the Certificate of Incorporation, the “Governing Documents”) (as applicable).

We commenced our investment activities shortly after our initial capital drawdown from our non-affiliated investors in the Private Offering (the “Initial Drawdown”). We expect that the proceeds from the Initial Drawdown and, if entered into, the Revolving Facility and the Subscription Facility (each as defined below in “Item 2. Financial Information—Credit Facilities”) will provide us with the necessary seed capital to commence operations. We anticipate raising additional equity capital for investment purposes through additional closings under the Private Offering. In addition, we may issue debt securities or preferred stock and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act. See “—Certain BDC Regulatory Considerations—Indebtedness and Senior Securities” below.

Our Adviser

Our investment activities are managed by our Adviser. Subject to the overall supervision of our board of directors, our Adviser will manage our day-to-day operations and provide investment advisory services to us pursuant to the investment advisory agreement (the “Investment Advisory Agreement”) by and between our Adviser and us.

Our Adviser is a Delaware limited partnership registered with the SEC as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our Adviser is a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of our Adviser’s senior executives and investment professionals have been investing together for over 32 years and have generated impressive investment performance through multiple market cycles. As of March 31, 2018, our Adviser (together with its affiliates) had approximately $121.4 billion in assets under management1. Our Adviser emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.

Our Adviser’s primary firm-wide goal is to achieve attractive returns while bearing less than commensurate risk. Our Adviser believes that it can achieve this goal by taking advantage of market inefficiencies in which financial markets and their participants fail to accurately value assets or fail to make available to companies the capital that they reasonably require.

Our Adviser believes that its defining characteristic is its adherence to the highest professional standards, which has yielded several important benefits. First and foremost, this characteristic has allowed our Adviser to attract and retain an extremely talented group of investment professionals (the “Investment Professionals”). Further, it has permitted the investment team to build strong relationships with brokers, banks and other market participants. These institutional relationships have been instrumental in strengthening access to trading opportunities, to understanding the current market, and to executing the investment team’s investment strategies.

Our Adviser and its affiliates provide discretionary investment management services to other managed accounts and investment funds, which may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. The activities of such managed accounts and investment funds may raise actual or potential conflicts of interest. See “—Allocation of Investment Opportunities and Potential Conflicts of Interest” below and “Item 1A. Risk Factors—Risks Related to Our Business and Structure—Conflicts of interest may exist from time to time between our Adviser and certain of its affiliates involved with us, which could impact our investment returns.”

[1]

References to “assets under management” or “AUM” represent assets managed by our Adviser and a proportionate amount ($23.7 billion) of the AUM reported by DoubleLine Capital LP (“Doubleline”), in which our Adviser owns a 20% minority interest. Our Adviser’s methodology for calculating AUM includes (i) the net asset value of assets managed directly by our Adviser, (ii) the leverage on which management fees are charged, (iii) undrawn capital that our Adviser is entitled to call from investors in Oaktree funds pursuant to their capital commitments, (iv) for collateralized loan obligation vehicles (“CLOs”), the aggregate par value of collateral assets and principal cash, (v) for publicly-traded BDCs, gross assets (including assets acquired with leverage), net of cash, and (vi) our Adviser’s pro rata portion of the AUM reported by DoubleLine. Our Adviser’s calculation of AUM may differ from the calculations of other asset managers and, as a result, our Adviser’s measurements of AUM may not be comparable to similar measures presented by other asset managers. Our Adviser’s definition of AUM is not based on the definitions of AUM that may be set forth in agreements governing the investment funds, vehicles or accounts that it manages and is not calculated pursuant to regulatory definitions.

Oaktree Senior Executives

Our Adviser’s current senior executives are Howard Marks, Bruce Karsh, Jay Wintrob, John Frank and Sheldon Stone. The original founders formed Oaktree in April 1995 after having managed funds in the high-yield bond, distressed debt, private equity and convertible securities areas of Trust Company of the West for approximately 10 years. The senior executives have led the investment of clients’ funds in the consistent, risk-controlled manner called for by our Adviser’s philosophy, generally resulting in an impressive track record, reduced risk and highly satisfied clients. See “Item 5. Directors and Executive Officers—Oaktree Senior Management” for biographical information of Oaktree’s senior executives.

Oaktree’s Professionals

Our Adviser is dedicated to highly professional management in a limited number of specialized investment niches. Its strength is its staff of over 900 people, including more than 350 investment, legal and compliance professionals and over 400 administrative and marketing professionals as of March 31, 2018; these people are the core of Oaktree. The professionals are active in portfolio management, investment analysis, trading, legal, client service and administration. The Strategic Credit group has 19 dedicated investment professionals who are expected to focus on the Company.

Oaktree’s Ownership

Our Adviser is indirectly controlled by Oaktree Capital Group, LLC (“OCG”), a publicly traded Delaware limited liability company listed on the New York Stock Exchange under the ticker symbol “OAK.” As of March 31, 2018, senior executives at Oaktree control approximately 92% of OCG’s voting power and serve as directors of OCG. These senior executives, together with OCG’s outside directors and certain other executive officers, indirectly own approximately 32% of Oaktree’s business. Other current and former employees of Oaktree and a small group of longtime clients hold approximately 29% of Oaktree’s business. The remaining 39% of the business is held by unaffiliated unitholders.

Oaktree’s Global Presence

As a global investment management firm, our Adviser has an international presence. Since opening its first international office in Singapore in July 1998, our Adviser and its affiliates have expanded their presence to 21 offices in 13 different countries.

Strategic Credit

Our Adviser officially launched its Strategic Credit strategy in early 2013 as a step-out from its Distressed Debt strategy, to capture attractive investment opportunities that appear to offer too little return for distressed debt investors, but may pose too much uncertainty for high-yield bond creditors. The strategy seeks to achieve an attractive total return by investing in public and private performing debt.

Strategic Credit focuses on U.S. and non-U.S. investment opportunities that arise from pricing inefficiencies that occur in the primary and secondary markets or from the financing needs of healthy companies with limited access to traditional lenders or public markets. Typical investments will be in high yield bonds and senior secured loans for borrowers that are in need of direct loans, rescue financings, or other capital solutions or that have had challenged or unsuccessful primary offerings.

The Strategic Credit investment team’s approach to investing includes:

•	Investing opportunistically in securities with compelling risk/return attributes due to negative events;

•	Performing deep fundamental industry- and company-specific research;

•	Maintaining contrarian viewpoints;

•	Limiting downside risks by investing on the basis of hard asset values, dependable cash flows or durable business franchises; and

•	Sustaining long-term, patient holding periods.

The Investment Professionals intend to employ a fundamental, value-driven opportunistic approach to credit investing, which will seek to benefit from the resources, relationships and proprietary information of our Adviser’s global investment platform.

Oaktree’s Investment Approach

To implement our investment strategy, the Investment Professionals will seek to create value at all stages of the investing process. Our Adviser believes that the foundation for all investments, and the basis for the success that has been enjoyed by the Investment Professionals to date, is the thorough analysis of a company’s fundamentals and intrinsic value. The Investment Professionals will start by capitalizing on investment opportunities (a) that they source or (b) that other Oaktree investment teams source but that do not meet their strategies’ return objectives. Next, the Investment Professionals intend to utilize skillful trade execution in an attempt to obtain relatively low purchase prices that should provide additional “downside protection.” After an investment is made, the Investment Professionals will closely monitor the progress of each investment, sometimes providing financial and strategic advice. Importantly, the Investment Professionals will seek to determine the optimal time and strategy for exiting and maximizing the return on the investment.

Our Administrator

We entered into an administration agreement (the “Administration Agreement”) with Oaktree Fund Administration, LLC (the “Administrator”), a Delaware limited liability company and a wholly owned subsidiary of Oaktree. The principal executive offices of our Administrator are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Administration Agreement, our Administrator provides services to us, and we reimburse our Administrator for costs and expenses incurred by the Administrator in performing its obligations under the Administration Agreement and providing personnel and facilities thereunder.

In addition, our Administrator will enter into a sub-administration agreement (the “Sub-Administration Agreement”) with State Street Bank and Trust Company (“State Street”), pursuant to which State Street provides for certain administrative and professional services.

Investment Philosophy and Approach

Our investment objective is to generate current income and long-term capital appreciation. We will seek to achieve our investment objective without subjecting principal to undue risk of loss by lending to and investing in the debt of public and private companies, primarily in situations where a company or its owners are (a) unable to access broadly syndicated capital markets, (b) undervalued after having recently exited bankruptcy, completed a restructuring or are in a cyclically out-of-favor industry or (c) otherwise affected by mispricings or inefficiencies in the capital markets or at different points throughout the credit cycle.

Most investments will be in senior loans and, to a lesser extent, high-yield bonds where such companies are in need of direct loans, rescue financings or other capital solutions or that have had challenged or unsuccessful primary offerings.

Since we are intended to be an opportunistic investment vehicle, the composition of our portfolio will change with market conditions. We may invest across the capital structure, in both liquid and illiquid securities and obligations, which the Investment Professionals believe should allow us to access attractive risk-reward opportunities as they arise in all types of investments.

Identification of Investment Opportunities

The Investment Professionals intend to employ a rigorous process to identify and evaluate potential investments. Central to the Investment Professionals’ investment process is the goal of exploiting market dislocations and inefficiencies driven by macro factors, market-level changes and company characteristics.

Macro Factors

Macro factors that drive market dislocations occur throughout the global economy and include sovereign debt crises, political elections and other unexpected geopolitical events. These factors drive highly correlated “risk on” and “risk off” market swings and frequently result in the indiscriminate selling of securities and obligations at prices that the Investment Professionals believe are well below their intrinsic values.

Market-Level Changes

Increased regulation of financial markets and its participants, such as Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), often reduce participation of traditional capital providers to only higher-quality and more liquid opportunities. The lower-rated portion of the market is often less efficiently priced due to limited capital availability, which allows for more attractive risk and return opportunities.

Company Characteristics

Company-specific factors that drive market dislocations include over-leveraged balance sheets, near-term liquidity or maturity issues, secular pressures on businesses, acute shock to company operations, asset-light businesses and new or relatively small issuers. These factors may result in mispriced securities or obligations or require a highly structured direct loan.

The Investment Professionals believe current market conditions give rise to two primary sources of investment opportunities with favorable risk-reward characteristics. The first source is marketable securities or other forms of traded debt, which the Investment Professionals intend to purchase on the secondary market at prices they believe are below their intrinsic value. The second source is private debt, which capitalizes on the Investment Professionals’ experience in negotiating and structuring complex debt investments. Private debt can include (a) loan portfolios that banks need to sell in response to regulatory capital pressure, (b) capital solutions, which involve customized, negotiated solutions for companies unable to access traditional syndicated loan and high yield markets, (c) rescue financings, which are transactions structured to provide liquidity to companies with overleveraged balance sheets, often on an urgent basis and (d) other direct loan investments to support acquisitions or capital projects that are unable to obtain financing via more traditional channels. Private debt investments may include making loans directly to U.S. and non-U.S. borrowers. Because non-U.S. entities are not eligible portfolio companies (as described below) and their securities are not Qualifying Assets, we do not expect investments in non-U.S. entities to be a large part of our portfolio. (See “Certain BDC Regulatory Considerations—Qualifying Assets” below).

Monitoring and Sale of Investments

After an investment is made, the Investment Professionals will closely monitor industry and company fundamentals and the risk-reward profile of the securities and obligations we hold, including where such securities or obligations sit in a company’s capital structure and the risk of any impairment to our holdings as a result of any refinancings or other restructurings or increased financial stress experienced by such company. Based on their monitoring, the Investment Professionals will seek to determine the optimal time and strategy for exiting and maximizing the return on the investment, typically when prices or yields reach target valuations.

Description of Investments

Set forth below are summary descriptions of our permitted investments. Certain of the risks associated with such investments are summarized below under “Item 1A. Risk Factors.” We may not acquire any assets other than Qualifying Assets (as summarized below under “Certain BDC Regulatory Considerations—Qualifying Assets”) unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are Qualifying Assets.

Debt Securities and Obligations

We may invest in all types of publicly traded or privately placed debt securities and other obligations such as bank loans and participations, equipment trust certificates, mortgages or deeds of trust on real property and trade credit. The debt obligations purchased may consist of various types of debt instruments, including those bearing fixed, contingent or varying rates of interest, those bearing no interest at all, those on which interest has ceased to accrue (e.g., debt obligations of a company that has entered into bankruptcy proceedings), convertible securities, municipal securities and “high yield” instruments (which are rated below investment grade by rating agencies or which are unrated). Debt instruments purchased may be senior or subordinated to other interests and may include secured and unsecured debt obligations, as well as hybrid debt instruments involving warrants or with other rights attached. We will generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Direct Lending

We may make loans directly to non-U.S. and U.S. borrowers, including negotiating and structuring covenant packages, and may receive commitment or other types of fees in connection therewith. These loans may be long-term or short-term, secured or unsecured, and may or may not have an equity component attached.

Equities

We may purchase publicly traded or privately placed equity securities, including common stock and preferred stock (including convertible preferred stock), as well as warrants with respect to such equity securities. Such securities may be purchased directly from the issuer or on the secondary market and may be obtained in connection with debt securities or obligations or on their own.

“When-Issued” Securities

We may invest in the “when-issued” trading market. In this market, security holders who expect that other securities will be issued in exchange for or in connection with their securities may sell the right to purchase those other securities after their issue for a price fixed prior to issue. If the when-issued securities are not issued as expected, a seller is not obligated to deliver any securities. (See “Item 1A. Risk Factors—Risks Related to Our Investments—We may expose ourselves to risks if we purchase or sell securities on a when-issued, “when, as and if issued,” delayed delivery or forward commitment basis” below).

Securities or Other Obligations of non-U.S. Entities

We may invest in securities or obligations of companies that are non-U.S. entities. Some or all of these securities or obligations may be denominated in a foreign currency. Investments in non-U.S. entities may be subject to risks different from those affecting U.S. investments. When a transaction is denominated in a currency other than U.S. dollars and the transaction structure or timing exposes us to currency fluctuation risk, that risk may be hedged, although our Adviser is not required to hedge such risk. (See “Item 1A. Risk Factors—Risks Related to our Investments—We may expose ourselves to risks if we engage in hedging transactions” below).

Tender Offers

While we may use tender offers to purchase debt and equity securities, we currently do not intend to engage in tender offers that are opposed by the target company’s board of directors and senior management. However, our Adviser may determine that, in the circumstances relating to an existing investment, our Stockholders would be served better by proceeding with a transaction or series of transactions to make additional investments in the company or restructure our existing investment, notwithstanding the opposition of the board of directors or certain members of the management or stockholders of the portfolio company or members of a creditors’ committee, rather than by withdrawing from the transaction or remaining passive. Similarly, our Adviser may determine that, in the circumstances of a proposed investment, our Stockholders would be served better by proceeding with a transaction, notwithstanding the opposition of the board of directors or certain members of the management or stockholders of the portfolio company or members of a creditors’ committee, rather than by withdrawing from the transaction.

Options and Warrants

We may purchase, write and sell covered and uncovered put and call options. Options will typically allow the holder to purchase common stock of an issuer on a future date for a price fixed at the time of the issuance of the options. Warrants are long-term options to purchase particular securities to be issued by, or owned by, the issuer of the warrants. We will use warrants in substantially the same manner as call options. We may write put and call options without (a) owning (i) the underlying security or (ii) the right to receive securities of the same class in similar amounts as the underlying security or (b) setting aside liquid assets equal to the anticipated potential liability with respect to the options. In evaluating opportunities in the areas of options and warrants, our Adviser will base its decisions on essentially the same research and evaluation procedures employed to judge securities generally. If the anticipated price movement does not occur within a given time frame, we could lose our entire investment in options or warrants. We may invest in both listed and unlisted options and warrants.

Short Sales

We may engage in short sale transactions for hedging purposes.

Money Market Investments

Pending the purchase of other permitted investments, or to provide the reserves described below, we may invest temporarily in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities, repurchase contracts and other short-term instruments. We may also make such investments to reduce volatility at times when risk is considered high and market conditions become so volatile that effective hedging becomes difficult or cost-inefficient.

Reserves, Cash and Cash Equivalents

We may hold in reserve such cash and cash equivalents and other liquid investments as our Adviser considers appropriate to provide for our anticipated obligations, including the payment of expenses and other liquidity needs (including to take advantage of investment opportunities), the repayment of indebtedness and the exercise of options and warrants and obligations with respect to short sales. We may also hold cash in reserve in order to maintain liquidity to take advantage of investment opportunities. (See “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We face risks associated with the deployment of our capital” below).

Acquisition of Assets

Under certain circumstances, we may elect to form special purpose entities for the purpose of purchasing the assets of a company directly, including in connection with sales under section 363 of the U.S. Bankruptcy Code, the equity of which will be owned by us. We may form such entities independently or in cooperation with others through joint ventures or other structures. Our ability to establish and control the management of any special purpose entity will depend upon the entity’s ownership structure.

Other Investment Techniques and Instruments

We may employ other investment techniques and invest in other instruments that our Adviser believes will help achieve our investment objective, whether or not such investment techniques or instruments are specifically described in this Registration Statement, though we do not expect these investments to make up a large portion of our portfolio. These other investments may include (a) investments in real estate properties or mortgages where the mortgagor is not a significant operating company, including pools of commercial and residential real estate loans, (b) shares of real estate investment trusts and mortgage-backed securities, (c) foreign currency in connection with the settlement of transactions in securities denominated in such foreign currency (but not as a standalone investment), (d) contracts with banks or other foreign currency brokers or dealers to purchase or sell or have the option to purchase or sell foreign currencies at a future date to hedge against the impact of changes in foreign currency exchange rates on investments denominated in foreign currencies and (e) all types of derivative transactions and credit-linked securities, including total return swaps, rate of return swaps, credit default swaps (including index-related credit default swaps), interest rate swaps and credit-linked notes and deposits.

Consistent with our investment objective, we may invest in financial instruments of any and all types, which exist now or are hereafter created.

Investment Advisory Agreement

We entered into an Investment Advisory Agreement with our Adviser, an entity in which certain of the Investment Professionals may have indirect ownership and pecuniary interests.

In addition, our Adviser, the Investment Professionals, our executive officers and directors, and other current and future principals of our Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Oaktree. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Adviser or its affiliates may have investment objectives and strategies that overlap with ours and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Adviser and other operations of Oaktree. See “—Allocation of Investment Opportunities and Potential Conflicts of Interest” below.

Our Adviser will not assume any responsibility to us other than to render the services described in, and on the terms of, the Investment Advisory Agreement, and will not be responsible for any action of our board of directors in declining to follow the advice or recommendations of our Adviser. Under the terms of the Investment Advisory Agreement, our Adviser (and its members (and their members, including the owners of their members), managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) will not be liable to us for any action taken or omitted to be taken by our Adviser in connection with the performance of any of its duties or obligations under the Investment Advisory Agreement or otherwise as our adviser (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). Absent willful misfeasance, bad faith or gross negligence in the performance of our Adviser’s duties or by reason of the reckless disregard of our Adviser’s duties and obligations under the Investment Advisory Agreement, we will provide indemnification from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by those described above in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or our security holders) arising out of or otherwise based upon the performance of any of our Adviser’s duties or obligations under the Investment Advisory Agreement or otherwise as our adviser.

Pursuant to the Investment Advisory Agreement, we will pay our Adviser a fee for investment advisory and management services consisting of two components—the Management Fee and the Incentive Fee (each as defined below). All Investment Professionals of the Adviser who provide investment advisory services to us will be compensated by the Adviser, as described below.

Management Fee

Prior to (i) the listing of our Common Stock on a national securities exchange or (ii) an initial public offering of our Common Stock that results in gross proceeds to us of at least $50 million and a listing of the Common Stock on a national securities exchange (each of (i) and (ii), a “Qualified Listing”), if any, our Adviser will receive quarterly in arrears a management fee (the “Management Fee”) equal to 1.00% per annum (the “Applicable Management Fee Percentage”) of our Gross Asset Value (as defined below); provided, that prior to a Qualified Listing, the Management Fee will not exceed 1.75% per annum of the Unleveraged Asset Value (as defined below). From and after the date of a Qualified Listing, if any, the Applicable Management Fee Percentage will increase to 1.50% per annum of our Gross Asset Value.

For purposes of calculating the Management Fee, the Gross Asset Value will be determined by our board of directors (including any committee thereof). Until (a) the 12-month anniversary of the Initial Closing (as defined below) or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter will be calculated based on our average Gross Asset Value at the end of each month during such calendar quarter (prior to taking into account any Incentive Fee); provided, that the Management Fee for our first calendar quarter will be calculated based on our Gross Asset Value at the end of such calendar quarter (prior to taking into account any Incentive Fee). Following (a) the 12-month anniversary of the Initial Closing or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter will be calculated based on our average Gross Asset Value at the end of such quarter and at the end of the preceding quarter (in each case, prior to taking into account any Incentive Fee); provided, that the Management Fee for the calendar quarter in which we consummate a Qualified Listing will be calculated based on our Gross Asset Value at the end of such calendar quarter (prior to taking into account any Incentive Fee). The Unleveraged Asset Value will be determined in a manner consistent with the determination of Gross Asset Value.

The term “Gross Asset Value” means the value of our gross assets, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”), including portfolio investments purchased with borrowed funds and other forms of leverage, but excluding cash and cash equivalents.

The term “Unleveraged Asset Value” means the Gross Asset Value less our borrowings for investment purposes determined on a consolidated basis in accordance with GAAP (other than borrowings under our investor subscription credit facility that are repaid within 180 days following incurrence).

Incentive Fee

The Incentive Fee consists of two parts: the Investment Income Incentive Fee and the Capital Gains Incentive Fee (each defined below).

Investment Income Incentive Fee

The Investment Income Incentive Fee will be calculated and payable quarterly in arrears based on our Pre-Incentive Fee Net Investment Income, which means consolidated interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus the operating expenses accrued for the quarter (including the Management Fee, Company expenses and any interest expense or fees on any credit facilities or outstanding debt, but excluding the Incentive Fee). The Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount (“OID”), debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that has not yet been received in cash (See “Item 1A. Risk Factors—Risks Related to Our Investments—Our investments may include OID instruments, which involve a number of significant risks”). For the avoidance of doubt, the Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, will be compared to a hurdle of 1.50% per quarter (6% annualized) (the “Hurdle Rate”). We will pay our Adviser an Investment Income Incentive Fee each quarter as follows:

(a)	Hurdle Rate Return: No Investment Income Incentive Fee in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(b)

Catch-Up: 100% of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than a 1.875% (7.5% annualized) rate of return on the value of our net assets in such calendar quarter (the “Catch-Up”), which is intended to provide our Adviser with 20% of the Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply, if the Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate in such calendar quarter; and

(c)

80/20 Split: 20% of the Pre-Incentive Fee Net Investment Income, if any, that exceeds a 1.875% (7.5% annualized) rate of return on the value of our net assets in such calendar quarter, so that once the Hurdle Rate is reached and the Catch-Up in (b) immediately above is achieved, 20% of the Pre-Incentive Fee Net Investment Income thereafter is allocated to our Adviser.

The foregoing calculations will be appropriately prorated for any period of less than three months and adjusted for any issuances or repurchases of Common Stock during a quarter.

The following is a graphical representation of the calculation of the income-related portion of the incentive fee:

Pre-Incentive Fee Net Investment Income

Percentage of Pre-Incentive Fee Net Investment Income

allocated to our Adviser

These calculations are prorated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter. Investors should be aware that a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the Hurdle Rate and may result in a substantial increase of the amount of Incentive Fees payable to our Adviser with respect to Pre-Incentive Fee Net Investment Income.

Capital Gains Incentive Fee

In addition to the Investment Income Incentive Fee described above, commencing as of December 31, 2018, our Adviser will be entitled to receive a Capital Gains Incentive Fee (as defined below). The Capital Gains

Incentive Fee is determined and payable in arrears as of the end of each year. The Capital Gains Incentive Fee will be equal to 20% of the realized capital gains, if any, on a cumulative basis from the date of the Initial Closing through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid Capital Gains Incentive Fee with respect to each of the investments in our portfolio, provided that the Capital Gains Incentive Fee determined as of December 31, 2018, if any, will be calculated for a period of shorter than 12 calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from the date of the Initial Closing through the end of 2018 (the “Capital Gains Incentive Fee,” and together with the Investment Income Incentive Fee, the “Incentive Fee”).

Examples of Quarterly Incentive Fee Calculations

The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns. Please refer to our SEC filings for information on actual expenses and returns.

Example 1: Income Related Portion of Incentive Fee(1):

Alternative 1—Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%.

Hurdle Rate(2) = 1.50%.

Management Fee(3) = 0.25%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-Incentive Fee Net Investment Income =

(investment income – (Management Fee + other expenses)) = 0.75%.

Pre-Incentive Net Investment Income does not exceed Hurdle Rate, therefore there is no Investment Income Incentive Fee.

Alternative 2—Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.30%.

Hurdle Rate(2) = 1.50%.

Management Fee(3) = 0.25%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-Incentive Fee Net Investment Income =

(investment income – (Management Fee + other expenses)) = 1.80%

Catch-Up = 1.80% – 1.50% = 0.30%

Incentive Fee = 100% × (1.80% × 1.50%) = 0.30%.

Alternative 3—Assumptions

Investment income (including interest, dividends, fees, etc.) = 4.00%.

Hurdle Rate(2) = 1.50%.

Management Fee(3) = 0.25%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-Incentive Fee Net Investment Income =

(investment income – (Management Fee + other expenses)) = 3.50%.

Incentive Fee = 20% × Pre-Incentive Fee Net Investment Income, subject to “Catch-Up” (5).

Incentive Fee = (100% × “Catch-Up”) + (20% × (Pre-Incentive Fee Net Investment Income – 1.875%)).

Catch-Up = 1.875% – 1.50% = 0.375%.

Incentive Fee = (100% × 0.375%) + (20% × (3.50% – 1.875%))

= 0.375% + (20% × 1.625%)

= 0.375% + 0.325%

= 0.70%.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1—Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.

The Capital Gains Incentive Fee, if any, would be:

•	Year 1: None.

•	Year 2: $6.0 million Capital Gains Incentive Fee, calculated as follows: $30 million realized capital gains on sale of Investment A multiplied by 20%.

•

Year 3: None; calculated as follows:(6) $5.0 million cumulative fee (20% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $6.0 million (previous capital gains fee paid in Year 2).

•

Year 4: $200,000 Capital Gains Incentive Fee, calculated as follows: $6.2 million cumulative fee (20% multiplied by $31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B)) less $6.0 million (previous capital gains fee paid in Year 2).

Alternative 2—Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.

The Capital Gains Incentive Fee, if any, would be:

•	Year 1: None.

•

Year 2: $5.0 million Capital Gains Incentive Fee, calculated as follows: 20% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•

Year 3: $1.4 million Capital Gains Incentive Fee, calculated as follows: $6.4 million cumulative fee (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $5.0 million (previous capital gains fee paid in Year 2).

•

Year 4: $600,000 capital gains incentive fee, calculated as follows: $7.0 million cumulative fee (20% multiplied by $35 million cumulative realized capital gains) less $6.4 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•

Year 5: None. $5.0 million cumulative fee (20% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $7.0 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

Notes:

1.

The hypothetical amount of Pre-Incentive Fee Net Investment Income shown is expressed as a rate of return as of the beginning and the end of the immediately preceding calendar quarter. Solely for purposes of these illustrative examples, it has been assumed that we have not incurred any leverage. However, we expect to use leverage to partially finance our investments.

2.	Represents 6.0% annualized Hurdle Rate.
3.	Represents 1.00% annualized Management Fee.
4.	Hypothetical other expenses. Excludes organizational and offering expenses.
5.

The “Catch-Up” provision is intended to provide our Adviser with an Incentive Fee of approximately 20% on all of the Pre-Incentive Fee Net Investment Income, as if a Hurdle Rate did not apply, when the net investment income exceeds 1.875% in any calendar quarter.

6.

If the Investment Advisory Agreement is terminated on a date other than December 31 of any year, we may pay aggregate Capital Gains Incentive Fees that are more than the amount of such fees that would have been payable if the Investment Advisory Agreement had been terminated on December 31 of such year. This would occur if the FMV of an investment declined between the time the Investment Advisory Agreement was terminated and December 31.

Administration Agreement

Pursuant to the Administration Agreement, our Administrator furnishes us with office facilities, equipment and clerical, bookkeeping and recordkeeping services at such facilities. Under the Administration Agreement, our Administrator also performs, or oversees the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that we are required to maintain and preparing reports to Stockholders and reports filed with the SEC. In addition, our Administrator assists us in determining and publishing the Net Asset Value (as defined below), overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to our Stockholders, and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Payments under the Administration Agreement are equal to an amount that reimburses our Administrator for its costs and expenses incurred in performing its obligations under the Administration Agreement and providing personnel and facilities. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party, by the vote of a majority of our outstanding voting securities, or by the vote of our directors or by our Administrator. Additionally, we bear all of the costs and expenses of any sub-administration agreements that our Administrator enters into.

The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations under the Administration Agreement, our Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with it, including without limitation its members, the Adviser and any person affiliated with its members or the Adviser, to the extent they are providing services for or otherwise acting on behalf of the Administrator, Adviser or us) will not be liable to us for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under the Administration Agreement or otherwise as administrator for us, and we will indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its members, the Adviser and any person affiliated with its members or the Adviser, to the extent they are providing services for or otherwise acting on behalf of the Administrator, Adviser or us) and hold them harmless from and against all damages, liabilities, fees, penalties, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or our security holders) arising out of or otherwise based upon the performance of any of our Administrator’s duties or obligations under the Administration Agreement or otherwise as our administrator.

Sub-Administration Agreement

The Administrator entered into a Sub-Administration Agreement with State Street (in such capacity, the “Sub-Administrator”). Pursuant to the Sub-Administration Agreement, the Sub-Administrator will provide certain administrative and professional services. The principal office of State Street is One Lincoln Street, Boston, MA 02111. State Street also serves as transfer agent and registrar.

Expenses

All personnel of the Adviser, when and to the extent engaged in providing investment advisory services, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by us. We will bear all other costs and expenses of our organization, operations, administration and transactions, including (without limitation) fees and expenses relating to: (a) all costs, fees, expenses and liabilities incurred in connection with our formation and organization and the offering and sale of the Common Stock, including expenses of registering or qualifying securities held by us for sale and blue sky filing fees; (b) diligence and monitoring of our financial, regulatory and legal affairs, and, if necessary, enforcing rights in respect of investments (to the extent an investment opportunity is being considered for us and any other funds or accounts managed by the Adviser or its affiliates, the Adviser’s out-of-pocket expenses related to the due diligence for such investment will be shared with such other funds and accounts pro rata based on the anticipated allocation of such investment opportunity between us and the other funds and accounts); (c) the cost of calculating our Net Asset Value (as defined below) (including third-party valuation firms); (d) the cost of effecting sales and repurchases of shares of our Common Stock and other securities; (e) Management and Incentive Fees payable pursuant to the Investment Advisory Agreement; (f) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (g) retainer, finder’s, placement, adviser, consultant, custodian, sub-custodian, transfer agent, trustee, disbursal, brokerage, registration, legal and other similar fees, commissions and expenses attributable to making or holding investments; (h) fees and expenses associated with marketing efforts (including travel and attendance at investment conferences and similar events); (i) allocable out-of-pocket costs incurred in providing managerial assistance to those portfolio companies that request it; (j) fees, interest and other costs payable on or in connection with any indebtedness; (k) federal and state registration fees and other governmental charges; (l) any exchange listing fees; (m) federal, state and local taxes; (n) independent directors’ fees and expenses; (o) brokerage commissions; (p) costs of proxy statements, stockholders’ reports and notices and any other regulatory reporting expenses; (q) costs of preparing government filings, including periodic and current reports with the SEC; (r) fidelity bond, liability insurance and other insurance premiums; (s) printing, mailing, independent accountants and outside legal costs; (t) costs of winding up and liquidation; (u) litigation, indemnification and other extraordinary or non-recurring expenses; (v) dues, fees and charges of any trade association of which we are a member; (w) research and software expenses, quotation equipment and services and other expenses incurred in connection with data services, including subscription costs, providing real-time price feeds, real-time news feeds, securities and company information, and company fundamental data attributable to such investments; (x) costs and expenses relating to investor reporting and communications; (y) all costs, expenses, fees and liabilities incurred in connection with a Liquidity Event (as defined below); (z) all other out-of-pocket expenses, fees and liabilities that are incurred by us or by the Adviser on our behalf or that arise out of our operation and activities, including expenses related to organizing and maintaining persons through or in which investments may be made and the allocable portion of any Adviser costs, including personnel, incurred in connection therewith; (aa) accounting expenses, including expenses associated with the preparation of our financial statements and tax information reporting returns and the filing of various tax withholding forms and treaty forms; (bb) the allocable portion of the compensation of our Chief Financial Officer and Chief Compliance Officer and their respective staffs; and (cc) all other expenses incurred by the Administrator, any affiliate of the Administrator or the Company in connection with administering our business, including payments under the Administration Agreement to the Administrator or any such affiliate in an amount equal to our allocable portion of overhead and other expenses incurred by the Administrator or such affiliate in performing its obligations and services under the Administration Agreement, such as rent and our allocable portion of the cost of personnel attributable to performing such obligations and services, including, but not limited to, marketing, legal and other services performed by the Administrator or such affiliate for us. For the avoidance of doubt, we will bear our allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of our officers who provide operational and administrative services under the Administration Agreement, their respective staffs and other professionals who provide services to us (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to us. We will reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to our business and affairs and to acting on our behalf).

Competition

We will operate in a highly competitive market for investment opportunities. We will compete for investments with various other investors, such as other public and private funds, other BDCs, commercial and investment banks, commercial finance companies and to the extent they provide an alternative form of financing, private equity funds, some of which may be our affiliates. Other funds may have investment objectives that overlap with ours, which may create competition for investment opportunities. Many competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we do, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. The competitive pressures could impair our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities. See “Item 1A. Risk Factors—Risks Related to Our Investments—We operate in a highly competitive market for investment opportunities.”

Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. As a result, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). See “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We are an “emerging growth company,” and we do not know if such status will make our shares less attractive to investors.” We do not take advantage of other disclosure or reporting exemptions for emerging growth companies under the JOBS Act. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of an initial public offering, (ii) in which we have total annual gross revenue of at least $1.0 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior second fiscal quarter, and (b) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Staffing

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided through the Administration Agreement and the Investment Advisory Agreement. Each of our executive officers described under “Item 5. Directors and Executive Officers” is an employee of the Adviser.

Private Offering

We expect to enter into separate Subscription Agreements with investors providing for the private placement of shares of our Common Stock pursuant to the Private Offering. The Subscription Agreement sets forth, among other things, the terms and conditions upon which the investors will purchase shares of Common Stock, the circumstances under which we may draw down capital from investors, certain covenants that all investors must agree to, and the remedies available to us in the event that an investor defaults on its obligation to make Capital Commitments. In addition, the Subscription Agreement includes a questionnaire designed to ensure that all investors are either (i) “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act, or (ii) in the case of shares sold outside the United States, persons that are not “U.S. persons” in accordance with Regulation S under the Securities Act.

While we expect each Subscription Agreement to reflect the terms and conditions summarized in the following paragraphs, we reserve the right to enter into Subscription Agreements that contain terms and conditions not found in the Subscription Agreements entered into with other investors, subject to applicable law.

Closings

On August 6, 2018, we held our initial closing (the “Initial Closing”) when we first accepted subscriptions for Common Stock from unaffiliated investors pursuant to the Private Offering. Additional investors may subscribe for shares of Common Stock (which, for the avoidance of doubt, may be issued in fractional form to the extent required) at one or more closings after our Initial Closing (each, a “Subsequent Closing”) at the then-applicable price equal to the Net Asset Value (as defined below) per share of Common Stock as of the end of the most recent calendar quarter prior to the date of the applicable purchase, as determined by our board of directors (including any committee thereof) and subject to the limitations of Section 23 under the Investment Company Act (the “Purchase Price”); provided, however, in the event that the per share Net Asset Value is less than zero, as of the first capital drawdown date that occurs immediately following the Initial Closing, then solely for the purpose of such capital drawdown date, the Net Asset Value per share will be deemed to be $20.00. The initial Net Asset Value per share is expected to be $20.00.

Our “Net Asset Value” as of any date of determination will be the value of all of our assets, including accrued interest, dividends and assets purchased with borrowings, less all of our liabilities, including accrued expenses, any reserves established by the Adviser in its discretion for contingent liabilities and any borrowings. The Net Asset Value will be determined by our board of directors (including any committee thereof) as and when required under the Investment Company Act.

The Initial Closing and each Subsequent Closing are each referred to as a “Closing.”

Capital Drawdowns

Investors will be required to fund drawdowns up to 100% of the amount of their remaining respective Capital Commitments each time the Adviser delivers a drawdown notice, which will be issued at least ten calendar days prior to each funding (other than for the initial capital contributions to us). We may draw Capital Commitments from our Stockholders at any time during the Investment Period (as defined below), unless the Investment Period is earlier terminated in connection with a Key Person Event (as defined below). All purchases will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors, provided that new investors participating in Subsequent Closings will make purchases of shares of Common Stock (each, a “Catch-Up Purchase”) on one or more dates to be determined by us. The aggregate purchase price of the Catch-Up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same Net Contributed Capital Percentage (as defined below) to us as all investors whose subscriptions were accepted at previous Closings. Catch-Up Purchases will be made at a per share price equal to the then-current Net Asset Value per share of Common Stock (adjusted to appropriately reflect such investor’s pro rata portion of our initial organizational expenses) determined as described above.

“Net Contributed Capital Percentage” means, with respect to a Stockholder, the percentage determined by dividing such Stockholder’s Net Contributed Capital (as defined below) by such Stockholder’s Capital Commitment.

“Net Contributed Capital” means (i) the aggregate amount of capital contributions that have been made by all Stockholders in respect of their shares of Common Stock less (ii) the aggregate amount of distributions categorized as Returned Capital (as defined below) made by us to all Stockholders in respect of their shares of Common Stock. For the avoidance of doubt, Net Contributed Capital will not take into account distributions of our investment income (e.g., proceeds received in respect of interest payments, dividends or fees, net of expenses) to the Stockholders. Net Contributed Capital with respect to a Stockholder will be calculated on the basis of such Stockholder’s capital contributions and distributions made to such Stockholder categorized as Returned Capital.

“Returned Capital” means (i) any portion of distributions made by us to a Stockholder during the Investment Period (as defined below) which represents (A) proceeds realized from the sale or repayment of any investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such investment) or (B) a return of such Stockholder’s capital contributions to us, as determined by the board of directors, and (ii) any amount drawn down by us from unused Capital Commitments to pay the Management Fee, Incentive Fee, organizational expenses or our expenses.

Drawdowns will entitle Stockholders to shares of Common Stock (which, for the avoidance of doubt, may be issued in fractional form to the extent required) at the then-applicable Purchase Price.

Investment Period

The investment period will commence on the Initial Closing and will continue until the earlier of the (a) completion of a Liquidity Event (as defined below), and (b) the fifth anniversary of the date of the Initial Closing (the “Investment Period”), unless the Investment Period is earlier terminated in connection with a Key Person Event (as defined below).

A “Liquidity Event” means: at the discretion of our board of directors: (a) a Qualified Listing or (b) with the consent of a majority of outstanding shares of Common Stock not affiliated with the Adviser and in accordance with the applicable requirements of Delaware law, a corporate control transaction, which may include a strategic sale of the Company or all or substantially all of our assets to, or a merger with, another entity, or another type of corporate control event, which may include, but is not limited to, a transaction with an affiliated entity, including an affiliated BDC, for consideration in cash or publicly listed securities of such entity or a combination of cash and such publicly listed securities (each, a “Corporate Control Transaction”). If we do not complete a Liquidity Event on or prior to the fifth anniversary of the date of the Initial Closing, we will cease drawing Capital Commitments from Stockholders except for Runoff Activities (as defined below) and distribute to Stockholders the net proceeds we have received from all completed investments as they are liquidated. Stockholders will have no right to approve a Liquidity Event, including a merger or other transaction with an affiliate, except as required by applicable law.

In connection with the termination of the Investment Period, Stockholders will automatically be released from any obligation to fund any undrawn Capital Commitments, except to the extent necessary (a) to fund the Management Fee and our other liabilities and expenses, including the repayment of our indebtedness and expenses expected to be incurred in connection with the wind-down of the Company, (b) to complete investments or funding obligations (including guarantees) that are the subject of a written commitment as of the end of the Investment Period (including investments providing for funding in phases), (c) to make “follow-on” investments (as defined below) in an aggregate amount not to exceed 20% of total Capital Commitments or undrawn Capital Commitments, whichever is less, (d) to fulfill obligations with respect to any purchase price due from an investor on a drawdown date that such investor fails to pay, or (e) as necessary for us to comply with applicable laws and regulations, including the Investment Company Act and the Code (collectively, “Runoff Activities”). “Follow-on investments” are investments, in respect of any portfolio company in which we have previously invested or in entities whose business is related to or complementary to that of an existing portfolio company, that the Adviser determines are appropriate or necessary for us to invest in for the purpose of preserving, protecting or enhancing the value of such prior investments.

Key Person Event

A key person event will occur if, during the Investment Period, Edgar Lee or his Qualified Replacement (as defined below, each a “Key Executive”) fails to remain actively involved in our investment activities (a “Key Person Event”). In the event of a Key Person Event, we will send written notice to Stockholders within ten business days following such occurrence and the Investment Period will automatically be suspended (the “Suspension Period”) until the appointment of a Qualified Replacement or the reinstatement of the Investment Period by the directors, as described below, after which, in either case, the Suspension Period will terminate and the Investment Period will be reinstated. During the Suspension Period, Stockholders will not be obligated to pay amounts due under drawdown notices that we may issue other than in respect of Runoff Activities. If during the 60-day period following the sending of written notice (the “Notice Period”), the Key Executive has not been replaced by a Qualified Replacement, we will convene a meeting of our directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) to be held not more than 30 calendar days following the expiration of the Notice Period for the purpose of determining whether the Investment Period will be continued. If a majority of such directors do not vote to approve the continuation of the Investment Period, then the Investment Period will terminate and the Stockholders will thereafter be obligated to pay amounts due under drawdown notices that we may issue for Runoff Activities. For the avoidance of doubt, following the termination of the Investment Period pursuant to the foregoing, any unused Capital Commitment (other than any defaulted Capital Commitment) will automatically be reduced to zero, except to the extent necessary to pay amounts due under drawdown notices we may thereafter issue for Runoff Activities.

“Qualified Replacement” means a senior investment professional selected by the Adviser; provided that such replacement has been approved by either (a) a majority of the directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) or (b) the holders of a majority of our outstanding shares of Common Stock, and upon either such approval, such nominee will constitute a “Qualified Replacement.”

Company Term

Our term is perpetual. At the end of the Investment Period, if a Liquidity Event has not yet occurred, our board of directors (subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act) will use its best efforts to wind down and/or liquidate and dissolve the Company (subject to our right to engage in Runoff Activities as described in “—Investment Period” above) (the “Liquidation Period”).

Our board of directors may elect to dissolve and wind up the Company earlier if we have disposed of all of our assets.

Transfer of Our Common Stock

Prior to a Liquidity Event, Stockholders generally may not sell, assign, transfer, grant a security interest over or otherwise dispose of their Common Stock or their Capital Commitment (“Transfer”) unless (a) we (and, if required by our lending arrangements, our lenders) give consent, (b) the Transfer is made in accordance with applicable securities laws and (c) the Transfer otherwise complies with the restrictions in the Subscription Agreement.

In addition, pursuant to the Subscription Agreement, following a Qualified Listing, investors will also be restricted from selling or disposing of their Common Stock for a period of time specified in the Subscription Agreement. More specifically, the Subscription Agreement provides that, following a Qualified Listing and continuing to and including the second anniversary of the completion of the Qualified Listing, a Stockholder may not Transfer its Common Stock or announce an intention to do so. Notwithstanding the foregoing, the Stockholder may, without any further action on our part (but subject to any underwriters’ lock-up or other contractual restriction the Stockholder may be or become a party to), beginning on the date that is 180 calendar days after the Qualified Listing, Transfer Common Stock in transactions exempt from registration under the Securities Act (pursuant to Rule 144 or otherwise), provided that the number of shares of Common Stock so Transferred (a) may not exceed 25% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 365 days after the completion of the Qualified Listing, (b) may not exceed 50% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 540 days after the completion of the Qualified Listing, and (c) may not exceed 75% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 720 days after the completion of the Qualified Listing; and provided, further, that any Common Stock owned by the Stockholder as of the completion of the Qualified Listing not previously Transferred may be Transferred commencing 720 days after the completion of the Qualified Listing.

Valuation Procedures

Our board of directors, with the assistance of our audit committee (the “Audit Committee”) and the Adviser, determines the fair value of our assets on at least a quarterly basis, in accordance with the terms of FASB Accounting Standards Codification Topic 820, Fair Value Measurement. The Audit Committee is comprised of independent directors. Our investments are valued at fair value. For purposes of periodic reporting, the Adviser will value our assets in accordance with GAAP and based on the principles and methods of valuation summarized below. GAAP requires that a “fair value” be assigned to all assets and establishes a single authoritative definition of fair value that includes a framework for measuring fair value and enhanced disclosures about fair value measurements.

GAAP establishes a hierarchal disclosure framework, which prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market price observability. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

Financial assets and liabilities measured and reported at fair value are classified as follows:

•

Level I—Quoted unadjusted prices for identical instruments in active markets to which we have access at the date of measurement. The types of investments in Level I include exchange traded equities, debt and derivatives with quoted prices.

•

Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are directly or indirectly observable. Level II inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates. The types of investments in Level II generally include corporate bonds and loans, government and agency securities, less liquid and restricted equity investments, over-the-counter traded derivatives and other investments where the fair value is based on observable inputs.

•

Level III—Valuations for which one or more significant inputs are unobservable. These inputs reflect our assessment of the assumptions that market participants use to value the investment based on the best available information. Level III inputs include prices of quoted securities in markets for which there are few transactions, less public information exists or prices vary among brokered market makers. The types of investments in Level III include non-publicly traded equity, debt, real estate and derivatives.

In some instances, an instrument may fall into different levels of the fair value hierarchy. In such instances, the instrument’s level within the fair value hierarchy is based on the lowest of the three levels (with Level III being the lowest) that is significant to the value measurement. The assessment of the significance of an input requires judgment and considers factors specific to the instrument. The transfer of assets into or out of each fair value hierarchy level as a result of changes in the observability of the inputs used in measuring fair value are accounted for as of the beginning of the reporting period. Transfers resulting from a specific event, such as a reorganization or restructuring, are accounted for as of the date of the event that caused the transfer.

In the absence of observable market prices, we value Level III investments using valuation methodologies applied on a consistent basis. The quarterly valuation process for Level III investments begins with each portfolio company, property or security being initially valued by the investment or valuation teams. The valuations are then reviewed and approved by the valuation team and the valuation committee of each investment strategy, which consists of senior members of the investment team. All Level III investment values are ultimately approved by the valuation committees and designated investment professionals as well as the valuation officer who is independent of the investment teams and reports directly to our Chief Financial Officer. Results of the valuation process are evaluated each quarter, including an assessment of whether the underlying calculations should be adjusted or recalibrated. In connection with this process, we evaluate changes in fair value measurements from period to period for reasonableness, considering items such as industry trends, general economic and market conditions, and factors specific to the investment.

Certain Level III assets are valued using prices obtained from pricing vendors or brokers. These investments are classified as Level III because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustment for investment-specific factors or restrictions. We will seek to obtain at least two quotations for the subject or similar securities, typically from pricing vendors. If we are unable to obtain two quotes from pricing vendors, or if the prices obtained from pricing vendors are not within our set threshold, we will seek to obtain a quote directly from a broker making a market for the asset. However, given the anticipated nature of our portfolio, we do not expect that all of our Level III assets will be valued at least annually using prices obtained from pricing vendors or brokers. Generally, we do not adjust any of the prices received from these sources, and all prices are reviewed by us. We evaluate the prices obtained from pricing vendors or brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated. We also perform back-testing of valuation information obtained from pricing vendors and brokers against actual prices received in transactions. In addition to ongoing monitoring and back-testing, we perform due diligence procedures over pricing vendors to understand their methodology and controls to support their use in the valuation process.

Non-publicly traded debt and equity securities and other securities or instruments for which reliable market quotations are not available are valued by us using valuation methodologies applied on a consistent basis. These securities may initially be valued at the acquisition price as the best indicator of fair value. We review the significant unobservable inputs, valuations of comparable investments and other similar transactions for investments valued at acquisition price to determine whether another valuation methodology should be utilized. Subsequent valuations will depend on facts and circumstances known as of the valuation date and the application of valuation methodologies further described below under “—Non-Publicly Traded Equity Investments.” The fair value may also be based on a pending transaction expected to close after the valuation date. These valuation methodologies involve a significant degree of management judgment. Accordingly, valuations do not necessarily represent the amounts which may eventually be realized from sales or other dispositions of investments. Fair values may differ from the values that would have been used had a ready market for the investment existed, and the differences could be material to the financial statements.

Exchange-Traded Investments

Securities listed on one or more national securities exchanges are valued at their last reported sales price on the date of valuation. If no sale occurred on the valuation date, the security is valued at the mean of the last “bid” and “ask” prices on the valuation date. Securities that are not marketable due to legal restrictions that may limit or restrict transferability are generally valued at a discount from quoted market prices. The discount would reflect the amount market participants would require due to the risk relating to the inability to access a public market for the security for the specified period and would vary depending on the nature and duration of the restriction and the risk and volatility of the underlying securities. Securities with longer duration restrictions or higher volatility are generally valued at a higher discount. Such discounts are generally estimated based on put option models or analysis of market studies. Instances where discounts have been applied to quoted prices of restricted listed securities have been infrequent. The impact of such discounts is not material to the financial statements.

Credit Oriented Investments (including Real Estate Loan Portfolios)

Investments in corporate and government debt which is not listed or admitted to trading on any securities exchange are valued at the mean of the last bid and ask prices on the valuation date based on quotations supplied by recognized quotation services or by reputable broker dealers.

The market yield approach is considered in the valuation of non-publicly traded debt investments, utilizing expected future cash flows, discounted using estimated current market rates. Discounted cash flow calculations may be adjusted to reflect current market conditions and/or the perceived credit risk of the borrowers. Consideration is also given to a borrower’s ability to meet principal and interest obligations; this may include an evaluation of collateral or the underlying value of the borrower, utilizing techniques described below under “—Non-Publicly Traded Equity Investments.”

Non-Publicly Traded Equity Investments

The fair values of private equity investments are determined by using a market approach or income approach. A market approach utilizes valuations of comparable public companies or transactions and generally seeks to establish the enterprise value of the portfolio company using a market multiple approach. This approach takes into account a specific financial measure (such as EBITDA, adjusted EBITDA, free cash flow, net operating income, net income, book value or net asset value) believed to be most relevant for the given company. Consideration may also be given to such factors as acquisition price of the security, historical and projected operational and financial results for the portfolio company, the strengths and weaknesses of the portfolio company relative to its comparable companies, industry trends, general economic and market conditions and other factors deemed relevant. The income approach is typically a discounted cash flow method that incorporates expected timing and level of cash flows. It incorporates assumptions in determining growth rates, income and expense projections, discount rates, capital structure, terminal values and other factors. The applicability and weight assigned to market and income approaches are determined based on the availability of reliable projections and comparable companies and transactions.

The valuation of securities may be impacted by expectations of investors’ receptiveness to a public offering of the securities, the size of the holding of the securities and any associated control, information with respect to transactions or offers for the securities (including the transaction pursuant to which the investment was made and the period of time elapsed from the date of the investment to the valuation date) and applicable restrictions on the transferability of the securities.

Investments made by us are, by nature, generally considered to be long-term investments and are not intended to be liquidated on a short-term basis. Accordingly, valuations by us do not necessarily represent amounts that could be realized on the valuation date or amounts that eventually will be realized from sales or other dispositions of investments in the future.

Additionally, these valuation methodologies involve a significant degree of management judgment. Accordingly, valuations by us do not necessarily represent the amounts which may eventually be realized from sales or other dispositions of investments. Estimated fair values may differ from the values that would have been used had a ready market for the investment existed, and the differences could be material to the financial statements.

Allocation of Investment Opportunities and Potential Conflicts of Interest

Our executive officers and directors, and certain members of our Adviser, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by our Adviser’s affiliates. For example, Oaktree presently serves as the investment adviser to Oaktree Strategic Income, LLC (“OSI I”), which is a private fund, Oaktree Strategic Income Corporation (“OCSI”) and Oaktree Specialty Lending Corporation (“OCSL”), both of which are publicly traded business development companies. OSI I, OCSI and OCSL have historically invested in debt and debt-like instruments similar to those we target for investment. Therefore, there may be certain investment opportunities that satisfy our investment criteria and that of OSI I, OCSI, OCSL. OSI I, OCSI and OCSL each operate as distinct and separate entities, and any investment in the Common Stock will not be an investment in OSI I, OCSI or OCSL. In addition, all of our executive officers serve in substantially similar capacities for OCSI and OCSL. Accordingly, our executive officers may have obligations to investors in those entities, the fulfillment of which might not be in our best interests or the best interests of our Stockholders. For example, the personnel of the Adviser may face conflicts of interest in the allocation of investment opportunities to us, OSI I, OCSI and OCSL.

Oaktree has investment allocation guidelines that govern the allocation of investment opportunities among us and the other investment funds and accounts managed or sub-advised by Oaktree and its affiliates (collectively, the “Other Oaktree Funds”). To the extent an investment opportunity is appropriate for us and any of the Other Oaktree Funds, Oaktree will adhere to its investment allocation guidelines in order to determine a fair and equitable allocation.

We may invest alongside the Other Oaktree Funds in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, we may invest alongside such Other Oaktree Funds consistent with guidance promulgated by the staff of the SEC permitting us and such Other Oaktree Funds to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that our Adviser, acting on our behalf and on behalf of other clients, negotiates no term other than price or terms related to price.

In addition, on October 18, 2017, our Adviser received exemptive relief from the SEC to allow certain managed funds and accounts, each of whose investment adviser is Oaktree or an investment adviser controlling, controlled by or under common control with Oaktree, to participate in negotiated co-investment transactions where doing so is consistent with the applicable registered fund’s or BDC’s investment objective and strategies as well as regulatory requirements and other pertinent factors, and pursuant to the conditions of the exemptive relief (the “Exemptive Relief”). Each potential co-investment opportunity that falls under the terms of the Exemptive Relief and is appropriate for us and any affiliated fund or account, and satisfies the then-current board-established criteria, will be offered to us and such other eligible funds and accounts. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their proposed order size, and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the investment proposed by the applicable investment adviser to such participant, up to the amount proposed to be invested by each, which is reviewed and approved by an independent committee of legal, compliance and accounting professionals at our Adviser.

Although Oaktree will endeavor to allocate investment opportunities in a fair and equitable manner, we and our Stockholders could be adversely affected to the extent investment opportunities are allocated among us and the Other Oaktree Funds. We might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Oaktree and its affiliates. Oaktree seeks to treat all clients fairly and equitably such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds or accounts receive allocations where others do not.

Pursuant to the Investment Advisory Agreement, our Adviser’s liability is limited and we are required to indemnify our Adviser against certain liabilities. This may lead our Adviser to act in a riskier manner in performing its duties and obligations under the Investment Advisory Agreement than it would if it were acting for its own account, and creates a potential conflict of interest.

Pursuant to the Administration Agreement, our Administrator furnishes us with the facilities and administrative services necessary to conduct our day-to-day operations. We will pay the Administrator its allocable portion of overhead and other expenses incurred in performing its obligations under the Administration Agreement. This arrangement creates conflicts of interest that our board of directors must monitor.

Material U.S. Federal Income Tax Considerations

General

The following is a discussion of certain U.S. federal income tax considerations relating to an investment in the Common Stock. This discussion is based on laws, including the Code, the Treasury Regulations promulgated thereunder and administrative, judicial and other authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We are under no obligation to provide information to an investor with respect to changes in law or facts affecting this discussion after the date hereof. In addition, the following does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular stockholder and does not address the U.S. state and local and non-U.S. tax consequences of an investment in the Common Stock. Prospective investors are therefore strongly urged to consult their tax advisers prior to investing in the Common Stock with respect to their own tax situations.

The actual tax and financial consequences of the purchase and ownership of Common Stock will vary depending upon the Stockholder’s circumstances. For purposes of this discussion, a “U.S. Person” or “U.S. Stockholder” is an individual who is a citizen of the United States or is treated as a resident of the United States for U.S. federal income tax purposes, a corporation or entity treated as a corporation for such purposes that in either case is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code, or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Person” or “Non-U.S. Stockholder” is a person that is not a U.S. Person. For tax purposes, our fiscal year ends on September 30 of each year.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will generally depend upon the status of the partner in the partnership and the activities in the partnership. If the prospective investor is a partner of a partnership investing in the Common Stock, the prospective investor should consult its tax advisers. This discussion does not constitute tax advice, and is not intended to be a substitute for tax planning.

The recently enacted Public Law No. 115-97 (the “Tax Reform”) makes significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. Many of the changes applicable to individuals are temporary and would apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. There are only minor changes specifically with respect to the RIC rules applicable to us, but the Tax Reform makes numerous other changes to the tax rules that may affect us and the Stockholders. You are urged to consult with your own tax advisor regarding how the Tax Reform affects your investment in the Common Stock.

Tax matters are complicated, and prospective investors should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences in their particular situations of the purchase, ownership and disposition of Common Stock, including the potential application of U.S. withholding taxes.

Regulated Investment Company Classification

We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. As a RIC, we generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our Stockholders as dividends. To continue to qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify for RIC tax treatment we must distribute to our Stockholders, for each taxable year, at least 90% of the Company’s “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses (the “Annual Distribution Requirement”).

Taxation as a Regulated Investment Company

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) we distribute to Stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our Stockholders.

We will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, and on which we paid no federal income tax, in preceding years.

In order to maintain our qualification as a RIC for federal income tax purposes, we must, among other things:

•	at all times during each taxable year, have in effect an election to be treated as a BDC under the Investment Company Act;

•

derive in each taxable year at least 90% of our gross income from (a) dividends, interest, payments with respect to certain securities (including loans), gains from the sale of stock or other securities or currencies, or other income derived with respect to our business of investing in such stock, securities or currencies and (b) net income derived from an interest in a “qualified publicly traded partnership;” (the “90% Gross Income Test”) and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

(i) at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of the issuer; and

•

(ii) no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer, (b) the securities of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (c) the securities of one or more “qualified publicly traded partnerships” ((i) and (ii) collectively, the “Diversification Tests”).

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with increasing interest rates or debt instruments issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our Stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

We may have difficulty satisfying the diversification requirements as we liquidate our portfolio following the Investment Period, given that we will not be making additional investments. Though we generally will not lose our status as a RIC as long as we do not acquire any non-qualifying securities or other property, under certain circumstances we may be deemed to have made an acquisition of non-qualifying securities or other property.

Because we may use debt financing, we will be subject to certain asset coverage ratio requirements under the Investment Company Act described above and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources or are otherwise limited in our ability to make distributions, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (a) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (b) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (c) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (d) cause us to recognize income or gain without a corresponding receipt of cash; (e) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (f) adversely alter the characterization of certain complex financial transactions; or (g) produce income that will not be qualifying income for purposes of the 90% gross income test described above. We will monitor our transactions and may make certain tax elections in order to mitigate the potential adverse effect of these provisions.

If, in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to Stockholders, and distributions will be taxable to the Stockholders as ordinary dividends to the extent of our current and accumulated earnings and profits.

In the event we invest in non-U.S. securities, we may be subject to withholding and other non-U.S. taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our Stockholders their share of the non-U.S. taxes paid by the Company.

U.S. Taxation of U.S. Stockholders

Distributions by the Company generally will be taxable to U.S. Stockholders as ordinary income or capital gains. Distributions of the Company’s investment company taxable income will be taxable as ordinary income to U.S. Stockholders to the extent of its current or accumulated earnings and profits. Distributions of the Company’s net capital gains (that is, the excess of the Company’s realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by it as “capital gain dividends” will be taxable to a U.S. Stockholder as long-term capital gains, regardless of the U.S. Stockholder’s holding period for its Common Stock. Distributions of investment company taxable income that are reported by the Company as being derived from “qualified dividend income” will be taxed in the hands of non-corporate Stockholders at the rates applicable to long-term capital gains, provided that holding period and other requirements are met by both the Stockholders and the Company. Dividends distributed by the Company will generally not be attributable to qualified dividend income. Distributions in excess of the Company’s current and accumulated earnings and profits first will reduce a U.S. Stockholder’s adjusted tax basis in such U.S. Stockholder’s Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Stockholder.

Although we currently intend to distribute realized net capital gains (i.e., net realized long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, we may in the future decide to retain some or all of our net capital gains, and to designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay corporate-level tax on the retained amount, each U.S. Stockholder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. Stockholder, and the U.S. Stockholder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax we pay on the retained capital gain. The amount of the deemed distribution net of such tax will be added to the U.S. Stockholder’s cost basis for its Common Stock.

Since we expect to pay tax on any retained capital gains at the regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Stockholders on long-term capital gains, the amount of tax that non-corporate U.S. Stockholders will be treated as having paid will exceed the tax they owe on the capital gain dividend. Such excess generally may be claimed as a credit or refund against each U.S. Stockholder’s other U.S. federal income tax obligations. A U.S. Stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes the Company paid. In order to utilize the deemed distribution approach, we must provide written notice to our Stockholders prior to the expiration of 60 days after the close of the relevant tax year.

For purposes of determining (a) whether the Annual Distribution Requirement is satisfied for any year and (b) the amount of dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, a U.S. Stockholder generally will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November, or December of any calendar year, payable to Stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. Stockholders on December 31 of the year in which the dividend was declared.

A Stockholder may recognize taxable gain or loss if it sells or exchanges its Common Stock (including a redemption of such Common Stock or upon liquidation of the Company). The amount of the gain or loss will be measured by the difference between the Stockholder’s adjusted tax basis in its Common Stock and the amount of the proceeds received in exchange for such Common Stock. Any gain or loss arising from the sale or exchange of

Common Stock (or, in the case of distributions in excess of the sum of the Stockholder’s current and accumulated earnings and profits and the Stockholder’s tax basis in the Common Stock, treated as arising from the sale or exchange of Common Stock) generally will be a capital gain or loss if the Common Stock is held as a capital asset. This capital gain or loss normally will be treated as a long-term capital gain or loss if the Stockholder has held its Common Stock for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or exchange of Common Stock held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such Common Stock.

In general, individual U.S. Stockholders currently are subject to preferential rates on their net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) for a taxable year, including a long-term capital gain derived from an investment in the Common Stock in the future. In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly or $125,000 in the case of married individuals filing separately) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties and rents, as well as net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. Stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum corporate tax rate also applied to ordinary income. Dividends distributed by the Company to corporate Stockholders generally will not be eligible for the dividends-received deduction. Tax rates imposed by states and local jurisdictions on capital gain and ordinary income may differ.

We may adopt a dividend reinvestment plan that will allow Stockholders to elect to receive dividends in the form of additional shares of Common Stock instead of in cash. If a U.S. Stockholder reinvests dividends in additional shares of Common Stock, such U.S. Stockholder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. Any such additional shares of Common Stock will have a tax basis equal to the amount of the distribution. The additional Common Stock will have a new holding period commencing on the day following the day on which the Common Stock is credited to the U.S. Stockholder’s account.

We (or the applicable withholding agent) will send to each of our U.S. Stockholders, as promptly as possible after the end of each calendar year, a report detailing the amounts includible in such U.S. Stockholder’s taxable income for such year as ordinary income, long-term capital gain and “qualified dividend income,” if any. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local, and non-U.S. taxes depending on a U.S. Stockholder’s particular situation.

If a U.S. Stockholder recognizes a loss with respect to the Common Stock of $2 million or more for a non-corporate U.S. Stockholder or $10 million or more for a corporate U.S. Stockholder, the U.S. Stockholder generally must file with the IRS a disclosure statement on Form 8886. Direct U.S. Stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. Stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their specific circumstances.

Limitation on Deduction for Certain Expenses

If we are not treated as a “publicly offered regulated investment company” (within the meaning of section 67 of the Code) for any taxable year, then, for purposes of computing the taxable income of U.S. Stockholders that are individuals, trusts or estates, (a) the Company’s earnings will be computed without taking into account such U.S. Stockholders’ allocable shares of the Management and Incentive Fees paid to the Adviser and certain other expenses, (b) each such U.S. Stockholder will be treated as having received or accrued a dividend from the Company in the amount of such U.S. Stockholder’s allocable share of these fees and expenses for the calendar year, (c) each such U.S. Stockholder will be treated as having paid or incurred such U.S. Stockholder’s allocable share of these fees and expenses for the taxable year and (d) each such U.S. Stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. Stockholder. In addition, we would be required to report the relevant income and expenses, including the Management Fee, on Form 1099-DIV. Miscellaneous itemized deductions are generally not deductible by individuals, trusts or estates for taxable years beginning after December 31, 2017, and before January 1, 2026.

U.S. Taxation of Tax-Exempt U.S. Stockholders

A U.S. Stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. Stockholder of the activities that we propose to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. Stockholder should not be subject to U.S. taxation solely as a result of its ownership of Common Stock and receipt of dividends with respect to such Common Stock. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. Stockholder. Therefore, a tax-exempt U.S. Stockholder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that it incurs. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt investors could be adversely affected.

Taxation of Non-U.S. Stockholders

Whether an investment in the Common Stock is appropriate for a Non-U.S. Stockholder will depend upon that person’s particular circumstances. Non-U.S. Stockholders should consult their tax advisers before investing in the Common Stock. Distributions of the Company’s “investment company taxable income” to Non-U.S. Stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of federal withholding tax if paid to Non-U.S. Stockholders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent such distributions do not exceed the Company’s current and accumulated earnings and profits unless an applicable exception applies. If the distributions are income effectively connected (or treated as effectively connected) with a U.S. trade or business (“ECI”) of the Non-U.S. Stockholder (and, if a treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), we will not be required to withhold U.S. federal tax if the Non-U.S. Stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. Stockholder that is a non-U.S. partnership or a non-U.S. trust, and such entities are urged to consult their own tax advisers.

U.S.-source withholding taxes are generally not imposed on dividends paid by RICs to the extent the dividends are reported as “interest-related dividends” or “short-term capital gain dividends.” Interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gains that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. person, and that satisfy certain other requirements. No assurance can be given as to whether any of the Company’s distributions will be reported as eligible for this exemption from withholding tax. In addition, Non-U.S. Stockholders should be aware that U.S. withholding rules require us (or our withholding agent) to withhold on distributions in the absence of certainty as to whether such distributions are eligible for the exemption from withholding tax. Since amounts designated as interest-related dividends may be reduced to the extent such amounts exceed the Company’s “qualified net interest income” for the taxable year in which such dividend is distributed, we will generally not be certain that the entire amount of mid-year distributions of interest-related dividends is, in fact, properly treated as such. Accordingly, such distributions to Non-U.S. Stockholders may be subject to overwithholding by us (or our withholding agent).

Actual or deemed distributions of our net capital gains to a Non-U.S. Stockholder, and gains realized by a Non-U.S. Stockholder upon the sale of its Common Stock (including a redemption of such Common Stock or upon a liquidation of the Company), will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are ECI of the Non-U.S. Stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Stockholder in the United States) or, in the case of an individual, the Non-U.S. Stockholder was present in the United States for 183 days or more during the taxable year and certain other conditions are met. If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the allocable share of the corporate-level tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. Stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. Stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

If any actual or deemed distributions of the Company’s net capital gains, or any gains realized upon the sale or redemption of its Common Stock, are ECI of the Non-U.S. Stockholder (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Stockholder), such amounts will be subject to U.S. income tax, on a net-income basis, in the same manner, and at the same graduated rates applicable to, a U.S. Stockholder. For a corporate Non-U.S. Stockholder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale or redemption of the Common Stock that are ECI (and, if a treaty applies, are attributable to a U.S. permanent establishment), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act,” the applicable withholding agent generally will be required to withhold 30% of any payments of dividends on our Common Stock and, after December 31, 2018, 30% of the gross proceeds from a sale or other disposition of our Common Stock paid, in each case, to (a) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (b) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. Stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such interest, dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. This withholding may be applied to reduce any future distributions to which you may be entitled.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and non-U.S. tax consequences of an investment in the Common Stock.

Backup Withholding and Information Reporting

Backup withholding may apply to distributions on the Common Stock with respect to certain non-exempt U.S. Stockholders. Each such U.S. Stockholder generally will be subject to backup withholding unless such U.S. Stockholder provides its correct taxpayer identification number and certain other information, certified under penalties of perjury, to the dividend paying agent, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowed as a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the proper information is provided to the IRS.

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on the Common Stock to a Non-U.S. Stockholder, provided the Non-U.S. Stockholder provides a Form W-8BEN or Form W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the Common Stock effected outside the United States by a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the Common Stock effected outside the United States by a non-U.S. office of a broker if the broker (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) is a “controlled foreign corporation” as to the United States or (d) is a non-U.S. partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the Stockholder is a non-U.S. Stockholder and certain conditions are met, or the Stockholder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the Common Stock will be subject to both backup withholding and information reporting unless the Stockholder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Stockholder may be refunded or credited against such Stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Certain BDC Regulatory Considerations

We have elected to be a BDC under the Investment Company Act, and intend to elect to be taxed as a RIC. As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers), principal underwriters and affiliates of those affiliates or underwriters.

The Investment Company Act further requires that a majority of our directors be persons other than “interested persons,” as that term is defined in the Investment Company Act. In addition, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by a vote of a majority of the outstanding voting securities, as required by the Investment Company Act. A majority of the outstanding voting securities of a company are defined under the Investment Company Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

We will generally not be able to issue and sell our Common Stock at a price below Net Asset Value per share. We may, however, sell our Common Stock, or warrants, options or rights to acquire our Common Stock, at a price below the then-current Net Asset Value of our Common Stock if our board of directors determines that such sale is in our best interests and the best interests of our Stockholders, and our Stockholders approve such sale. In addition, we may generally issue new shares of our Common Stock at a price below Net Asset Value in rights offerings to existing Stockholders, in payment of dividends and in certain other limited circumstances.

Investment Restrictions

We and/or one or more subsidiary financing vehicles intend to incur indebtedness and guarantee obligations for purposes of funding portfolio investments and Company expenses up to an aggregate amount that would result in us maintaining an asset coverage ratio, as calculated as provided in the Investment Company Act, of at least 150%; provided, that, notwithstanding the foregoing, we may also borrow amounts up to 5% of the value of our total assets for generally up to 60 days for temporary purposes consistent with the authority for such borrowing granted under the rules and regulations of the Investment Company Act.

We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the Investment Company Act. Under such limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject Stockholders to additional indirect expenses. None of the policies described above are fundamental and each such policy may be changed without Stockholder approval, subject to any limitations imposed by the Investment Company Act. Our investment portfolio is also subject to certain source-of-income and asset diversification requirements by virtue of its intended status to be a RIC for U.S. tax purposes. See “—Material U.S. Federal Income Tax Considerations” above for more information.

We may not acquire any assets other than Qualifying Assets unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are Qualifying Assets, and we will offer, and must provide upon request, significant managerial assistance to our portfolio companies that constitute Qualifying Assets.

The limitations set forth above will not apply to any equity or debt securities issued by a special purpose vehicle where the equity of such special purpose vehicle is majority-owned by us or Other Oaktree Funds. Compliance with the foregoing investment limitations will be measured at the time of investment and will not be affected by (a) subsequent fluctuations in the value of such investment or in our total assets, (b) subsequent conversion or exchange transactions or (c) other subsequent events or circumstances.

The SEC has granted the Adviser and certain affiliates Exemptive Relief. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in co-investment transactions.

In addition to co-investing pursuant to the Exemptive Relief, we may invest alongside affiliates or their affiliates in certain circumstances where doing so is consistent with applicable law and current regulatory guidance. For example, we may invest alongside such investors consistent with guidance promulgated by the SEC staff permitting us and an affiliated person to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that we negotiate no term other than price. We may, in certain cases, also make investments in securities owned by affiliates that we acquire from non-affiliates. In such circumstances, our ability to participate in any restructuring of such investment or other transaction involving the issuer of such investment may be limited, and as a result, we may realize a loss on such investments that might have been prevented or reduced had we not been restricted in participating in such restructuring or other transaction.

Qualifying Assets

Under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to as Qualifying Assets, unless at the time the acquisition is made, Qualifying Assets represent at least 70% of the BDC’s total assets. The principal categories of Qualifying Assets relevant to our proposed business are the following:

(1)

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

(c)	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)	Securities of any eligible portfolio company which we control.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

In addition, a BDC must have been organized under the laws of, and have its principal place of business in, any state or states within the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as Qualifying Assets for the purpose of the 70% test, a BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance. However, when a BDC purchases securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance includes any arrangement whereby a BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of Qualifying Assets, as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment (collectively, “temporary investments”) so that 70% of our assets are Qualifying Assets. We may also invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Company, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our gross assets constitute repurchase agreements from a single counterparty, we would not meet the diversification tests in order to qualify as a RIC. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Indebtedness and Senior Securities

Consistent with applicable legal and regulatory requirements, we are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our Common Stock if we meet an asset coverage ratio, as calculated as provided in the Investment Company Act, of at least 150% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our Stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We would also be permitted to borrow amounts up to 5% of the value of our total assets for generally up to 60 days for temporary or emergency purposes without regard to asset coverage.

Other

We may be subject to periodic examination by the SEC for compliance with the Investment Company Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or the Stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and our Adviser will each be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the U.S. federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a Chief Compliance Officer to be responsible for administering the policies and procedures.

Code of Ethics

We have adopted a joint code of ethics with OCSL and OCSI pursuant to Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel and the personnel of our Adviser. The code of ethics generally does not permit investments by our and our Adviser’s personnel in securities that may be purchased or sold by us.

Proxy Voting Policies and Procedures

We have delegated our proxy voting responsibility to our Adviser. The proxy voting policies and procedures of our Adviser are set forth below. These guidelines are reviewed periodically by our Adviser and our independent directors, and, accordingly, are subject to change.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, our Adviser recognizes that it must vote portfolio securities in a timely manner free of conflicts of interest and in the best interests of its clients.

These policies and procedures for voting proxies are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Our Adviser will vote proxies relating to our portfolio securities, if any, in what it perceives to be the best interest of our Stockholders. Our Adviser will review on a case-by-case basis each proposal submitted to a shareholder vote to determine its impact on portfolio securities held by us. Although our Adviser will generally vote against proposals that may have a negative impact on our portfolio securities, it may vote for such a proposal if there are compelling long-term reasons to do so.

Our Adviser’s proxy voting decisions will be made by officers who are responsible for monitoring each of our investments. To ensure that the vote is not the product of a conflict of interest, our Adviser will require that: (1) anyone involved in the decision-making process disclose to the Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision-making process or vote administration are prohibited from revealing how our Adviser intends to vote on a proposal, in order to reduce any attempted influence from interested parties.

Stockholders may obtain information regarding how we voted proxies by making a written request for proxy voting information to: Oaktree Strategic Income II, Inc., c/o Oaktree Capital Management L.P., 333 South Grand Avenue 28th Floor, Los Angeles, CA 90071.

Privacy Principles

We endeavor to maintain the privacy of our Stockholders and to safeguard their non-public personal information. The following information is provided to help Stockholders understand what non-public personal information we collect, how we protect that information and why, in certain cases, we may share that information with select other parties.

We may collect non-public personal information about Stockholders from our subscription agreements or other forms, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the non-public personal information that we collect from our Stockholders or former Stockholders, as described above, to our affiliates and service providers and as allowed by applicable law or regulation. Any party that receives this information from us is permitted to use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. We permit access only by authorized personnel who need access to that non-public personal information to provide services to us and the Stockholders. We also maintain physical, electronic and procedural safeguards for non-public personal information that are designed to comply with applicable law.

Reporting Obligations

Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Definitive Proxy Statement on Schedule 14A, as well as reports on Forms 3, 4 and 5 regarding directors, officers or 10% beneficial owners of us, filed or furnished pursuant to section 13(a), 15(d) or 16(a) of the Exchange Act, will be available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains such information.

U.S. Securities Exchange Act of 1934

If we become the beneficial owner of more than 5% of any class of the equity securities of a company registered under the Exchange Act, we may be required to make certain filings with the SEC. Generally, these filings require disclosure of the identity and background of the purchaser, the source and amount of funds used to acquire the securities, the purpose of the transaction, the purchaser’s interest in the securities and any contracts, arrangements or undertakings regarding the securities. In certain circumstances, we may be required to aggregate our investment position in a given portfolio company with the beneficial ownership of that company’s securities by or on behalf of the Adviser and its affiliates, which could require us, together with such other parties, to make certain disclosure filings or otherwise restrict our activities with respect to such portfolio company securities.

Also, if we become the beneficial owner of more than 10% of any class of the equity securities of a company registered under the Exchange Act or place a director on the board of directors of such a company, we may be subject to certain additional reporting requirements and to liability for short-swing profits under section 16 of the Exchange Act. We intend to manage our investments so as to avoid the short-swing profit liability provisions of section 16 of the Exchange Act.

Sarbanes-Oxley Act

We will be subject to the Sarbanes-Oxley Act, which imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. For example:

•

pursuant to Rule 13a-14 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer will be required to certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports will be required to disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

•

pursuant to Rule 13a-15 under the Exchange Act, our management will be required to prepare a report regarding its assessment of our internal control over financial reporting. Our independent registered public accounting firm will be required to audit our internal control over financial reporting. We have taken advantage of the exemption for emerging growth companies allowing us to temporarily forgo the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of the Company’s internal control over financial reporting. Foregoing the attestation requirement may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

ITEM 1A.	RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk, both to the types of investments contemplated by us as well as our ability to achieve our investment objective, and should only be undertaken by those investors capable of evaluating our risks and bearing such risks. An investment in our Common Stock is intended for long-term investors who can accept the risks of investing primarily in illiquid loans and other debt or debt-like instruments. There can be no assurance that there will be any return of capital, and investment results may vary substantially between periods. Our Common Stock is a potentially suitable investment only for sophisticated investors for whom an investment in us does not represent a complete investment program and who, in consultation with their own investment and tax advisers, fully understand and are capable of assuming the risks of an investment in our Common Stock. In addition to the information set forth elsewhere in this Registration Statement, prospective investors should consider the following factors, among others.

Risks Related to Our Business and Structure

We are a new company and have no operating history. Investors have limited information to evaluate historical data or assess any of our investments prior to participating in this offering.

Although Oaktree employs experienced professionals who have successfully pursued an investment strategy substantially similar to ours, we will be a newly initiated enterprise with no operating history upon which to evaluate our likely performance. The results of any other businesses or companies that have or have had an investment objective which is similar to, or different from, our investment objective are not indicative of the results that we may achieve. We expect to have a different investment portfolio from other businesses or companies. Accordingly, our results may differ from and are independent of the results obtained by such businesses or companies. No assurance can be given that we will be successful in obtaining suitable investments or that, if the investments are made, our investment objective will be achieved. There can be no assurance that any Stockholder will receive any proceeds from us. Accordingly, an investment should only be considered by persons that can afford a loss of their entire investment. Stockholders must rely on us and the Adviser to implement investment policies, to evaluate all investment opportunities and to structure the terms of investments rather than evaluating investments in advance.

We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of Stockholders’ investments could decline substantially or that Stockholders’ investments could become worthless. We anticipate, based on the amount of proceeds raised in the Initial Closing or Subsequent Closings, that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested. We will pay the Management Fee to the Adviser throughout this interim period irrespective of performance. If the Management Fee and other expenses exceed the return on the temporary investments, our equity capital will be eroded.

We face risks associated with the deployment of our capital.

In light of our need to be able to deploy capital quickly to capitalize on potential investment opportunities or to establish reserves for anticipated debts, liabilities or obligations, including liquidity needs, we may hold cash in money market investments pending deployment into other investments, the amount of which may at times be significant. While the duration of any such holding period is expected to be relatively short, in the event we are unable to find suitable investments, such money market investments may be held for longer periods, which would be dilutive to overall investment returns. It is not anticipated that the temporary investment of such cash into money market investments will generate significant interest, and Stockholders should understand that such low interest payments on the temporarily invested cash may adversely affect our overall returns.

We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

We and/or one or more subsidiaries may enter into credit facilities or other borrowing arrangements pursuant to which some or all of our portfolio assets and/or the unfunded Capital Commitments of the Stockholders (including the right to deliver drawdown notices or otherwise draw down capital from Stockholders) may be charged, pledged or assigned as collateral security for (a) amounts borrowed by us or a subsidiary and/or (b) guarantees by us of any such financing vehicle’s obligations. Such credit facilities or guarantees may be secured by an assignment and/or pledge of the Stockholders’ unfunded Capital Commitments and/or our portfolio investments and assets. In relation to the above, we may (a) authorize any lender or other creditors or holders of our other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on our behalf, or in such other capacity as we may specify (i) to exercise from time to time the rights assigned to it under the applicable borrowing arrangements (the “Assigned Rights”), (ii) to issue drawdown notices and to require all or any portion of such unfunded Capital Commitment to be contributed to us for purposes of paying such funds to a lender or other creditor or holders of other obligations or guarantees, including by payment to an account or accounts pledged to a lender, a creditor or such holder, (iii) to exercise any of our rights or remedies under the Subscription Agreements in respect of any Assigned Rights or in respect of any drawdown notice, capital contributions or unfunded Capital Commitment, and (iv) to enforce the Stockholders’ obligations under their respective Subscription Agreements, and (b) take any other action we reasonably determine to be necessary for the purpose of providing such Assigned Rights. In addition, in the event of a failure by a Stockholder to pay all or any portion of the purchase price due from such Stockholder on any drawdown date, the applicable creditor or lender may issue additional drawdown notices to all other Stockholders in order to make up any deficiency caused by the failure of such Stockholder to pay, whose ownership in us would be diluted as a result, provided that no Stockholder would be required to fund more than its unfunded Capital Commitment. Stockholders may be required to acknowledge their obligation to pay their share of such indebtedness up to the amount of their unfunded Capital Commitments or to acknowledge the right of such lender to call on such Stockholders, and may be limited in their ability to use their Common Stock as collateral for other indebtedness or in their ability to Transfer their Common Stock.

In relation to the above, each Stockholder may have to, for the benefit of any third party lenders (or their agent), acknowledge its obligations to (A) make capital contributions, (B) fund direct payments to an account of us in an amount not to exceed such Stockholder’s uncalled Capital Commitment, (C) execute and deliver such documents as may be reasonably required to acknowledge and perfect the security interest in its uncalled Capital Commitment as provided in the Governing Documents, and (D) for so long as such financing or borrowing is in place, agree (I) to waive any present or future claims or rights, as well as any right of retention, defense, privilege, right of set-off, any counterclaim or any similar rights it may have in respect of its uncalled Capital Commitments or its capital contributions and its payments obligations in connection therewith, and (II) to acknowledge and accept that any other claims that such Stockholders may have against us shall be subordinated to any payment due to the lenders (or their agent) under such financing or borrowing. In addition, Stockholders may be required to execute and deliver such documents and take such actions as may be necessary or desirable, as determined by us in our sole discretion, to obtain, maintain and comply with the terms of such credit facility. The Governing Documents and the Subscription Agreements may provide a lender with the right to receive detailed due diligence and credit related information regarding the Stockholders. Drawdowns, including those used to pay interest on subscription lines, asset-backed facilities and other indebtedness of us, may be “batched” together into larger, less frequent drawdowns, with our interim capital needs being satisfied by our borrowing money from such credit facilities. In particular, our capital needs during the fundraising period may be met through drawdowns from such credit facilities rather than drawdowns from Stockholders. The interest expense and other costs of any such borrowings will be our expenses and, accordingly, decrease our net returns. As a general matter, use of borrowings in lieu of drawing down Capital Commitments amplifies internal rates of returns (either negative or positive) to Stockholders. Subject to the limitations in the Governing Documents and approval by the board of directors, our use of a subscription-based credit facility is within the Adviser’s discretion.

Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income.

Interest rate fluctuations may have a substantial negative impact on our investments and our rate of return on invested capital. A reduction in the interest rates on new investments relative to interest rates on current investments could also have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments the we hold that earn fixed interest rates and also could increase our interest expense, thereby decreasing net income.

For any loans the we own that bear interest at floating interest rates, interest rate increases will increase the interest obligations owed by the related borrowers. As prevailing interest rates increase, some borrowers may not be able to make the increased interest payments or to refinance their balloon and bullet loans, resulting in payment defaults. Rising interest rates could also cause borrowers to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. Oaktree expects that many of our debt investments will include floating interest rates that reset on a periodic basis and typically do not require the borrowers to pay down the outstanding principal of such debt prior to maturity. These features of our debt investments will increase our risk of losing a substantial amount of our investments if borrowers are unable to pay the increased interest resulting from these reset provisions or if borrowers are unable to repay or refinance their debts at maturity.

Conversely, if interest rates decline, borrowers may refinance their loans at lower interest rates, which could shorten the average life of the loans and reduce the associated returns on the investment, as well as require Oaktree and the Investment Professionals to incur management time and expense to re-deploy such proceeds, including on terms that may not be as favorable as our existing loans. Additionally, as interest rates increase and the corresponding risk of a default by borrowers increases, the liquidity of higher interest rate loans may decrease as fewer investors may be willing to purchase such loans in the secondary market in light of the increased risk of a default by the borrower and the heightened risk of a loss of an investment in such loans.

In addition, to the extent we borrow money to make investments, our net investment income depends, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income to the extent we use debt to finance investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income.

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association (“BBA”) member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. Potential changes, or uncertainty related to such potential changes may adversely affect the market for LIBOR-based securities. In addition, changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities.

In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. In addition, the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large US financial institutions, is considering replacing U.S. dollar LIBOR with a new index calculated by short-term repurchase agreements, backed by Treasury securities. The future of LIBOR at this time is uncertain. If LIBOR ceases to exist, we may need to renegotiate the credit agreements extending beyond 2021 with our prospective portfolio companies that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined.

We are dependent upon our Adviser for future success.

Our success depends in substantial part on the management, skill and acumen of the Adviser and the Investment Professionals. Investment in the Common Stock is a passive investment, and Stockholders will have no opportunity to control our day-to-day operations, including investment and disposition decisions. The Adviser and the Investment Professionals evaluate, negotiate, structure, execute, monitor and service our investments. Subjective decisions made by Oaktree may cause us to incur losses or to miss profit opportunities on which we would otherwise have capitalized. In order to safeguard their limited liability for our liabilities and obligations, Stockholders must rely entirely on the Adviser to conduct and manage our affairs. Stockholders will have no direct rights against third parties engaged by Oaktree in respect of us.

The Adviser’s capabilities in structuring the investment process, providing competent, attentive and efficient services to us, and facilitating access to financing on acceptable terms depend on the employment of the Investment Professionals in adequate number and of adequate sophistication to match the corresponding flow of transactions. There can be no assurance that the Investment Professionals (including the Key Executive) and such other professionals will continue to be employed by Oaktree. The loss of any of the Investment Professionals and other professionals could have a material adverse effect on us. Moreover, certain of the Investment Professionals are also responsible for investing and managing the capital of certain Other Oaktree Funds, which require that such Investment Professionals devote considerable time to such Other Oaktree Funds instead of us. The Adviser may need to hire, train, supervise and manage new investment professionals to participate in the investment selection and monitoring process and may not be able to find investment professionals in a timely manner or at all.

Conflicts of interest may exist from time to time between our Adviser and certain of its affiliates involved with us, which could impact our investment returns.

Our executive officers and directors, and certain members of our Adviser, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of investment funds managed by Oaktree’s affiliates. For example, Oaktree presently serves as the investment adviser to OSI I, OCSI and OCSL. OSI I, OCSI and OCSL have historically invested in debt and debt-like instruments similar to those we target for investment. Therefore, there may be certain investment opportunities that satisfy the investment criteria for OSI I, OCSI, OCSL and us. OSI I, OCSI and OCSL each operate as distinct and separate entities, and any investment in Common Stock will not be an investment in OSI I, OCSI or OCSL. In addition, all of our executive officers serve in substantially similar capacities for OCSI and OCSL. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in our best interests or the best interests of the Stockholders. For example, the personnel of the Adviser may face conflicts of interest in the allocation of investment opportunities to us and such other funds and accounts.

Oaktree has investment allocation guidelines that govern the allocation of investment opportunities among the investment funds and accounts managed or sub-advised by Oaktree and its affiliates. To the extent an investment opportunity is appropriate for us, OSI I, OCSI or OCSL or any of the Other Oaktree Funds, Oaktree will adhere to its investment allocation guidelines in order to determine a fair and equitable allocation.

We may invest alongside funds and accounts managed or sub-advised by our Adviser and its affiliates in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, we may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that our Adviser, acting on our behalf and on behalf of other clients, negotiates no term other than price or terms related to price.

In addition, on October 18, 2017, our Adviser received exemptive relief from the SEC to allow certain managed funds and accounts, each of whose investment adviser is Oaktree or an investment adviser controlling, controlled by or under common control with Oaktree, to participate in negotiated co-investment transactions where doing so is consistent with the applicable registered fund’s or BDC’s investment objective and strategies as well as regulatory requirements and other pertinent factors, and pursuant to the conditions of the Exemptive Relief. Each potential co-investment opportunity that falls under the terms of the Exemptive Relief and is appropriate for us and any affiliated fund or account, and satisfies the then-current board-established criteria, will be offered to us and such other eligible funds and accounts. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their proposed order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the investment proposed by the applicable investment adviser to such participant, up to the amount proposed to be invested by each, which is reviewed and approved by an independent committee of legal, compliance and accounting professionals at the Adviser. Although Oaktree will endeavor to allocate investment opportunities in a fair and equitable manner, we and the Stockholders could be adversely affected to the extent investment opportunities are allocated to other investment vehicles managed or sponsored by, or affiliated with, our executive officers, directors and members of the Adviser. We might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Oaktree and its affiliates. Oaktree seeks to treat all clients fairly and equitably such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds or accounts receive allocations where others do not.

Our Adviser may face conflicts of interest in choosing our service providers and financing sources, and certain service providers may provide services to our Adviser or Other Oaktree Funds on more favorable terms than those payable by us.

Conflicts of interest may exist with respect to the Adviser’s selection of brokers, dealers and transaction agents and counterparties (collectively, “Broker-Dealers”) and financing sources for the execution of our transactions. When engaging the services of Broker-Dealers and financing sources, the Adviser may, subject to best execution, take into consideration a variety of factors, including, to the extent applicable, the ability to achieve prompt and reliable execution, competitive pricing, transaction costs, operational efficiency with which transactions are effected, access to deal flow and precedent transactions, and the financial stability and reputation of the particular Broker-Dealer, as well as other factors that the Adviser deems appropriate to consider under the circumstances. Broker-Dealers and financing sources may provide other services that are beneficial to Oaktree and their affiliates, but that are not necessarily beneficial to us, including capital introductions, other marketing assistance, client and personnel referrals, consulting services, and research-related services. These other services and items may influence the Adviser’s selection of Broker-Dealers and financing sources.

Oaktree personnel will work on other projects and conflicts may arise in the allocation of personnel between us and other projects.

Our Adviser and its affiliates will devote such time as they deem necessary to conduct our business affairs in an appropriate manner. However, Oaktree personnel will work on matters related to Other Oaktree Funds and other Oaktree-managed strategies.

We operate in a highly competitive market for investment opportunities.

We operate in a highly competitive market for investment opportunities. We will compete for investments with various other investors, such as other public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds, some of which may be our affiliates. Other funds may have investment objectives that overlap with ours, which may create competition for investment opportunities. Many competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. Furthermore, many competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. The competitive pressures could impair our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities.

Our Incentive Fee may induce our Adviser to pursue speculative investments.

The fact that the Incentive Fee is based on our performance may create an incentive for Oaktree to make investments on our behalf that are riskier or more speculative than would be the case in the absence of the Incentive Fee. The way in which the Incentive Fee is determined may encourage Oaktree to use leverage to increase the return on our investments. Under certain circumstances, the use of leverage may increase our likelihood of default, which would disfavor Stockholders, and could result in higher investment losses, particularly during economic downturns.

In addition, the Investment Income Incentive Fee payable to Oaktree will be computed and paid on income that may include interest income that has been accrued but not yet received in cash, such as OID, debt instruments with PIK interest and zero coupon securities and obligations. This fee structure may be considered to involve a conflict of interest for Oaktree to the extent that it may encourage Oaktree to favor debt financings that provide for deferred interest, rather than current cash payments of interest. Oaktree may have an incentive for us to invest in deferred interest securities or obligations in circumstances where it would not have done so but for the opportunity to continue to earn the Investment Income Incentive Fee even when the issuers of the deferred interest securities or obligations would not be able to make actual cash payments on such securities and obligations. Moreover, certain of the types of investments within our investment objective, such as PIK “toggle” debt, may result in a PIK election, which may have the simultaneous effect of increasing the assets under management, thereby increasing the Management Fee, and increasing investment income, thus increasing the Incentive Fee.

This risk could be increased because Oaktree is not obligated to reimburse us for any distributions of Incentive Fees previously received even if we subsequently incur losses or never receive in cash the deferred income that was previously accrued. Thus, while the Stockholders will share in both the risks and rewards of investing in such instruments, Oaktree will not share in such risks.

In the event that losses are allocated to us for a given annual period, Oaktree is not required to reduce the Incentive Fee credited for prior annual periods. Stockholders should also be aware that a rise in the general level of interest rates can generally be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for the Hurdle Rate to be met or exceeded and may result in a substantial increase of the amount of Incentive Fee payable to Oaktree with respect to the Investment Income Incentive Fee without a corresponding increase in performance relative to the market as a whole.

No index will be used as a comparative measure of investment performance as a basis for calculating the Incentive Fee.

In addition, Oaktree will be entitled to the portion of the Incentive Fee for each fiscal quarter in an amount equal to a percentage of the excess of Pre-Incentive Fee Net Investment Income for that quarter above a threshold return for that quarter. For these purposes, Oaktree’s Pre-Incentive Fee Net Investment Income excludes realized capital gains, realized capital losses, unrealized capital appreciation and unrealized capital depreciation that we may incur in the fiscal quarter, even if such capital losses result in a net loss for us for that quarter. Thus, we may be required to pay Oaktree the Incentive Fee for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. If we pay an Incentive Fee of 20% of realized capital gains (net of all realized capital losses on a cumulative basis and unrealized capital depreciation) and thereafter experience additional realized capital losses or unrealized capital depreciation, we will not be able to recover any portion of the Incentive Fee previously paid.

Our Management Fee may induce our Adviser to incur leverage.

Oaktree’s Management Fee is based on our Gross Asset Value, including assets purchased with borrowed amounts. The Adviser may, therefore, be incentivized to increase such borrowing to increase the Management Fee. Under certain circumstances, the use of increased leverage may increase the likelihood of default, which would disfavor Stockholders.

Regulations governing our operation as a BDC and RIC affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.

In order to qualify for the tax benefits available to RICs and to minimize corporate-level U.S. federal income taxes, we intend to distribute to our stockholders at least 90% of our taxable income each taxable year, except that we may retain certain net capital gains for investment, and treat such amounts as deemed distributions to our stockholders. If we elect to treat any amounts as deemed distributions, we would be subject to income taxes at the corporate rate on such deemed distributions on behalf of our Stockholders.

As a BDC, we may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that our asset coverage, as defined in the Investment Company Act, equals at least 150% after such incurrence or issuance. These requirements limit the amount that we may borrow, may unfavorably limit our investment opportunities and may reduce our ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. If the value of our assets declines, we may be unable to satisfy the asset coverage test, which could prohibit us from paying distributions and could prevent us from being subject to tax as a RIC. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous. Accordingly, any failure to satisfy this test could have a material adverse effect on our business, financial condition or results of operations.

Because we will continue to need capital to grow our investment portfolio, these limitations may prevent us from incurring debt and require us to raise additional equity at a time when it may be disadvantageous to do so. We generally are not able to issue or sell Common Stock at a price below the then-current Net Asset Value per share of Common Stock, which may be a disadvantage as compared with other public companies or private investment funds. We may, however, sell Common Stock, or warrants, options or rights to acquire Common Stock, at a price below the then-current Net Asset Value per share of Common Stock if the following conditions, among others, are satisfied: (i) a majority of our Stockholders and a majority of our Stockholders that are not our affiliates approve such sales within one year immediately prior to such sales and (ii) a majority of our independent directors and a majority of our directors who have no financial interest in the transaction determine that such sales are in the best interests of the Company and its Stockholders.

Also, any amounts that we use to service our indebtedness or senior securities would not be available for distributions to Stockholders. Furthermore, as a result of issuing indebtedness or senior securities, Stockholders would also be exposed to typical risks associated with increased leverage, including an increased risk of loss resulting from increased indebtedness.

If we issue preferred stock, the preferred stock would rank “senior” to the Common Stock, preferred stockholders would have separate voting rights on certain matters and might have other rights, preferences or privileges more favorable than those of Stockholders, and the issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for Stockholders or otherwise be in their best interest.

If we raise additional funds by issuing more Common Stock or issuing senior securities convertible into, or exchangeable for, Common Stock, the percentage ownership of then-existing Stockholders may decline at that time and such Stockholders may experience dilution. Moreover, we can offer no assurance that we will be able to issue and sell additional equity securities in the future, on terms favorable to us or at all.

In addition, we may in the future seek to securitize our portfolio securities to generate cash for funding new investments. To securitize loans, we would likely create a wholly-owned subsidiary and contribute a pool of loans to the subsidiary. We would then sell interests in the subsidiary on a non-recourse basis to purchasers and would retain all or a portion of the equity in the subsidiary. An inability to successfully securitize our loan portfolio could limit our ability to grow our business or fully execute our business strategy and may decrease our earnings, if any. The securitization market is subject to changing market conditions and we may not be able to access this market when we would otherwise deem appropriate. Moreover, the successful securitization of our portfolio might us to losses as the residual investments in which we do not sell interests will tend to be those that are riskier and more apt to generate losses. The Investment Company Act also may impose restrictions on the structure of any securitization.

Our board of directors may change our investment objective, operating policies and strategies without prior notice and without stockholder approval.

Our board of directors has the authority to modify or waive our current investment objective, operating policies and strategies without prior notice and without Stockholder approval. We cannot predict the effect any changes to our current investment objective, operating policies and strategies would have on our business, Net Asset Value and operating results. However, the effects might be adverse, which could negatively impact our ability to pay distributions and cause Stockholders to lose part or all of their investment.

We are an “emerging growth company,” and we do not know if such status will make our shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. As a result, we have taken advantage of the exemption for emerging growth companies allowing us to temporarily forgo the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We cannot predict if prospective investors will find the Common Stock less attractive because we rely on this exemption. If some prospective investors find the Common Stock less attractive as a result, there may be less of an interest in investing. We did not take advantage of other disclosure or reporting exemptions for emerging growth companies under the JOBS Act. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of an initial public offering, (ii) in which we have total annual gross revenue of at least $1 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior second fiscal quarter, and (b) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Future control deficiencies could prevent us from accurately and timely reporting our financial results.

We may identify deficiencies in our internal control over financial reporting in the future, including significant deficiencies and material weaknesses. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

Failure to identify deficiencies in our internal control over financial reporting in a timely manner or remediate any deficiencies, or the identification of material weaknesses or significant deficiencies in the future could prevent us from accurately and timely reporting our financial results.

Certain provisions of our Governing Documents and the Delaware General Corporation Law (“DGCL”), as well as other aspects of our structure, could deter takeover attempts and have an adverse impact on the price of the Common Stock following a Qualified Listing, if any.

Our Governing Documents, as well as the DGCL, contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. Among other things, the Governing Documents:

•	provide that our board of directors is classified, which may delay the ability of holders of Common Stock to change the membership of a majority of our board of directors;

•	do not provide for cumulative voting;

•

provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of remaining directors then in office (even if they constitute less than a quorum), or by a sole remaining director, subject to any applicable requirements of the Investment Company Act and the rights of any holders of preferred stock;

•	provide that once our board of directors is classified, its directors may be removed only for cause, and only by a supermajority vote of the Stockholders entitled to elect such directors;

•	provide that, following a Qualified Listing, Stockholders may only take action at an annual or special meeting, and may not act by written consent;

•	restrict Stockholders’ ability to call special meetings; and

•	require a vote of 75% of Stockholders to effect certain amendments to our Governing Documents.

We have provisions comparable to those of Section 203 of the DGCL. These provisions generally prohibit us from engaging in mergers, business combinations and certain other types of transactions with “interested stockholders” (generally defined as persons or entities that beneficially own 15% or more of our voting stock), other than certain exempt parties, for a period of three years following the date the person became an interested stockholder unless, (a) prior to such stockholder becoming an interested stockholder, our board of directors has approved the “business combination” that would otherwise be restricted or the transaction that resulted in the interested stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting securities outstanding at the time the transaction commenced, excluding for purposes of determining the voting securities outstanding (but not the outstanding voting securities owned by the interested stockholder) those shares owned by persons who are our directors and also officers or (c) the business combination has been approved by our board of directors and 66 2/3% of its outstanding shares of Common Stock (other than Common Stock owned by the interested stockholder). Such provisions may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.

These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of Common Stock the opportunity to realize a premium over the market price for the Common Stock following an initial public offering of the Common Stock, if any. In addition, certain aspects of our structure may have the effect of discouraging a third party from making an acquisition proposal for us.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to the Adviser’s or our operations, a compromise or corruption of the Adviser’s or our confidential information or damage to our business relationships, all of which could negatively impact our business, financial condition and operating results.

Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and are expected to continue to increase in frequency and severity in the future. The information and technology systems of Oaktree, its affiliates, portfolio companies, issuers and service providers may be vulnerable to damage or interruption from cyber security breaches, computer viruses or other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and other security breaches, usage errors or malfeasance by their respective professionals or service providers, power, communications or other service outages, and catastrophic events such as fires, tornadoes, floods, hurricanes, earthquakes or terrorist incidents. If unauthorized parties gain access to such information and technology systems, or if personnel abuse or misuse their access privileges, they may be able to steal, publish, delete or modify private and sensitive information, including non-public personal information related to Stockholders (and their beneficial owners) and material non-public information. Although Oaktree has implemented, and portfolio companies, issuers and service providers may implement, various measures to manage risks relating to these types of events, such systems could prove to be inadequate and, if compromised, could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. Oaktree does not control the cyber security plans and systems put in place by third party service providers, and such third party service providers may have limited indemnification obligations to Oaktree, its affiliates, us, the Stockholders and/or a portfolio company, each of whom could be negatively impacted as a result. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified in a timely manner or at all, even with sophisticated prevention and detection systems. This could potentially result in further harm and prevent such breaches from being addressed appropriately. The failure of these systems and/or of disaster recovery plans for any reason could cause significant interruptions in Oaktree’s, its affiliates’, our and/or a portfolio company’s operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to Stockholders (and their beneficial owners), material non-public information and the intellectual property and trade secrets and other sensitive information of Oaktree and/or portfolio companies or issuers. Oaktree, we and/or a portfolio company could be required to make a significant investment to remedy the effects of any such failures, harm to their reputations, legal claims that they and their respective affiliates may be subjected to, regulatory action or enforcement arising out of applicable privacy and other laws, adverse publicity, and other events that may affect their business and financial performance.

Investors in shares of our Common Stock may fail to fund their Capital Commitments when due.

If a Stockholder fails to pay installments of its Capital Commitment to us when due, and if the contributions made by non-defaulting Stockholders and borrowings by us are inadequate to cover the defaulted contribution, we may be unable to pay our obligations when due. As a result, we may be subjected to significant penalties that could materially adversely affect the returns to the Stockholders (including non-defaulting Stockholders).

We intend to limit participation in the Private Offering of our Common Stock by certain investors due to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) restrictions.

As long as the Common Stock is not treated as a “publicly-offered security” for purposes of ERISA, our Adviser intends that our assets should not be deemed to constitute “plan assets” subject to ERISA or Section 1975 of the Code by limiting investments in us by “benefit plan investors” (as defined in section 3(42) of

ERISA and the regulations that may be promulgated thereunder) to less than 25% of the total value of any outstanding class of our capital stock. Were our assets to be treated as “plan assets,” we could, among other things, be subject to certain restrictions on our ability to carry out our activities as described herein.

We cannot guarantee that we will be able to obtain various required licenses in U.S. states or in any other jurisdiction where it may be required in the future.

Certain federal and local banking and other regulatory bodies or agencies inside or outside the United States may require us and/or our Adviser to obtain licenses or similar authorizations to engage in various types of lending activities, including investment in senior loans. Such licenses or authorizations may take a significant amount of time to obtain, and may require the disclosure of confidential information regarding us, a Stockholder in us or our respective affiliates, including financial information and/or information regarding officers and directors of such investor, and we may or may not be willing or able to comply with these requirements. In addition, there can be no assurance that any such licenses or authorizations would be granted or, if so, would not impose restrictions on us. Alternatively, the Adviser may be able to structure our potential investments in a manner which would not require such licenses and authorizations, but which would be inefficient or otherwise disadvantageous for us and/or the borrower. The inability of us or the Adviser to obtain such licenses or authorizations, or the structuring of an investment in an inefficient or otherwise disadvantageous manner, could adversely affect the Adviser’s ability to implement the strategy for us and our results.

Changes in tax laws or tax treaties could adversely affect our results of operations and financial condition.

The jurisdictions in which we may invest impose taxes on the types of income such as dividends, interest and in some instances, capital gains. In addition, changes in the tax laws or tax treaties (or their interpretation) of the countries in which we invest may severely and adversely affect our ability to efficiently realize income or capital gains and may subject us or the Stockholders to tax and return filing obligations in such countries. The tax consequences applicable to a Stockholder will depend upon the particular situation of such Stockholder.

We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

Although we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, there can be no assurances that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to stockholders, we must meet the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests described below.

•

The Annual Distribution Requirement for a RIC will be satisfied if we distribute to Stockholders on an annual basis at least 90% of our investment company taxable income (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year. Because we expect to use debt financing, we expect to be subject to certain asset coverage ratio requirements under the Investment Company Act, and we expect to be subject to certain covenants contained in loan and credit agreements. Such asset coverage ratio requirements and covenants could, under certain circumstances, restrict us from making distributions to Stockholders that are necessary for us to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources or are otherwise limited in our ability to make distributions, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

•	The 90% Gross Income Test will be satisfied if at least 90% of our gross income for each year is derived from dividends, interest, gains from the sale of stock or securities or similar sources.

•

The Diversification Tests will be satisfied if, at the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other acceptable securities, and no more than 25% of the value of our assets is invested in the securities (other than U.S. government securities or securities of other RICs) of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses. In addition, we may have difficulty satisfying the diversification requirements after the Commitment Period as we liquidate our portfolio since we will not be making additional investments. While we generally will not lose our status as a RIC as long as we do not acquire any non-qualifying securities or other property, under certain circumstances we may be deemed to have made an acquisition of non-qualifying securities or other property.

If we fail to qualify for or maintain our RIC status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). In this event, the resulting taxes and any resulting penalties could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to Stockholders, which could have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of a RIC, see “Item 1 . Description of Business—Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Investments

We will invest primarily in privately owned small- and medium-sized companies, which will involve a number of significant risks.

We will invest primarily in privately owned small- and medium-sized companies. Investments in these types of companies pose a number of significant risks. For example, such companies: (a) have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress; (b) may have limited financial resources and may be unable to meet their obligations under the debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment; (c) may have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns; (d) are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the portfolio company and, in turn, on us; (e) may have less predictable operating results, may from time to time be parties to litigation, may be engaged in volatile businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and (f) are not subject to the Exchange Act and other regulations that govern public companies, and therefore provide little information to the public. In addition, we, Oaktree and its directors, executive management team and members and the Investment Professionals may, in the ordinary course of business, be named as defendants in litigation arising from our investments in such portfolio companies.

Also, investments in such companies tend to be less liquid. See “—We may invest in illiquid investments and may experience difficulty in selling those investments in a timely manner at the price that we believe the investments are worth.”

Finally, as noted above, little public information generally exists about privately owned companies, and these companies may not have third-party debt ratings or audited financial statements. Stockholders, therefore, must rely on the ability of the Adviser to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act and other rules that govern public companies. If the Adviser is unable to uncover all material information about these companies, it may not make a fully informed investment decision, and Stockholders may lose money on our investments.

Our investments in portfolio companies may be risky, and we could lose all or parts of our investments.

We may invest in “high yield” bonds (which are often referred to as “junk” bonds) and preferred securities that, if rated, may be rated in the lower rating categories, including non-investment grade, by the various credit rating agencies or comparable non-rated securities. Securities in the lower-rated categories and comparable non-rated securities are subject to greater risk of loss of principal and interest than higher-rated and comparable non-rated securities and are generally considered to be predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal. Such issuers typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. Because investors generally perceive that there are greater risks associated with the lower-rated and comparable non-rated securities, the yields and prices of such securities may be more volatile than those for higher-rated and comparable non-rated securities. The market for lower-rated and comparable non-rated securities is thinner, often less liquid and less active than that for higher-rated or comparable non-rated securities, and the market prices of such securities are subject to erratic and abrupt movements. The spread between bid and asked prices for such securities may be greater than normally expected. Such factors can adversely affect the prices at which these securities can be sold and may even make it difficult to sell such securities.

Investment in the securities of financially troubled issuers and operationally troubled issuers involves a high degree of credit and market risk. These financial difficulties may never be overcome and may cause issuers to become subject to bankruptcy proceedings.

Our portfolio securities typically will not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted by our board of directors, which valuation is inherently subjective and may not reflect what we may actually realize from the sale of the investment.

Valuations of our portfolio, which will affect the amount of the Management Fee and Incentive Fee and our performance results, may involve uncertainties and judgmental determinations. As a BDC, we are required to account for our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our board of directors. Typically, there is not a public market for the securities of the privately held companies in which we will invest. As a result, we will value these securities quarterly at fair value as determined in good faith by or under the direction of our board of directors. The fair value of such securities may change, potentially materially, between the date of the fair value determination by the board of directors and the release of the financial results for the corresponding period or the next date at which fair value is determined.

The process of valuing securities for which reliable market quotations are not available is based on inherent uncertainties, and the resulting values may differ from values that would have been determined had a ready market existed for such securities and may differ from the prices at which such securities may ultimately be sold. Further, third-party pricing information may at times not be available regarding certain of our securities, derivatives and other assets. Certain factors that may be considered in determining the fair value of our investments include the nature and realizable value of any collateral, the portfolio company’s earnings and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to comparable publicly traded companies, discounted cash flow and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. In addition, any investments that include OID or PIK interest may have unreliable valuations because their continuing accruals require ongoing judgments about the collectability of their deferred payments and the value of their underlying collateral. Due to these uncertainties, fair value determinations may cause the Net Asset Value on a given date to materially understate or overstate the value that we ultimately realize upon the sale of one or more investments.

A disruption in the secondary markets for our investments may limit the ability of our Adviser to obtain accurate market quotations for purposes of valuing our investments and calculating our Gross Asset Value and the Net Asset Value. In addition, material events occurring after the close of a principal market upon which a portion of our securities or other assets are traded may require the Adviser to make a determination of the effect of a material event on the value of the securities or other assets traded on the market for purposes of determining the fair value of our investments on a valuation date. If the valuation of our securities in accordance with Oaktree’s valuation policy should prove to be incorrect, the fair value of our investments could be adversely affected. Absent bad faith or manifest error, valuation determinations in accordance with Oaktree’s valuation policy will be conclusive and binding. Furthermore, these values will be used to determine our Net Asset Value in connection with the shares of Common Stock. To the extent these investments are undervalued or overvalued, the Common Stock of existing Stockholders or newly admitted Stockholders could be adversely affected.

We may rely upon projections, forecasts or estimates developed by our Adviser and/or a portfolio company concerning a portfolio company’s future performance and cash flow.

We may rely upon projections developed by Oaktree or a third party concerning an investment’s future performance and cash flow, including when deciding that the possibility of actual adversity in connection with an investment in a different part of the capital structure of the portfolio company is remote. Projections are inherently subject to uncertainty and factors beyond the control of Oaktree and the portfolio company. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. Different assumptions may produce different results. The inaccuracy of certain assumptions, the failure to satisfy certain financial requirements and the occurrence of other unforeseen events could impair the ability of a portfolio company to realize projected values and cash flow and could trigger the need for us to remain passive in the event of a restructuring. In addition, prospective investors should note that projected performance is not indicative of future results and there can be no assurance that the projected results or expected returns will be achieved or that we will be able to effectively implement our investment objective.

In addition, Oaktree may determine the suitability of investments based in part on the basis of financial projections for portfolio issuers. Events or conditions, including changes in general market conditions, which may not have been anticipated or which are otherwise not foreseeable, may occur and have a significant impact on the actual rate of return received with respect to our investments.

Our portfolio may be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

Except to the extent required as a BDC or RIC, the Adviser is not under any other obligation to diversify our investments, whether by reference to the amount invested or the industries or geographical areas in which portfolio companies operate. Oaktree may allocate capital among investments as it determines in its sole discretion, subject to the goal of maximizing our returns, and Stockholders will have no assurances with respect to the diversification or geographic concentration of the investment program. This lack of diversification will expose us to losses disproportionate to market declines in general if there are disproportionately greater adverse price movements in the particular investments, and our investment portfolio may be subject to more rapid changes in value than would be the case if we were required to maintain a wide diversification among companies, industries and types of securities. To the extent we hold investments concentrated in a particular issuer, security, asset class, industry or geographic region, we will be more susceptible than a more widely diversified investment vehicle to the negative consequences of a single corporate, economic, political or regulatory event. Unfavorable performance by any number of investments could substantially adversely affect the aggregate returns realized by Stockholders.

Our portfolio companies may be highly leveraged.

Our investments are also expected to include companies whose capital structures may have significant leverage. Such investments are inherently more sensitive to declines in revenues and to increases in expenses and interest rates. The leveraged capital structure of such investments will increase the exposure of the portfolio companies to adverse economic factors, such as downturns in the economy or deterioration in the condition of the portfolio company or its industry. Additionally, the securities acquired by us may be the most junior in what will typically be a complex capital structure, and thus subject to the greatest risk of loss.

Furthermore, it is expected that we will engage in certain investment activities that involve the use of leverage. The cumulative effect of our use of leverage in a market that moves adversely to our investments could result in a loss to us that would be greater than if leverage had not been used, including loss of the entire investment and also the possibility of loss exceeding the original amount of a particular investment. To the extent that we engage in any leveraging, it will be subject to the risks normally associated with debt financing, including those relating to the ability to refinance and the insufficiency of cash flow to meet principal and interest payments, which could significantly reduce or even eliminate the value of our investment. Leveraging the capital structure will mean that third parties, such as banks, may be entitled to the cash flow generated by such investments prior to our receiving a return. Also, if an asset of us is mortgaged or otherwise used as collateral to secure repayment of indebtedness and such payments are not made, the asset could be foreclosed upon by the lender or otherwise transferred to the lender.

There are also financing costs associated with leverage, and such costs will be borne by us and therefore may adversely affect the rate of returns obtained by us. In addition, each leveraged investment will involve interest rate risk, including to the extent that financing charges for such leveraged investment are based on a predetermined interest rate. Our assets, including any investment made by us and any capital held by us, are available to satisfy all liabilities and our other obligations. If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the collateral for such loan. If we becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to our assets generally and not be limited to any particular asset, such as the investment giving rise to the liability. Furthermore, to the extent that we draw capital from a subscription line to fund investments (rather than drawing down capital from the Stockholders’ undrawn Capital Commitments), the amount and timing of contributions and distributions to the Stockholders may be affected in a manner that in some circumstances could be potentially adverse to the Stockholders.

No assurance can be given that financing for our investments will be obtained by us, or obtained on favorable or acceptable terms. In addition, once initial financing is obtained by us, no assurance can be given that such financing will subsequently be available throughout the life of us or any individual investment, or that replacement financing can be obtained as intended by the Adviser. If we are unable to obtain financing, this may have a material adverse effect on our ability to achieve our investment objective and the return on invested capital.

Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.

We may be called upon to provide follow-on funding for our investments or have the opportunity to increase our investment in such investments. There can be no assurance that we will wish to make follow-on investments or that we will have sufficient funds to do so. Any decision by us not to make follow-on investments or our inability to make them may have a substantial negative impact on an investment in need of such an investment or may diminish our ability to influence such investment’s future development. There can be no assurance that the Adviser will be able to predict accurately how much capital may need to be reserved by us for participation in follow-on investments. If more capital is reserved than is necessary, then we may receive a lower allocation of other investment opportunities or may not fully draw our Capital Commitments. If less capital is reserved than is necessary, then we may not be able to fully protect or enhance our existing investment.

Because we generally will not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

Although Oaktree will monitor the performance of each investment and may make recommendations, we will rely upon management to operate the portfolio companies on a day-to-day basis and equity sponsors who control the boards of directors of the portfolio companies to select qualified management for such companies. In addition, certain of our investments may be in businesses with limited operating histories.

We expect to make non-controlling investments.

We are not expected to make investments that result in control of, or significant influence over, a company. As a result, we may have a more limited ability to protect our investment in portfolio companies than if we held a controlling interest or position of significant influence.

Our ability to significantly influence a company or an investment will expose us to additional risks of liability and may subject us to indemnification obligations.

In certain circumstances, including if we invest in a different part of the capital structure as Other Oaktree Funds, our holdings may be aggregated with those of such Other Oaktree Funds, which collectively may be deemed to give these funds and accounts controlling interests in or the ability to significantly influence a portfolio company. The exercise of control of, or significant influence over, a portfolio company may impose additional risks of liability for environmental damage, product defects, failure to supervise management, violation of governmental regulations (including securities laws) or other types of liability in which the limited liability generally characteristic of business ownership may be ignored. In addition, a greater level of involvement by Oaktree in a portfolio company may subject us to a greater risk of litigation by third parties. The expense of defending against claims by third parties and paying any amounts pursuant to settlements or judgments would, absent certain conduct by Oaktree, be borne by us and would reduce our net assets. If these liabilities were to arise, we might suffer a significant loss. However, we may have a more limited ability to protect our investment in portfolio companies or issuers in which a controlling interest or position of significant influence has not been obtained. We will be required to indemnify Oaktree and others in connection with such litigation, as well as other matters arising as a result of our management, subject to certain conditions.

We may not replicate the historical success of Oaktree.

The past performance of other funds, accounts or investment vehicles managed by our Adviser, such as OSI I, is not necessarily indicative of our future performance and provides no assurance of future results. We are subject to different investment limitations than OSI I and, accordingly, may have a materially different portfolio than does OSI I. In addition, the fees and expenses we will pay may be different from, and may be higher than, those applicable to OSI I. There can be no assurance that we will be able to (a) successfully identify, make and realize upon any particular investment or (b) achieve desired spreads and yields to maturity (or that such performance will be commensurate with the risks associated with an investment in us). Actual realized returns will depend on, among other factors, future operating results, pace of deployment, refinancings, whether such interests are held to maturity, value of the underlying assets, foreclosures, market conditions, legal and contractual restrictions, any related transaction costs, and the timing and manner of sale. Therefore, the actual realized returns may differ materially from those obtained by OSI I and there can be no assurance that any such performance will be achieved or that losses will be avoided.

Our ability to enter into transactions with Oaktree and our other affiliates is generally restricted.

We and certain of our controlled affiliates are prohibited under the Investment Company Act from knowingly participating in certain transactions with our upstream affiliates, or our Adviser and its affiliates, without the prior approval of our independent directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is our upstream affiliate for purposes of the Investment Company Act and we are generally prohibited from buying or selling any security (other than our securities) from or to such affiliate, absent the prior approval of our independent directors. The Investment Company Act also prohibits “joint” transactions with an upstream affiliate, or our Adviser or its affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors. In addition, we and certain of our controlled affiliates are prohibited from buying or selling any security from or to, or entering into joint transactions with, our Adviser and its affiliates, or any person who owns more than 25% of our voting securities or is otherwise deemed to control, be controlled by, or be under common control with us, absent the prior approval of the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance as described below). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.

As a BDC, we are required to comply with certain regulatory requirements. For example, we are not generally permitted to invest in any portfolio company in which a fund managed by Oaktree or any of its downstream affiliates (other than us and our downstream affiliates) currently has an investment, or make any co-investments with our Adviser or its affiliates, including any fund managed by Oaktree or any of its downstream affiliates (other than us and our downstream affiliates), without exemptive relief from the SEC, subject to certain exceptions. The SEC has granted our Adviser and certain of our affiliates Exemptive Relief that permits certain present and future funds advised by our Adviser (or a future investment adviser controlling, controlled by or under common control with our Adviser), including us, to co-invest in suitable negotiated investments. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction. We may also co-invest with funds managed by Oaktree or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Adviser’s allocation policies and procedures.

In addition to co-investing pursuant to the Exemptive Relief, we may invest alongside affiliates or their affiliates in certain circumstances where doing so is consistent with applicable law and current regulatory guidance. For example, we may invest alongside such investors consistent with guidance promulgated by the SEC staff permitting us and an affiliated person to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that we negotiate no term other than price. We may, in certain cases, also make investments in securities owned by affiliates that we acquire from non-affiliates. In such circumstances, our ability to participate in any restructuring of such investment or other transaction involving the issuer of such investment may be limited, and as a result, we may realize a loss on such investments that might have been prevented or reduced had we not been restricted in participating in such restructuring or other transaction.

Our Adviser or its affiliates may, from time to time, possess material non-public information, limiting our investment discretion.

By reason of their responsibilities in connection with us and the Other Oaktree Funds, personnel of our Adviser may acquire confidential or material non-public information or be restricted from initiating transactions in certain securities. Our Adviser will not be free to act upon any such information. Due to these restrictions, we may not be able to initiate a transaction that we otherwise might have initiated and may not be able to sell an investment that we otherwise might have sold. Notwithstanding the foregoing, our Adviser may determine, in its sole discretion at any time, that such information could impair its ability to effect certain transactions on our behalf, whether for legal, contractual, or other reasons. Accordingly, our Adviser may elect not to receive such information. Lack of access to any such information may adversely affect our investments that in some cases may have been avoided had we or our Adviser had such information.

There may be insufficient investment opportunities, which may hinder our achievement of our investment objective.

Our Adviser may not be able to identify and obtain a sufficient number of investment opportunities to invest the full amount of capital that may be committed to us. Even if sufficient investment opportunities are identified, they may be allocated first to Other Oaktree Funds.

We have not yet identified all of the portfolio companies we will invest in.

We will use the proceeds of the Private Offering of Common Stock to make investments that, as of the date of this Registration Statement, have not been selected by the Investment Professionals, and Stockholders will not have an opportunity to evaluate for themselves the relevant economic, financial and other information regarding our investments. No assurance can be given that we will be successful in obtaining suitable investments or that, if the investments are made, our investment objective will be achieved.

We may be subject to risks in connection with our origination activities.

The market for originating debt and equity financing is highly competitive, and we may be unable to compete effectively with other market participants for origination opportunities. We may compete for opportunities with public and private investment funds, commercial and investment banks and commercial finance companies. In general, the corporate, non-mortgage debt and equity origination markets present relatively low barriers to entry, and significant competition is likely.

Many current and potential competitors in the debt and equity origination business are much larger than our expected size and, accordingly, have far greater financial, technical, marketing and other resources. We will be subject to various elements of competition, including interest rates and financing costs; origination standards; convenience; customer service; the size, term and seniority of financing arrangements; and marketing and distribution channels. Price pressure from competitors (including market participants that are not directly originating loans) may cause us to lower the interest rates that we charge borrowers, which consequently may lower the value of our loans. Further, if competitors adopt less stringent loan origination standards in order to maintain their loan origination volume, we may elect to do so as well. If we adopt less stringent loan origination standards, we will bear increased risk for each loan originated under such less stringent standards, which may not be compensated by an increase in price. Alternatively, we may determine not to adopt less stringent origination standards in this competitive environment, which decision may result in a loss of market share. Increased pressure on pricing and origination opportunities likely would reduce the volume and quality of our origination activity and materially adversely affect us. In particular, from time to time there may be influxes of capital directed at lending to smaller borrowers, which may result in a tendency by the highest quality borrowers to borrow from sources other than us such that our origination opportunities and our eventual portfolio include a disproportionate number of lower quality borrowers or issuers, exacerbating some of the risks outlined here.

Some competitors may have higher risk tolerances or different risk assessments than we do, thereby allowing such competitors to achieve a broad diversification of investments and to establish more relationships than we are able to establish. Some competitors may have a lower cost of funds and access to more stable funding sources that are not available to us. These competitive pressures could have a material adverse effect on us.

When we originate a loan, we expect to rely significantly upon representations made by the borrower. There can be no assurance that such representations are accurate or complete, or that any due diligence by the Investment Professionals would identify any misrepresentation or omission. Any misrepresentation or omission by a borrower to which we originate a loan may adversely affect the valuation of the collateral underlying the loan, or may adversely affect our ability to perfect or foreclose on a lien on the collateral securing the loan, or may result in our liability to a subsequent purchaser of the loan.

Finally, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment.

We may invest in illiquid investments and may experience difficulty in selling those investments in a timely manner at the price that we believe the investments are worth.

A significant portion of our assets may consist of investments that are illiquid loans or other thinly traded investments for which no market exists or investments that are restricted as to their transferability under applicable securities laws or documents governing our particular transactions. Some securities or instruments that were liquid at the time they were acquired may, for a variety of reasons which may not be in our control, later become illiquid. This factor may have the effect of limiting the availability of these securities or instruments for our purchase and may also limit our ability to sell such investments at their fair market value prior to our termination or in response to changes in the economy or the financial markets. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded our investments. Due to securities regulations governing certain publicly traded equity securities, our ability to sell securities could also be diminished with respect to equity holdings that represent a significant portion of the issuer’s securities (particularly if we have designated one or more directors of the issuer). Thus, there can be no assurance as to the timing and amount of our distributions, and any distribution that would require either an in-kind distribution or a forced sale of illiquid assets at a price deemed unattractive by the Adviser may occur after the expiration of the Investment Period. To the extent any of our investments cannot be sold prior to the end of the Investment Period, they may be distributed in kind to Stockholders. The securities and instruments so distributed may not be readily marketable.

We may face risks in connection with frequent trading and high portfolio turnover.

The different strategies used by us may require frequent trading and a high portfolio turnover. The more frequently we trade, the higher the commission and transaction costs and certain other expenses involved in our operations. These costs will be borne by us regardless of the profitability of our investment and trading activities. In addition, a high portfolio turnover may increase the recognition of short-term, rather than long-term, capital gains.

Debt instruments and loans acquired by us may become non-performing following their acquisition.

Debt instruments and loans acquired by us may become non-performing following their acquisition for a wide variety of reasons. Such non-performing instruments or loans may require a substantial amount of workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial writedown of principal. It is possible that we may find it necessary or desirable to foreclose on collateral securing one or more real loans purchased by us. The foreclosure process varies jurisdiction by jurisdiction and can be lengthy and expensive. Borrowers often resist foreclosure actions, which often prolongs and complicates an already difficult and time-consuming process. In some states or other jurisdictions, foreclosure actions can take up to several years or more to conclude. During the foreclosure proceedings, a borrower may have the ability to file for bankruptcy, potentially staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “lender liability”). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors. We may be subject to potential allegations of lender liability. In addition, courts have in some cases applied the doctrine of equitable subordination to subordinate the claim of a lending institution against a borrower to claims of other creditors of the borrower when the lending institution is found to have engaged in unfair, inequitable or fraudulent conduct. Such claims may be brought even if we acquired the loan on a secondary basis.

If we make unsecured debt investments, we may lack adequate protection in the event our portfolio companies become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event such portfolio companies default on their indebtedness.

In the event of a default by a borrower, we might not receive payments to which we are entitled and thereby could experience a decline in the value of our investments in the borrower. If we invest in debt that is not secured by collateral, in the event of such default, we will have only an unsecured claim against the borrower. In the case of second lien loans that are secured by collateral, while Oaktree generally expects the value of the collateral to be greater than the value of such secured second lien loans, the value of the collateral may actually be equal to or less than the value of such second lien loans or may decline below the outstanding amount of such second lien loans subsequent to our investment. Our ability to have access to the collateral may be limited by bankruptcy and other insolvency laws. Under certain circumstances, the collateral may be released with the consent of the lenders or pursuant to the terms of the underlying loan agreement with the borrower. There is no assurance that the liquidation of the collateral securing a loan would occur in a timely fashion or would satisfy the borrower’s obligation in the event of nonpayment of scheduled interest or principal, or that the collateral could be readily liquidated. As a result, we might not receive full payment on a secured loan investment to which we are entitled and thereby may experience a decline in the value of, or a loss on, the investment.

Leveraged companies may enter into bankruptcy proceedings at higher rates than companies that are not leveraged and we will invest in debt securities of these companies.

Leveraged companies, such as those in which we plan to invest, may be more prone to bankruptcy or similar financial distress. As a result, we may need to modify the payment terms of our investments, including changes in PIK interest provisions and/or cash interest rates. The performances of such companies have been, and may continue to be, negatively impacted by these economic or other conditions, which may result in our receipt of a reduced level of interest income from such portfolio companies and/or losses or charge offs related to such investments, and, in turn, may adversely affect distributable income and have a material adverse effect on our results of operations.

Our success may depend, in part, on the ability of the Adviser to effectuate loan modifications or restructure and improve the operations of portfolio companies. The activity of identifying and implementing any such restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that the Adviser will be able to successfully identify and implement such restructuring programs and improvements.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the securities that we will hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company. In addition, we may write down the value of a portfolio company investment upon the worsening of the financial condition of the portfolio company or in anticipation of a default, which could also have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain risks associated with foreign investments.

Certain non-U.S. investments involve risks and special considerations not typically associated with U.S. investments. Such risks include (a) the risk of nationalization or expropriation of assets or confiscatory taxation, (b) social, economic and political uncertainty, including crime, corruption, war, terrorism and revolution, (c) dependence on exports and the corresponding importance of international trade, (d) differences between U.S. and non-U.S. markets, including price fluctuations, market volatility, less liquidity and smaller capitalization of securities markets, (e) currency exchange rate fluctuations, (f) rates of inflation, (g) controls on, and changes in controls on, foreign investment and limitations on repatriation of invested capital and on our ability to exchange local currencies for U.S. dollars, (h) governmental involvement in and control over the economies, (i) governmental decisions to discontinue support of economic reform programs generally and impose centrally planned economies, (j) differences in auditing and financial reporting standards that may result in the unavailability of material information about issuers, (k) less extensive regulation and less government supervision of the securities markets, exchanges, brokers and issuers, (l) longer settlement periods for securities transactions, (m) less developed bankruptcy laws and corporate laws regarding fiduciary duties and the protection of investors, (n) less reliable judicial systems to enforce contracts and applicable law, (o) certain considerations regarding the maintenance of our portfolio securities and cash with non-U.S. sub-custodians and securities depositories, (p) the possible imposition of non-U.S. taxes on income and gains recognized with respect to such non-U.S. investments, (q) restrictions and prohibitions on ownership of property by non-U.S. entities and changes in laws relating thereto and (r) additional transactional costs and administrative burdens as a result of local legal requirements. We may be adversely affected by the foregoing events, or by future adverse developments in global or regional economic conditions or in the financial or credit markets.

In addition, foreign investment in the securities of issuers in certain nations is restricted or controlled to varying degrees. These restrictions or controls may at times limit or preclude non-U.S. investment in issuers in such nations and increase our costs and expenses. Certain countries may restrict investment opportunities in issuers or industries deemed important to national interests. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by non-U.S. investors. In addition, if there is a deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on, or altogether change its restrictions on, non-U.S. capital remittances abroad. In response to sovereign debt or currency crises, for example, certain governments have enacted legislation that imposes restrictions on the inflow and outflow of foreign currency into and from such country. These restrictions may adversely affect our ability to source investments or repatriate investment proceeds. Repatriation of capital was particularly a problem during the sovereign debt and currency crises of the 1990s and continues to be a problem today in certain countries. Even where capital controls do not prohibit remittances abroad, the repatriation of proceeds from investment dispositions may require the procurement of a substantial number of regulatory consents, certificates and approvals, including licenses for us and clearance certificates from tax or monetary authorities. Obtaining such approvals or licenses may be difficult, expensive and time consuming and may depend on political or other factors outside our control. Finally, repatriation of income from and investments in entities that are organized or domiciled in non-U.S. countries may be affected adversely by local withholding and other non-U.S. tax requirements. The foregoing requirements and restrictions may adversely affect our ability to source investments or repatriate investment proceeds, and there can be no assurance that we will be permitted to repatriate capital or profits, if any, from the non U.S. jurisdictions in which we invest.

Our obligations in connection with investments in bank loans and participations will be subject to unique risks.

Our investment program may include investments in significant amounts of bank loans and participations, as well as other direct lending transactions. These obligations are subject to unique risks, including (a) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws, (b) so-called lender-liability claims by the issuer of the obligations, (c) environmental liabilities that may arise with respect to collateral securing the obligations and (d) limitations on our ability to enforce directly our rights with respect to participations. In analyzing each bank loan or participation, we compare the relative significance of the risks against the expected benefits of the investment. Successful claims by third parties arising from these and other risks, absent certain conduct by the Adviser, its affiliates and certain other individuals, will be borne by us. In addition, the settlement process for the purchase of bank loans can take significantly longer than the timeframes established by the Loan Syndications & Trading Association and comparable non-U.S. bodies. The longer a trade is outstanding between the counterparties, the greater the risk of additional operational and settlement issues and the potential for our counterparty to fail to perform.

If we purchase a participation, we will not have established any direct contractual relationship with the borrower. We will be required to rely on the lender or the participant that sold the participation, not only for the enforcement of our rights against the borrower, but also for the receipt and processing of payments due to us under the participation. We will thus be subject to the credit risk of both the borrower and the selling lender or participant. Because it may be necessary to assert through the selling lender or participant such rights as may exist against the borrower, in the event the borrower fails to pay principal and interest when due, such assertion of rights against the borrower may be subject to delays, expenses and risks that are greater than those that would be involved if we could enforce our rights against the borrower directly.

We will face risks in effective operating improvements.

In some cases, the success of our investment strategy will depend, in part, on our ability to restructure and effect improvements in the operations of a portfolio company. The activity of identifying and implementing restructuring programs and operating improvements at portfolio companies entails a high degree of uncertainty. There can be no assurance that we will be able to successfully identify and implement such restructuring programs and improvements.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which we invest. By their terms, such debt instruments may entitle the holders to receive payments of interest or principal on or before the dates on which we are entitled to receive payments with respect to the debt instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt instruments in which we invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Our investments may include OID instruments, which involve a number of significant risks.

Our investments may include OID instruments. To the extent OID constitutes a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including: (a) having unreliable valuations because the accruals require judgments about collectability and (b) creating heightened credit risks because the inducement to trade higher rates for the deferral of cash payments typically represents, to some extent, speculation on the part of the borrower. For accounting purposes, cash distributions to Stockholders representing OID income do not come from paid-in capital, although they may be paid from our proceeds. Moreover, OID creates risk of non-refundable cash payments to the Adviser based on non-cash accruals that may never be realized. In addition, in the event we recognize deferred loan interest income in excess of available capital as a result of our receipt of PIK interest, we may be required to liquidate assets in order to pay a portion of the Incentive Fee or make distributions required based on our status as a BDC under the Investment Company Act and treatment as a RIC under the Code.

We may invest in derivatives, which involve numerous risks.

While not anticipated to be a meaningful aspect of our investment strategy, we may enter into certain foreign exchange and possibly certain other types of OTC derivative instruments from time to time. While Oaktree expects us to enter into OTC contracts on a bilateral basis with banks or other dealers, we may enter into certain derivatives that are traded on swap execution facilities (“SEFs”), security-based swap execution facilities or other similar multi-lateral trading platforms. Certain of such derivatives may be cleared through central counterparties (“CCPs”).

Investing in derivative instruments, particularly OTC derivatives, presents various risks, including market, counterparty, operational and liquidity risks. The prices of derivative instruments, including swaps, forwards and options may be highly volatile and such instruments may subject us to significant loses. The value of derivatives also depends upon the price of the underlying security or other asset or index. Typically, investing in a derivative instrument requires the deposit or payment of an initial amount much smaller than the notional or nominal exposure amount from such derivative instrument. Therefore, if the relevant cash market moves against us, we will suffer a larger loss than we would have by directly investing in the underlying security or other asset or index. OTC derivatives are also subject to the default and credit risk of the counterparty if they are not cleared through CCPs, while centrally cleared derivatives are subject to the credit risk of the CCP and the relevant futures commission merchant (“FCM”) or other clearing broker. In addition, significant disparities may exist between “bid” and “ask” prices for derivative instruments that are traded over-the-counter and not on an exchange. While such OTC derivatives are and will be subject to increased regulation under the Dodd-Frank Act, the investor protections and other regulations applicable to such OTC derivatives differ from those applicable to futures and other exchange-traded instruments. In addition, compared with such exchange-traded instruments, the market for OTC derivatives is less liquid.

We will be subject to the Dodd-Frank Act and other derivatives regulation.

Title VII of the Dodd-Frank Act establishes a general framework for systemic regulation that has imposed and will impose mandatory clearing, exchange trading and margin requirements on many derivatives transactions. The Dodd-Frank Act also creates new categories of regulated market participants, such as “swap dealers” (“SDs”) and “security-based swap dealers” (“SBSDs”) that are subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements, a large number of which have been implemented. While this regulatory framework has rendered the derivatives market safer, it has significantly increased the costs of entering into derivatives transactions for end-users of derivatives, such as us. In particular, new margin requirements and capital charges, even when not directly applicable to us, have increased and will further increase the pricing of derivatives transacted by us. New exchange trading and trade reporting requirements and position limits may lead to changes in the liquidity of derivative transactions, or higher pricing or reduced liquidity in the derivatives markets, or the reduction of our arbitrage opportunities.

In addition to U.S. laws and regulations relating to derivatives, certain non-U.S. regulatory authorities have passed or proposed, or may propose in the future, legislation similar to that imposed by the Dodd-Frank Act. For example, the European Union regulations on derivatives will impose position limits on commodity transactions, and the European Market Infrastructure Regulation (“EMIR”) already requires reporting of derivatives and various risk mitigation techniques to be applied to derivatives entered into by parties that are subject to the jurisdiction of EMIR. In the near future, certain entities, including private funds may be required to clear certain derivatives and may become subject to initial and variation margin requirements with respect to their non-cleared derivatives, under the regulations implementing EMIR. These European Union regulatory changes will impact a broad range of counterparties, both outside and within the European Union, and are expected to potentially increase the cost of transacting derivatives (particularly with banks and other dealers directly subject to such regulations).

In addition, the tax environment for derivative instruments and funds is evolving, and changes in the taxation of derivative instruments or funds may adversely affect the value of certain derivatives contracts entered into by us and our ability to pursue our investment strategies. There can be no assurance that new legislation or regulation, including changes to existing laws and regulations, will not have a material negative impact on our investment performance.

We may expose ourselves to risks if we purchase or sell securities on a when-issued, “when, as and if issued,” delayed delivery or forward commitment basis.

Securities purchased or sold by us on a when-issued, “when, as and if issued,” delayed delivery or forward commitment basis are subject to market fluctuation, and no interest or dividends accrue to the purchaser prior to the settlement date. At the time of delivery of the securities, the value may be more or less than the purchase or sale price. In the case of “when, as and if issued” securities, we could lose an investment opportunity if the securities are not issued. An increase in the percentage of our assets committed to the purchase of securities on a when-issued, “when, as and if issued,” delayed delivery or forward commitment basis may increase the volatility of our Net Asset Value.

We may have foreign currency risks related to our investments denominated in currencies other than the U.S. Dollar.

Oaktree anticipates that a portion of our investments could be made in jurisdictions other than the United States and, consequently, we are expected to make certain investments denominated in currencies other than the U.S. Dollar. Changes in the rates of exchange between the U.S. Dollar and other currencies will have an effect, which could be adverse, on our performance, amounts available for withdrawal and the value of securities distributed by us. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. Additionally, a particular foreign country may impose exchange controls, devalue its currency or take other measures relating to its currency which could adversely affect us. Finally, we could incur costs in connection with conversions between various currencies.

We will not be obligated to hedge currency risks. Even if Oaktree does so, Oaktree may not be able to put a hedge in place on commercially reasonable terms given the credit terms offered by our counterparties or the volatility of the currency. There can be no guarantee that instruments suitable for hedging market shifts will be available at the time when we wish to use them or that any hedge would reduce applicable risks. More specifically, if we hedge currency risk, we do not expect that the full risk of currency fluctuations can be eliminated due to the complexity of the investment characteristics of the portfolio and limitations in the foreign currency market. We will conduct our foreign currency exchange transactions in anticipation of funding investment commitments or receiving proceeds upon dispositions.

We may expose ourselves to risks if we engage in hedging transactions.

In addition to currency hedging, the Adviser may also use other financial instruments for hedging and risk management purposes, including short sales, in order to (a) protect against possible changes in the market value of our investment portfolio resulting from fluctuations in the securities markets and changes in interest rates, (b) protect our unrealized gains in the value of our investment portfolio, (c) facilitate the sale of any such investments, (d) preserve returns, spreads or gains on any investment, (e) hedge the interest rate on any liabilities or assets, (f) protect against any increase in the price of any investments we anticipate purchasing at a later date or (g) for any other similar reason that the Adviser deems appropriate. Hedging against a decline in the values of a portfolio position does not eliminate the possibility of fluctuations in the values of such position or prevent losses if the values of such position declines. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase.

The success of our hedging strategy will be subject to the Adviser’s ability to correctly assess the degree of correlation between the performance of the instruments used in the hedging strategy and the performance of the investments in the portfolio being hedged along with the Adviser’s ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. Therefore, though we may enter into transactions to seek to reduce risks, unanticipated changes may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the effect of the intended hedge and expose us to risk of loss. The successful utilization of hedging and risk management transactions requires skills complementary to those needed in the selection of portfolio holdings. It may not be possible to hedge at an acceptable price that is generally anticipated. In addition, we may determine not to hedge against particular risks, including if we determine that available hedging transactions are not available at an acceptable price.

We may be exposed to credit risk on parties with whom we trade and will also bear the risk of settlement default.

From time to time, certain securities markets have experienced operational clearance and settlement problems that have resulted in failed trades. These problems could cause us to miss attractive investment opportunities or result in our liability to third parties by virtue of an inability to perform our contractual obligation to deliver securities, or we could be unable to achieve the market position selected by Oaktree or might incur a loss in liquidating our positions. In addition, delays and inefficiencies of the local postal, transport and banking systems could result in the loss of investment opportunities, the loss of funds (including dividends) and exposure to currency fluctuations.

Because certain purchases, sales, securities lending, derivatives and other transactions in which we will engage involve instruments that are not traded on an exchange, but are instead traded between counterparties based on contractual relationships, we are subject to the risk that a counterparty will not perform its obligations under the related contracts, as well as risks of transfer, clearance or settlement default. Such risks may be exacerbated with respect to non-U.S. securities or transactions with non-U.S. counterparties. There can be no assurance that a counterparty will not default and that we will not sustain a loss on a transaction as a result. Such risks may differ materially from those entailed in exchange-traded transactions that generally are backed by clearing organization guarantees, daily marking-to-market and settlement of positions and segregation and minimum capital requirements applicable to intermediaries. There can be no assurance that Oaktree’s monitoring activities will be sufficient to adequately control counterparty risk.

In situations where we are required to post margin or other collateral with a counterparty, the counterparty may fail to segregate such assets or collateral, as applicable, or may commingle the assets or collateral with the relevant counterparty’s own assets or collateral, as applicable. As a result, in the event of the bankruptcy or insolvency of any counterparty, our excess assets and collateral may be subject to the conflicting claims of the creditors of the relevant counterparty, and we may be exposed to the risk of a court treating us as a general unsecured creditor of such counterparty, rather than as the owner of such assets or collateral, as the case may be.

Transactions entered into by us may be executed on various U.S. and non-U.S. exchanges, and may be cleared and settled through various clearing houses, custodians, depositories and prime brokers throughout the world. Although we will attempt to execute, clear and settle the transactions through entities Oaktree believes to be sound, there can be no assurance that a failure by any such entity will not lead to a loss to us.

Certain of our transactions may be undertaken through local brokers, banks or other organizations in the countries in which we make investments, and we will be subject to the risk of default, insolvency or fraud of such organizations. The collection, transfer and deposit of bearer securities and cash expose us to a variety of risks, including theft, loss and destruction. Finally, we will be dependent upon the general soundness of the banking systems of countries in which investments will be made.

We may enter into reverse repurchase agreements, which are another form of leverage.

We may enter into reverse repurchase agreements as part of our management of our temporary investment portfolio. Under a reverse repurchase agreement, we will effectively pledge our assets as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the fair value of the pledged collateral. At the maturity of the reverse repurchase agreement, we will be required to repay the loan and correspondingly receive back our collateral. While used as collateral, the assets continue to pay principal and interest which are for our benefit.

Our use of reverse repurchase agreements, if any, involves many of the same risks involved in our use of leverage, as the proceeds from reverse repurchase agreements generally will be invested in additional securities. There is a risk that the market value of the securities acquired in the reverse repurchase agreement may decline below the price of the securities that we have sold but remain obligated to purchase. In addition, there is a risk that the market value of the securities retained by us may decline. If a buyer of securities under a reverse repurchase agreement were to file for bankruptcy or experience insolvency, we may be adversely affected. Also, in entering into reverse repurchase agreements, we would bear the risk of loss to the extent that the proceeds of such agreements at settlement are less than the fair value of the underlying securities being pledged. In addition, due to the interest costs associated with reverse repurchase agreements, our Net Asset Value would decline, and, in some cases, we may be worse off than if we had not used such agreements.

The disposition of our investments may result in contingent liabilities.

In connection with the disposition of an investment in a portfolio company, we may be required to make representations about the business and financial affairs of such company typical of those made in connection with the sale of any business. We also may be required to indemnify the purchasers of such investment with respect to certain matters, including the accuracy of such representations. These arrangements may result in contingent liabilities for which the Adviser may establish reserves or escrows.

We may invest directly in senior secured loans, including at initial issuance, which would typically have limited mandatory amortization and interim repayment requirements.

We may invest directly in senior secured loans, including at initial issuance, which would typically have limited mandatory amortization and interim repayment requirements. A low level of amortization of any directly originated senior secured loans over the life of such senior secured loans may increase the risk that an issuer will not be able to repay or refinance the senior secured loans held by us when it comes due at its final stated maturity.

We may securitize certain of our investments, which may subject us to certain structured financing risks.

We may in the future seek to securitize our portfolio securities to generate cash for funding new investments. To securitize loans, we would likely create a wholly-owned subsidiary and contribute a pool of loans to the subsidiary. We would then sell interests in the subsidiary on a non-recourse basis to purchasers and would retain all or a portion of the equity in the subsidiary. An inability to successfully securitize our loan portfolio could limit our ability to grow our business or fully execute our business strategy and may decrease our earnings, if any. The securitization market is subject to changing market conditions and we may not be able to access this market when we would otherwise deem appropriate. Moreover, the successful securitization of our portfolio might expose us to losses as the residual investments in which we do not sell interests will tend to be those that are riskier and more apt to generate losses. The Investment Company Act also may impose restrictions on the structure of any securitization.

Our investment activities subject us to the risks of becoming involved in litigation by third parties.

Our investment activities subject us to the risks of becoming involved in litigation by third parties. This risk is somewhat greater where we exercise control or significant influence over a company’s direction. In addition, in the course of providing managerial assistance to certain portfolio companies, certain of our or the Adviser’s officers and directors may serve as directors on the boards of such companies. In connection therewith, we will be required to indemnify the Adviser and its affiliates, and each of their respective members, officers, directors, employees, shareholders, partners, and certain other persons who serve at the request of the Adviser or its affiliates on our behalf for liabilities incurred in connection with our affairs. Such liabilities may be material and have an adverse effect on the returns to the Stockholders. The expense of defending against claims by third parties and paying any amounts pursuant to settlements or judgments would, absent certain conduct by the Adviser, be payable from our assets, including the unpaid Capital Commitments of the Stockholders. It should also be noted that the Adviser may, but shall not be required to, purchase insurance for us, the Adviser and our affiliates, employees, agents and representatives. Additionally, the Governing Documents, to the extent permitted by law, will limit the circumstances under which the Adviser can be held liable to us and the Stockholders. As a result, the Stockholders may have a more limited right of action in certain cases than they would in the absence of this provision.

We may invest through joint ventures, partnerships or other special purpose vehicles and investments through these vehicles may entail greater risks, or risks that we otherwise would not incur, if we otherwise made such investments directly.

We may co-invest with third parties through funds, joint ventures or other entities. Such investments may involve risks not present in investments where a third party is not involved, including the possibility that our co-venturer or partner may at any time have other business interests and investments other than the joint venture with us, or may have different economic or business goals. In addition, we may be liable for actions of our co-venturers or partners. Our ability to exercise control or significant influence over management in these cooperative efforts will depend upon the nature of the joint venture arrangement. In addition, such arrangements are likely to involve restrictions on the resale of our interest in the company.

Our Adviser will have broad discretion in selecting our investments and investment techniques.

We may employ other investment techniques and invest in other instruments that the Adviser believes will help achieve our investment objective, whether or not such investment techniques or instruments are specifically described herein. Consistent with our investment objective, we may invest in financial instruments of any and all types, which exist now or are hereafter created. Such investments may entail risks not described herein.

Risks Related to Economic and Market Conditions

A general economic downturn and/or instability in the capital markets may have a negative impact on our business and operations.

Many factors affect the appeal and availability of investments in companies and the securities and obligations that are our focus. The success of our activities could be materially adversely affected by general economic and market conditions, such as interest rates, availability of credit, credit defaults, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of our investments), trade barriers and currency exchange controls, and national and international political, environmental and socioeconomic circumstances (including wars, terrorist acts or security operations) in respect of the countries in which we may invest, as well as by numerous other factors outside the control of Oaktree or its affiliates. These factors may affect the level and volatility of securities prices and the liquidity of our investments, which could impair our profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. These events could limit our investment originations, limit our ability to grow, negatively impact our operating results, and delay or prevent us from launching or completing a Liquidity Event.

Oaktree’s financial condition may be adversely affected by a significant general economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on Oaktree’s business and operations and thereby could impact us. Moreover, a recession, slowdown and/or sustained downturn in the U.S. or global economy (or any particular segment thereof) or weakening of credit markets will adversely affect our profitability, impede the ability of our portfolio companies to perform under or refinance their existing obligations, and impair our ability to effectively exit investments on favorable terms. Any of the foregoing events could result in substantial or total losses to us in respect of certain investments, which losses will likely be exacerbated by the presence of leverage in a particular portfolio company’s capital structure.

In addition, economic problems in a single country are increasingly affecting other markets and economies. The imposition of tariffs by one country could lead other countries to retaliate, which could lead to higher costs for operating companies (including our portfolio companies), limit the ability of companies to grow and negatively impact operating results. A continuation of this trend could adversely affect global economic conditions and world markets and, in turn, could adversely affect our performance. The economies of particular individual emerging markets countries may differ favorably or unfavorably from one another in such respects as growth of gross domestic product, rate of inflation, currency depreciation, capital reinvestment, resource self-sufficiency and balance of payments position. Governments of many emerging markets countries have exercised and continue to exercise substantial influence over many aspects of the private sector, including owning or controlling such countries’ large companies.

Since September 2008, world financial markets have experienced extraordinary market conditions, including, among other things, bank failures, extreme losses and volatility in securities markets and the failure of credit markets to function. In reaction to these events, regulators and monetary authorities in the United States and several other countries undertook unprecedented regulatory and monetary actions, and regulators in the United States and abroad continue to consider and implement measures to stabilize U.S. and global financial markets. However, despite these efforts, U.S. and global financial markets remain volatile. For example, Standard & Poor’s downgraded the debt rating of the United States in August 2011, from AAA to AA+ and austerity measures and bond-buying programs have been introduced in a number of European countries in response to sovereign debt crises and concerns about the financial stability of banking institutions. In light of the concerns surrounding recent events in the United States and Europe and the rising concerns surrounding the budget deficits of numerous governments around the world and their rising debt burden, there is an increasing consensus that the United States risks entering into a “double dip” recession and that certain members of the European Union may abandon the region’s common currency. It is uncertain whether regulatory actions will be able to prevent further losses and volatility in securities markets, or stimulate the credit markets. In addition, the fiscal policy of foreign nations, such as Russia and China, may have a severe impact on the worldwide and U.S. financial markets. Volatility in the Chinese stock markets and global markets for commodities may affect other financial markets worldwide.

We may be adversely affected by the foregoing events, or by similar or other events in the future. In the longer term, there may be significant new regulations that could limit our activities and investment opportunities or change the functioning of the capital markets, and there is the possibility of continued severe worldwide economic downturn. Consequently, we may not be capable of, or successful at, preserving the value of our assets, generating positive investment returns or effectively managing risks.

Recent developments in global financial markets have illustrated that the current environment is one of uncertainty for financial services companies. The existence of such events has had, and the continuation or worsening of any such events, or other events, may have or continue to have, a material adverse effect on the availability of credit to businesses generally and may lead to further overall weakening of the U.S. and global economies. Any resulting economic downturn could adversely affect the financial resources of our investments (in particular those investments that provide credit to third parties or that otherwise participate in the credit markets), which in turn may adversely affect or restrict our ability to sell or liquidate investments at favorable times or at favorable prices or which otherwise may have an adverse impact on our business and operations, restrict our investment activities and/or impede our ability to effectively achieve our investment objective. In addition, new regulations may be issued in response to economic or political developments that could limit our activities and investment opportunities or change the functioning of the capital markets.

The potential U.K. exit from the European Union as a result of the June 2016 U.K. referendum could harm our business, financial condition or results of operations.

The United Kingdom has formally notified the European Council of its intention to leave the European Union (“Brexit”). Under the process for leaving the European Union contemplated in article 50 of the Treaty on the Functioning of the European Union, the United Kingdom will remain a member state until a withdrawal agreement is entered into, or failing that, two years following the notification of the intention to leave. The terms and precise timetable of withdrawal are unknown at this time. Furthermore, as a result of Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the European Union. Given these possibilities and others that are not anticipated, at this time, it is difficult to predict how the United Kingdom withdrawal from the European Union will be implemented and what the economic, tax, fiscal, legal, regulatory and other implications will be for the asset management industry, the broader European and global financial markets generally and for private funds such as us and our investments. This uncertainty is likely to continue to impact the global economic climate and may impact opportunities, pricing, availability and cost of bank financing, regulation, values or exit opportunities of companies or assets based, doing business, or having service or other significant relationships in, the United Kingdom or the European Union, including companies or assets held or considered for prospective investment by us.

Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

Legal, tax and regulatory changes could occur that may adversely affect us at any time. The legal, tax and regulatory environment for firms that invest in alternative investments is evolving, and changes in the regulation and market perception of such firms, including changes to existing laws and regulations and interpretations thereof and increased criticism of the private equity and alternative asset industry by some politicians, regulators and market commentators, may adversely affect our ability to pursue our investment strategy, our ability to obtain leverage and financing and the value of our investments. In recent years, market disruptions and the dramatic increase in the capital allocated to alternative investment strategies have led to increased governmental as well as self-regulatory scrutiny of the alternative asset industry in general, and certain legislation proposing greater regulation of the industry periodically is considered by the European Union and governing bodies of both

U.S. and non-U.S. jurisdictions. It is impossible to predict what, if any, changes may be instituted with respect to the regulations applicable to us, Oaktree, our respective affiliates, the markets in which we trade and invest, the Stockholders or the counterparties with which we do business, or what effect such legislation or regulations might have. There can be no assurance that we, Oaktree or our respective affiliates will be able, for financial reasons or otherwise, to comply with future laws and regulations, and any regulations that restrict our ability to implement our investment strategy could have a material adverse impact on our portfolio. To the extent that we or our investments are or may become subject to regulation by various agencies in Europe, the United States or other countries, the costs of compliance will be borne by us.

As a registered investment adviser under the Advisers Act, Oaktree is required to comply with a variety of periodic reporting and compliance-related obligations under applicable federal and state securities laws (including the obligation of Oaktree and its affiliates to make regulatory filings with respect to us and our activities under the Advisers Act). Following the passage of the Dodd-Frank Act, the SEC has particularly scrutinized the private equity industry, including conducting a number of examinations and bringing a number of enforcement actions. In light of the increasing regulatory burdens in which Oaktree operates and the ever-increasing regulations applicable to private investment funds and their investment advisers, it has become increasingly expensive and time-consuming for Oaktree and its affiliates to comply with such regulatory reporting and compliance-related obligations. Any further increases in the regulatory burdens applicable to private investment funds generally or us or Oaktree in particular may result in increased expenses associated with our activities and additional resources of Oaktree being devoted to such regulatory reporting and compliance-related obligations, which may reduce overall returns for Stockholders or have an adverse effect on our ability to effectively achieve our investment objective. Therefore, there can be no assurance that any continued regulatory scrutiny or initiatives will not have an adverse impact on Oaktree or our activities, including our ability to achieve our investment objective. In addition, recent presidential and congressional elections may result in a number of changes to U.S. and non-U.S. fiscal, tax and other policies, as well as the lending environment generally. It is possible that these and other changes may significantly impact the U.S. financial markets, global financial markets and the execution of our strategy.

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operating results or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

Furthermore, the securities and swaps markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, the CFTC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and retain the right to suspend or limit trading in securities, which could expose us to losses. The regulation of derivatives transactions and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial action. The effect of any future regulatory change on us could be substantial and adverse. In particular, the regulatory and tax environment for derivative instruments is evolving, and changes in the regulation or taxation of derivative instruments may adversely affect the value of derivative instruments or securities held by us and our ability to pursue our trading strategies.

Finally, the SEC and various other U.S. federal, state and local agencies may conduct examinations and inquiries into, and bring enforcement and other proceedings against, us, Oaktree or our respective affiliates. We, Oaktree or our respective affiliates may receive requests for information or subpoenas from the SEC and other state, federal and non-U.S. regulators (as well as from self-regulatory organizations and exchanges) from time to time in connection with such inquiries and proceedings and otherwise in the ordinary course of business. These requests may relate to a broad range of matters, including specific practices of Oaktree, the securities in which Oaktree invests on behalf of its clients or industry-wide practices. The costs of any such increased reporting, registration and compliance requirements may be borne by us and may furthermore place us at a competitive disadvantage to the extent that Oaktree or portfolio companies are required to disclose sensitive business information.

Investment in developing markets involves significant risks, including inflation.

Many developing countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets (both public and private) of certain countries in which we may invest. There can be no assurance that high rates of inflation in such countries will not have a material adverse effect on our investments.

Risks Related to an Investment in Our Common Stock

The shares of Common Stock will generally be an illiquid investment.

Stockholders generally will not be permitted to sell their shares of Common Stock prior to a Liquidity Event, if any, and Common Stock may only be Transferred with our permission. In some circumstances, Stockholders will not be permitted to Transfer their Common Stock without our permission for a period of time following a Qualified Listing as set forth in the Subscription Agreement. In addition, Stockholders will have no right to cause us to repurchase their shares of Common Stock.

There is a risk that our Stockholders may not receive distributions or that our distributions may not grow over time.

We intend to pay distributions to Stockholders out of assets legally available for distribution. We cannot assure Stockholders that we will achieve investment results that will allow us to sustain a specified level of cash distributions or periodic increases in cash distributions. In addition, the inability to satisfy the asset coverage test applicable to us as a BDC can limit our ability to pay distributions. All distributions will be paid at the discretion of the board of directors and will depend on our earnings, financial condition, maintenance of ability to be subject to tax as a RIC, compliance with applicable BDC regulations and such other factors as the board of directors may deem relevant from time to time. We cannot assure Stockholders that we will pay distributions to them.

In addition, although under normal circumstances, we intend to make distributions in cash, it is possible that under certain circumstances (including our liquidation), distributions may be made in kind and could consist of securities or other investments for which there is no readily available public market.

A Stockholder’s interest in us will be diluted if we issue additional shares of Common Stock, which could reduce the overall value of an investment in us.

Investors that buy Common Stock in, or increase their Capital Commitments to us at Subsequent Closings, will participate in our existing investments, diluting the interest of our existing Stockholders.

ITEM 2.	FINANCIAL INFORMATION

Discussion of the Company’s Expected Operating Plans

The following discussion should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this Registration Statement. In addition to historical information, the following discussion and other parts of this Registration Statement contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Item 1A. Risk Factors” and “Forward-Looking Statements” appearing elsewhere herein.

Overview

We were formed on April 30, 2018 as a Delaware corporation with the name Oaktree Strategic Income II, Inc. We are structured as an externally managed, non-diversified closed-end investment company.

We are conducting the Private Offering of our shares of Common Stock to investors in reliance on exemptions from the registration requirements of the Securities Act. Shortly after the initial filing of this Registration Statement, we elected to be regulated as a BDC under the Investment Company Act. We intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1. Business—Certain BDC Regulatory Considerations” and “Item 1. Business—Material U.S. Federal Income Tax Considerations.”

We commenced investment operations shortly after our Initial Drawdown. Since inception, there has been no activity. To date, our efforts have been limited to organizational activities, the cost of which has been borne by the Adviser and its affiliates. We, and indirectly our Stockholders, will bear our organization and offering expenses, including those relating to filing of this Registration Statement and entry into any credit facilities. All other expenses relating to the Private Offering will be borne by the Adviser. See “Item 1. Business—Private Offering” for a description of the Private Offering.

Investments

Our investment objective is to generate current income and long-term capital appreciation. We will seek to achieve our investment objective without subjecting principal to undue risk of loss by lending to and investing primarily in credit opportunities of small- or medium-sized companies that the Adviser believes are inefficiently priced because the company or its owners are (a) unable to access broadly syndicated capital markets, (b) undervalued after having recently exited bankruptcy, completed a restructuring or are in a cyclically out-of-favor industry or (c) otherwise affected by mispricings or inefficiencies in the capital markets or at different points throughout the credit cycle. We will seek to invest opportunistically across asset classes and geographies and expect most of its investments to be in securities of eligible portfolio companies, in the form of senior loans, and to a lesser extent, high yield bonds where such companies are in need of direct loans, rescue financings or other capital solutions or that have had challenged or unsuccessful primary offerings. Additionally, we anticipate that we will utilize a modest amount of durable leverage consistent with our investment objective to enhance our returns.

Revenues

We plan to generate revenue in the form of interest income on debt investments and, to a lesser extent, capital gains and distributions, if any, on equity securities that we may acquire in portfolio companies. Most investments will be in senior loans and, to a lesser extent, high-yield bonds where such companies are in need of direct loans, rescue financings or other capital solutions or that have had challenged or unsuccessful primary offerings. Since we are intended to be an opportunistic investment vehicle, the composition of our portfolio will change with market conditions. We may invest across the capital structure, in both liquid and illiquid securities and obligations, which the Investment Professionals believe should allow us to access attractive risk-reward opportunities as they arise in all types of investments.

Our portfolio activity is also expected to reflect the proceeds of sales of securities. We may also generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing managerial assistance and consulting fees.

Expenses

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided through the Administration Agreement and the Investment Advisory Agreement. See “Item 1. Business—Expenses” for a description of our costs, expenses and liabilities.

Hedging

We may enter into currency hedging contracts, interest rate hedging agreements such as futures, options, swaps and forward contracts, and credit hedging contracts, such as credit default swaps. However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective. See “Item 1A. Risk Factors—Risks Related to Our Investments—We may expose ourselves to risks if we engage in hedging transactions.”

Financial Condition, Liquidity and Capital Resources

We commenced investment operations shortly after our Initial Drawdown. We currently have no material assets or liabilities, nor any contingent liabilities other than as described herein. We expect to generate cash from the net proceeds of the Private Offering and any future offerings of securities and cash flows from operations, including earnings on future investments, as well as interest earned from the temporary investment of cash in cash-equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We may also fund a portion of our investments through borrowings from banks and issuances of senior securities, including before we have fully invested the proceeds of the Private Offering. See “—Credit Facilities.”

Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including our expenses, the Management Fee, the Incentive Fee, and any indemnification obligations), (3) debt service of any borrowings, and (4) cash distributions to the Stockholders.

Credit Facilities

Subscription Facility

We intend to enter into a revolving credit facility with one or more lenders (the “Subscription Facility”). The Subscription Facility is expected to provide for secured borrowings based on capacity under the borrowing base, subject to restrictions imposed on borrowings under the Investment Company Act. We expect the Subscription Facility to provide for a multiple year revolving period, with the maturity of the facility occurring on the last day of the revolving period (both of which are subject to extension). The Subscription Facility is expected to be secured by the Company’s unfunded capital commitments.

Revolving Facility

We intend to enter into a revolving credit facility with one or more lenders (the “Revolving Facility” and, together with the Subscription Facility, the “Credit Facilities”). The Revolving Facility is expected to initially provide for secured borrowings up to a maximum commitment amount, subject to restrictions imposed on borrowings under the Investment Company Act and adequate collateral to support such borrowings. Proceeds of the Revolving Facility are expected to be utilized to fund new investments and for general corporate purposes. We expect the Revolving Facility to provide for a multiple year reinvestment period and have a final maturity date occurring a few years from the end of the reinvestment period (which can be extended in connection with an extension of the revolving period). Subject to certain exceptions, the Revolving Facility is expected to be secured by certain assets of the Company. The Revolving Facility is expected to include customary covenants, including certain financial covenants related to asset coverage, stockholders’ equity and liquidity, certain limitations on the incurrence of additional indebtedness and liens, and other customary covenants, as well as usual and customary events of default for senior secured revolving credit facilities of this nature. The maximum principal amount available under the Revolving Facility is expected to be based on capacity available under the borrowing base.

There can be no assurance that we will enter into the Credit Facilities and, if the Credit Facilities are entered into, the terms and conditions may differ substantially from the terms and conditions described in this Registration Statement. See also “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

Other Contractual Obligations

We will have certain commitments pursuant to our Investment Advisory Agreement that we have entered into with our Adviser. We have agreed to pay a fee for investment advisory services consisting of two components—a Management Fee and an Incentive Fee. See “Item 1. Business—Investment Advisory Agreement.” We have also entered into an agreement with our Administrator. Payments under the Administration Agreement will be equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and any internal audit staff, to the extent internal audit performs a role in our Sarbanes-Oxley internal control assessment. See “Item 1. Business—Administration Agreement.”

Our Investment Advisory Agreement, Administration Agreement, as well as the Sub-Administration Agreement may be terminated by any party without penalty upon not less than 60 days’ written notice to the other. If any of these agreements is terminated, the costs we incur under a new agreement may increase. In addition, we will likely incur significant time and expense in locating alternative parties to provide the services we expect to receive under these agreements. Any new Investment Advisory Agreement would also be subject to approval by our stockholders.

Off-Balance Sheet Arrangements

We may become a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet.

Related Parties

See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the board of directors in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 1. Business—Valuation Procedures.”

ITEM 3.	PROPERTIES

Our headquarters are located at 333 S. Grand Avenue, 28th Floor, Los Angeles, CA, and are provided by an affiliate of our Administrator in accordance with the terms of our Administration Agreement. We do not own any real estate. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the same area.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 15, 2018, we were wholly owned by the Adviser. The amount of shares of Common Stock outstanding following the Initial Closing will depend on the number of shares of Common Stock purchased by the Stockholders.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of three members, two of whom are referred to as Independent Directors. “Independent Directors” are directors who (1) are not deemed to be “interested persons” of the Company (as defined in Section 2(a)(19) of the Investment Company Act) and (2) meet the definition of “independent directors” under the corporate governance standards of NASDAQ Stock Market LLC. One member of our board of directors is not an Independent Director. This individual is referred to as our “interested director.” Our board of directors elects our officers, who serve at the discretion of our board of directors. The responsibilities of each director include, among other things, the oversight of our investment activity, the valuation of our assets, and oversight of our financing arrangements. Our board of directors has established an Audit Committee and may establish additional committees in the future.

Under our Governing Documents, the directors are divided into three classes. At each annual meeting, directors are elected for staggered terms of three years (other than the initial terms, which extend for up to three years), with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Information regarding our board of directors is as follows:

Name	Age	Position	Director Since	Class
Interested Director
Edgar Lee	42	Chairman, Chief Executive Officer and Chief Investment Officer	2018	Class III
Independent Directors
Allison Keller	53		2018	Class II
Steve Mosko	62		2018	Class I

The address for each of our directors is c/o Oaktree Capital Management L.P., 333 South Grand Avenue 28th Floor, Los Angeles, CA 90071.

Biographical Information of Directors

Our directors have been divided into two groups—an interested director and Independent Directors.

Interested Directors

Edgar Lee. Mr. Lee has been a managing director at Oaktree and has served as the portfolio manager for Oaktree’s Strategic Credit strategy since 2013. From 2010 to 2013, Mr. Lee was a senior vice president within Oaktree’s Distressed Debt group and led a number of the group’s investments in the media, technology and telecom industries. Prior to joining Oaktree in 2007, Mr. Lee worked within the Investment Banking division at UBS Investment Bank in Los Angeles, where he was responsible for advising clients on a number of debt and preferred stock restructurings, leveraged financings, buy-side and sell-side M&A, mezzanine financings and recapitalizations. Before that, he was employed within the Fixed Income division at Lehman Brothers Inc. Prior experience includes work at Katzenbach Partners LLP and the Urban Institute. Mr. Lee serves as a director of Neo Performance Materials and previously served on the boards of Nine Entertainment and Charter Communications. Mr. Lee received a B.A. degree in economics from Swarthmore College and an M.P.P. with a concentration in applied economics from Harvard University.

Independent Directors

Allison Keller. Since 2007, Ms. Keller has been the Executive Director and Chief Financial Officer of the W.M. Keck Foundation, a foundation focused primarily on promoting pioneering scientific discoveries as well as undergraduate education and, in Southern California, community programs. Ms. Keller manages the program, investment, staff and administrative activities while working closely with the foundation’s board of directors to develop the foundation’s vision and strategies. From 2007 through 2016, Ms. Keller was also the President of Oakmont Corporation, a private investment firm and family office assisting multi-generational, high net worth extended families and related private foundations. Previously, Ms. Keller was a corporate partner with O’Melveny & Myers LLP. Ms. Keller’s practice focused on raising public and private capital, counseling private and public company boards of directors on strategic transactions and corporate governance policies, negotiating business combinations and reviewing complex regulatory filings. Ms. Keller’s philanthropic work includes board service in both public and private higher education and K-12 education and medical research and education. Ms. Keller has also performed pro bono legal work for multiple community organizations in Los Angeles. Ms. Keller earned her A.B. from Princeton University and J.D. from UCLA School of Law.

Steve Mosko. Mr. Mosko formerly served as Chair of Sony Pictures Television for which he remains a consultant. Mr. Mosko also served as the President of Sony Pictures’ U.S. Television operation, Executive Vice President of Sales for Sony Pictures Television and Vice President of the Western Region for Columbia TriStar Television Distribution. Before joining Sony Pictures, Mr. Mosko held earlier career positions as Local Sales Manager of NBC affiliate WMAR-TV in Baltimore, and in Philadelphia as General Sales Manager of WTAF-TV and Vice President and Station Manager of WPHL-TV. Mr. Mosko has served as Chairman of the National Association of Television Program Executives; Chairman of the Academy of Television Arts & Sciences Foundation; Director of Game Show Network, LLC and Game Show Network; Director of The Advertising Council, Inc.; member of the Board of Directors for the Celine Cousteau Film Fellowship; Member of the Executive Committee of the Los Angeles Board of Governors of The Paley Museum; the National Board of Junior Achievement; Member of the Executive Board of the UCLA School of Theater, Film and Television; Director at Loyola Marymount University, Los Angeles; Member of the Philadelphia Police Department’s Drug Advisory Council; and President of the Philadelphia Ad Club. Mr. Mosko received his Bachelor of Arts in Communications from the University of Delaware. Mr. Mosko also received honorary degrees from Loyola Marymount University, Chapman University and the University of Delaware.

Officers Who Are Not Directors

Name	Age	Position	Officer Since
Executive Officers
Mel Carlisle	49	Chief Financial Officer and Treasurer	2018
Mathew Pendo	54	Chief Operating Officer	2018
Kimberly Larin	50	Chief Compliance Officer	2018

The address for each of our officers who are not directors is c/o Oaktree Capital Management L.P., 333 South Grand Avenue 28th Floor, Los Angeles, CA 90071.

Biographical Information of Officers Who Are Not Directors

Mel Carlisle. Mr. Carlisle has been a managing director and head of the Distressed Debt Fund accounting team within the Closed-end Funds accounting group at Oaktree since 2006. He joined Oaktree in 1995. Prior thereto, Mr. Carlisle was a manager in the Client and Fund Reporting Department of The TCW Group, Inc. Previously, he was employed in the Financial Services Group in Price Waterhouse’s Los Angeles office. Mr. Carlisle received a B.A. degree in economics and accounting from Claremont McKenna College. He is a Certified Public Accountant (inactive).

Mathew Pendo. Mr. Pendo currently serves as managing director, Head of Corporate Development and Capital Markets for Oaktree, which he joined in 2015. Prior to joining Oaktree, Mr. Pendo was at the investment banking boutique of Sandler O’Neill Partners, where he was a managing director focused on the financial services industry. Prior thereto, Mr. Pendo was the Chief Investment Officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award. There, he built and managed a team of 20 professionals overseeing the Treasury’s $200 billion TARP investment activities across multiple industries including AIG, GM and the banks, and all levels of the capital structure. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of U.S. Investment Banking and then co-head of Global Industrials group. He received a bachelor’s degree in economics from Princeton University, cum laude, and is a board member of SuperValu Inc.

Kimberly Larin. Ms. Larin currently serves as a managing director in Compliance for Oaktree and the Chief Compliance Officer of Oaktree’s BDCs. Prior to joining Oaktree in 2002, Ms. Larin spent six years at Western Asset Management Company as a compliance officer. Ms. Larin received a B.S. degree in business administration with an emphasis in marketing from Oklahoma State University.

Board Leadership Structure

Our board of directors monitors and performs an oversight role with respect to our business and affairs, including with respect to our investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our board of directors approves the appointment of our Adviser and officers, reviews and monitors the services and activities performed by our Adviser and executive officers, and with the Audit Committee (as described below) approves the engagement and reviews the performance of our independent registered public accounting firm.

Under our Bylaws, our board of directors may designate a Chairman to preside over the meetings of our board of directors and meetings of the Stockholders and to perform such other duties as may be assigned to him by the board of directors. We do not have a fixed policy as to whether the Chairman should be an Independent Director and believe that we should maintain the flexibility to select the Chairman and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and our Stockholders at such times.

Our board of directors does not currently have a designated lead Independent Director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the Independent Directors in executive session without the presence of interested directors and management, the establishment of the Audit Committee comprised solely of Independent Directors and the appointment of a Chief Compliance Officer, with whom the Independent Directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

We recognize that different board leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

Our board of directors performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire board of directors and is comprised solely of Independent Directors, and (b) active monitoring by our Chief Compliance Officer and of our compliance policies and procedures.

As described below in more detail under “—Committees of the Board of Directors,” the Audit Committee assists our board of directors in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the internal audit staff (sourced through the Administrator), accounting and financial reporting processes, our valuation process, our systems of internal controls regarding finance and accounting and audits of our financial statements.

Our board of directors also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our board of directors will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of our compliance policies and procedures and our service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of our compliance policies and procedures and our service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which our board of directors would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the Independent Directors at least once each year.

We believe that our board of director’s role in risk oversight is effective, and appropriate given the extensive regulation to which we will be already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that we must meet an asset coverage ratio, as calculated as provided in the Investment Company Act, of at least 150% immediately after each time we incur indebtedness, and we generally have to invest at least 70% of our total assets in Qualifying Assets.

We recognize that different board roles in risk oversight are appropriate for companies in different situations. We intend to re-examine the manners in which our board of directors administers its oversight function on an ongoing basis to ensure that they continue to meet our needs.

Committees of the Board of Directors

Our board of directors has established an Audit Committee and may establish additional committees in the future. Our Board of Directors does not have a standing nominating committee or a standing compensation committee.

Audit Committee

The Audit Committee is currently composed of Ms. Keller and Mr. Mosko, each of whom is an Independent Director. Ms. Keller serves as Chairman of the Audit Committee. The board of directors has determined that Ms. Keller is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Each of Ms. Keller and Mr. Mosko meets the current independence requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a charter approved by the board of directors, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our board of directors regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.

Nominating Committee

Nomination for election as a director may be made by the board of directors or by Stockholders in compliance with the procedures set forth in our Bylaws. Our board of directors does not have a standing nominating committee because we believe the function typically served by this committee is best handled by those directors whose term is not expiring currently.

Our board of directors seeks candidates who possess the background, skills and expertise to make a significant contribution to us, the board of directors and our Stockholders. In considering possible candidates for election as a director, the board of directors takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to our affairs;

•	are able to work with the other members of our board of directors and contribute to our success;

•	can represent the long-term interests of our stockholders as a whole; and

•	are selected such that our board of directors represents a range of backgrounds and experience.

Our board of directors has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the board of directors considers and discusses diversity, among other factors, with a view toward the needs of our board of directors as a whole. The board of directors generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our board of directors, when identifying and recommending director nominees. The board of directors believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a board of directors that best serves our needs and the interests of our Stockholders.

The Independent Director or directors whose term is not expiring selects and evaluates any candidates for Independent Director at such meeting, and the director or directors whose term is not expiring select and evaluate candidates for interested directors at such meeting, in each case in accordance with the criteria set forth above.

Such Independent Directors and directors, as applicable, are then responsible for recommending to the board of directors a slate of nominees for Independent Director and interested director positions, as applicable, for the board of directors’ approval. Generally, candidates for a position as a member of the board of directors are suggested by existing members of the board of directors; however, the board of directors will consider Stockholder recommendations for candidates for the board of directors, and will evaluate any such recommendations using the criteria set forth above.

Compensation Committee

We do not have a standing compensation committee because our executive officers do not receive any direct compensation from us. The compensation of the Independent Directors is determined solely by those Independent Directors.

Board and Committee Attendance

All directors are expected to attend at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board of directors and committee meetings. We do not currently have a policy with respect to director attendance at annual meetings of Stockholders.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers. The indemnification agreements are intended to provide our directors and executive officers the maximum indemnification permitted under Delaware law and the Investment Company Act. Each indemnification agreement provides that we will indemnify the director or executive officer who is a party to the agreement, or an Indemnitee, including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Delaware law and the Investment Company Act.

Investment Professionals

As of March 31, 2018, Oaktree employs more than 350 investment, legal and compliance professionals who are supported by over 400 administrative and marketing professionals. Oaktree specialists invest in less efficient markets and alternative investments, specifically concentrating their efforts in distressed debt, corporate debt (including mezzanine finance, high yield debt and senior loans), control investing, convertible securities, real estate and listed equities, all of which capabilities complement and leverage off each other.

The biographies of the professionals with primary responsibility for the Company and certain members of Oaktree’s senior management are set forth below.

Oaktree’s principal offices are located in the United States at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Its telephone number is (213) 830-6300.

Oaktree Senior Management

Howard Marks, CFA

Co-Chairman

Since the formation of Oaktree in 1995, Mr. Marks has been responsible for ensuring the firm’s adherence to its core investment philosophy; communicating closely with clients concerning products and strategies; and contributing his experience to big-picture decisions relating to investments and corporate direction. From 1985 until 1995, Mr. Marks led the groups at The TCW Group, Inc. that were responsible for investments in distressed debt, high yield bonds, and convertible securities. He was also Chief Investment Officer for Domestic Fixed Income at TCW. Previously, Mr. Marks was with Citicorp Investment Management for 16 years, where from 1978 to 1985 he was Vice President and senior portfolio manager in charge of convertible and high yield securities. Between 1969 and 1978, he was an equity research analyst and, subsequently, Citicorp’s Director of Research. Mr. Marks holds a B.S.Ec. degree cum laude from the Wharton School of the University of Pennsylvania with a major in finance and an M.B.A. in accounting and marketing from the Booth School of Business of the University of Chicago, where he received the George Hay Brown Prize. He is a CFA® charterholder. Mr. Marks is a member of the Investment Committees of the Metropolitan Museum of Art and the Edmond J. Safra Foundation; a Trustee and Vice Chairman of the Investment Committee at the Metropolitan Museum; Chairman of the Board of Trustees of the Royal Drawing School; and an Emeritus Trustee of the University of Pennsylvania (where from 2000 to 2010 he chaired the Investment Board).

Bruce Karsh

Co-Chairman and Chief Investment Officer

Mr. Karsh is Oaktree’s Co-Chairman and one of the firm’s co-founders. He also is Chief Investment Officer and serves as portfolio manager for Oaktree’s Distressed Opportunities, Value Opportunities and Multi-Strategy Credit strategies. Prior to co-founding Oaktree, Mr. Karsh was a managing director of TCW Asset Management Company, and the portfolio manager of the Special Credits Funds from 1988 until 1995. Prior to joining TCW, Mr. Karsh worked as Assistant to the Chairman of SunAmerica, Inc. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Before working at O’Melveny & Myers, Mr. Karsh clerked for the Honorable Anthony M. Kennedy, then of the U.S. Court of Appeals for the Ninth Circuit and presently Associate Justice of the U.S. Supreme Court. Mr. Karsh holds an A.B. degree in economics summa cum laude from Duke University, where he was elected to Phi Beta Kappa. He went on to earn a J.D. from the University of Virginia School of Law, where he served as Notes Editor of the Virginia Law Review and was a member of the Order of the Coif. Mr. Karsh serves on the boards of a number of privately held companies. He is a member of the investment committee of the Broad Foundations. Mr. Karsh is Trustee Emeritus of Duke University, having served as Trustee from 2003 to 2015, and as Chairman of the Board of DUMAC, LLC, the entity that managed Duke’s endowment, from 2005 to 2014.

Jay Wintrob

Chief Executive Officer

Mr. Wintrob is Oaktree’s Chief Executive Officer and has served as a member of the Board of Directors since 2011. Prior to joining the firm as Chief Executive Officer, he was President and Chief Executive Officer of AIG Life and Retirement, the U.S.-based life and retirement services segment of American International Group, Inc., from 2009 to 2014. Following AIG’s acquisition of SunAmerica in 1998, Mr. Wintrob was Vice Chairman and Chief Operating Officer of AIG Retirement Services, Inc. from 1998 to 2001, and President and Chief Executive Officer from 2001 to 2009. Mr. Wintrob began his career in financial services in 1987 as Assistant to the Chairman of SunAmerica Inc., and then went on to serve in several other executive positions, including President of SunAmerica Investments, Inc. overseeing the company’s invested asset portfolio. Prior to joining SunAmerica, Mr. Wintrob was with the law firm of O’Melveny & Myers. He received his B.A. and J.D. from the University of California, Berkeley. Mr. Wintrob is a board member of several non-profit organizations, including The Broad Foundations, the Doheny Eye Institute, The Los Angeles Music Center and the Skirball Cultural Center.

John Frank

Vice Chairman

Mr. Frank is Oaktree’s Vice Chairman and works closely with Howard Marks, Bruce Karsh and Jay Wintrob in managing the firm. Mr. Frank joined in 2001 as General Counsel and was named Oaktree’s Managing

Principal in early 2006, a position which he held for about nine years. As Managing Principal, Mr. Frank was the firm’s principal executive officer and responsible for all aspects of the firm’s management. Prior to joining Oaktree, Mr. Frank was a partner of the Los Angeles law firm of Munger, Tolles & Olson LLP where he managed a number of notable merger and acquisition transactions. While at that firm, he served as primary outside counsel to publicly and privately held corporations and as special counsel to various boards of directors and special board committees. Prior to joining Munger Tolles in 1984, Mr. Frank served as a law clerk to the Honorable Frank M. Coffin of the United States Court of Appeals for the First Circuit. Prior to attending law school, Mr. Frank served as a Legislative Assistant to the Honorable Robert F. Drinan, Member of Congress. Mr. Frank holds a B.A. degree with honors in history from Wesleyan University and a J.D. magna cum laude from the University of Michigan Law School, where he was Managing Editor of the Michigan Law Review and a member of the Order of the Coif. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s Best Lawyers in America. Mr. Frank is a member of the Board of Directors of Chevron Corporation and a Trustee of Wesleyan University, Polytechnic School, Good Samaritan Hospital of Los Angeles, and the XPRIZE Foundation.

Todd Molz

General Counsel and Chief Administrative Officer

Mr. Molz serves as Oaktree’s General Counsel and Chief Administrative Officer. He oversees the Compliance, Internal Audit and Administration functions and all aspects of Oaktree’s legal activities, including fund formation, acquisitions and other special projects. Prior to joining the firm in 2006, Mr. Molz was a Partner of the Los Angeles law firm of Munger, Tolles & Olson LLP, where his practice focused on tax and structuring aspects of complex and novel business transactions. Prior to joining Munger Tolles, Mr. Molz served as a law clerk to the Honorable Alfred T. Goodwin of the United States Court of Appeals for the Ninth Circuit. Mr. Molz received a B.A. degree in political science cum laude from Middlebury College and a J.D. degree with honors from the University of Chicago. While at Chicago, Mr. Molz served on the Law Review, received the John M. Olin Student Fellowship and was a member of the Order of the Coif. Mr. Molz serves on the Board of Trustees of the Children’s Hospital of Los Angeles.

Dan Levin

Managing Director and Chief Financial Officer

Mr. Levin is the Chief Financial Officer for Oaktree. He was previously Head of Corporate Finance and Chief Product Officer and a senior member of the corporate development group. Prior to joining Oaktree in 2011, Mr. Levin was a vice president in the Investment Banking division at Goldman, Sachs & Co., focusing on asset management firms and other financial institutions. His previous experience includes capital raising and mergers and acquisitions roles at Technoserve and Robertson Stephens, Inc. Mr. Levin received an M.B.A. with honors in finance from the Wharton School of the University of Pennsylvania and a B.A. degree with honors in economics and mathematics from Columbia University.

Rodney Vencatachellum

Managing Director and Chief Compliance Officer

Mr. Vencatachellum is a managing director and the Chief Compliance Officer at Oaktree. He manages over 30 compliance professionals in the United States, Europe and Asia, and is an active member of various corporate governance committees of the firm. Mr. Vencatachellum joined Oaktree in 2011 and has over 20 years of compliance experience at a number of financial institutions, primarily in senior or executive compliance roles. Previously, he was at Goldman Sachs International as an executive director in the Securities Division Compliance group with responsibility for coverage of the Institutional Equity Sales and Trading business. Prior thereto, Mr. Vencatachellum was at KBC Financial Products Group as a Director of Compliance and at Deutsche Bank AG as a Director in the Global Equities Compliance group with responsibility for equity derivatives compliance coverage. He was also a compliance officer at Banque National de Paris Group. Mr. Vencatachellum received a B.A. degree in business studies with honors from Kingston University.

Strategic Credit Team

Edgar Lee

Managing Director and Portfolio Manager

Mr. Lee serves as the portfolio manager for Oaktree’s Strategic Credit group. Previously, he was an investment professional within the firm’s Distressed Debt group and led a number of the group’s investments in the media, technology and telecom industries. Prior to joining Oaktree in 2007, Mr. Lee worked within the Investment Banking division at UBS Investment Bank in Los Angeles, where he was responsible for advising clients on a number of debt and preferred stock restructurings, leveraged financings, buy-side and sell-side M&A, mezzanine financings and recapitalizations. Before that, Mr. Lee was employed within the Fixed Income division at Lehman Brothers Inc. Prior experience includes work at Katzenbach Partners LLP and the Urban Institute. He received a B.A. degree in economics from Swarthmore College and an M.P.P. with a concentration in applied economics from Harvard University. Mr. Lee serves as a director of Neo Performance Materials and previously served on the boards of Nine Entertainment and Charter Communications.

Milwood Hobbs, Jr.

Managing Director

Mr. Hobbs sources and originates private debt opportunities across Oaktree’s credit strategies. Prior to joining Oaktree in 2013, he was an executive director at Natixis Securities focused on building the high-yield sales and trading franchise. Prior thereto, he spent five years at Goldman Sachs as a vice president in leveraged finance origination and sales. Before joining Goldman Sachs in 2007, Mr. Hobbs was a director in Leveraged Finance at Deutsche Bank Securities, which he joined in 2000. Additional experience includes regional account management focused on fleet financing at GE Capital Corporation and controller for Leveraged Finance at Bank of America. Mr. Hobbs received his M.B.A. from Columbia Business School and a B.S. degree in accounting from Rutgers University.

Jesse Huff

Managing Director, Oaktree Capital Management (UK) LLP

Mr. Huff is located in London and focuses on Strategic Credit’s European business efforts. Responsibilities include private debt origination, all secondary trading and sourcing, as well as the management of the group’s external relationships. Prior to joining Oaktree in 2014, Mr. Huff was at The Carlyle Group, where he was the Global Head of Distressed Debt Trading and Sourcing. Prior thereto, Mr. Huff spent 12 years in various roles at Merrill Lynch, where he began his career as an equity research associate and moved into director and head trader roles for the Risk Arbitrage and Financials & Special Situations divisions. Mr. Huff received a B.A. in finance from Ohio University and an M.B.A. in leveraged finance from Columbia University.

Eric Johnson

Managing Director

Mr. Johnson joined Oaktree in 2018 from Golden Gate Capital / Hillstone Environmental Partners where he was an operating partner focused on M&A and restructuring. Prior thereto, Mr. Johnson was a director and senior energy investment professional at Silver Lake Partners. Before that, he was a managing director at Deutsche Bank after serving as a vice president in Goldman Sachs’s distressed / high yield energy areas. Mr. Johnson began his career at Lehman Brothers as an associate in the Natural Resources Group. He received an M.B.A. from the University of Southern California and a B.A. in economics from Denison University.

Matt Pendo

Managing Director

Mr. Pendo joined Oaktree in 2015 from the investment banking boutique of Sandler O’Neill Partners, where he was a managing director focused on the financial services industry. Prior thereto, Mr. Pendo was the Chief

Investment Officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award. There, he built and managed a team of 20 professionals overseeing the Treasury’s $200 billion TARP investment activities across multiple industries, including AIG, GM and the banks, and all levels of the capital structure. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of U.S. Investment Banking and then co-head of Global Industrials group. He received a cum laude B.A. in economics from Princeton University, and is a board member of SuperValu Inc.

Nicholas Basso

Senior Vice President

Mr. Basso is a senior vice president in the Strategic Credit group, where he focuses on investments across energy, financial services, real estate, renewable energy, and technology, among others. Previously, he spent two years as an investment professional in the Distressed Debt group where he worked closely with senior professionals across various industries. Prior to joining Oaktree in 2011, Mr. Basso spent two years as an analyst in the Mergers & Acquisitions group at Citigroup in New York, where he was responsible for advising clients on acquisitions, divestitures, strategic alternatives and leveraged buyouts. Mr. Basso received a B.S. degree summa cum laude in business administration from the Tepper School of Business at Carnegie Mellon University. He currently serves as a director of Neo Performance Materials.

Raghav Khanna

Senior Vice President

Mr. Khanna is a senior vice president in Oaktree’s Strategic Credit group in Los Angeles. Previously, he was an investment professional within the firm’s Distressed Debt strategy where he worked closely with senior members on investments in the technology, metals and mining, consumer and financial services sectors, and served as a director of Aleris International. Prior to joining Oaktree, Mr. Khanna was an investment professional at the Carlyle Group, focusing on buyout opportunities in the financial services space. Prior thereto, he was employed within the Investment Banking group at Goldman Sachs. Additional experience includes internships in the Special Situations Group (Asia) at Goldman Sachs in Hong Kong and at TA Associates in India. Mr. Khanna received a B.S. degree in electrical engineering and economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Aman Kumar

Senior Vice President, Oaktree Capital Management (UK) LLP

Prior to joining Oaktree in 2014, Mr. Kumar spent three years at Deutsche Bank in London working in the Global Credit team, most recently as a vice president on the European High Yield trading desk. He received an M.B.A. from the Wharton School at the University of Pennsylvania and holds a Bachelor of Medicine, Bachelor of Surgery degree from King’s College London. Mr. Kumar is fluent in Hindi.

Nilay Mehta, CFA

Senior Vice President

Prior to joining Oaktree in 2014, Mr. Mehta was a managing director at ALJ Capital Management. There he was responsible for sourcing and evaluating distressed and special situation investments. Prior thereto, Mr. Mehta was a managing director at Par-Four Investment Management. He began his career as a senior research analyst with W.R. Huff Asset Management before joining BNY Capital Markets (currently known as Robert W. Baird & Co.), most recently as a senior desk analyst / vice president. Mr. Mehta holds a B.A. degree in biophysics from the University of Pennsylvania and is a CFA charterholder.

Grant Nachman

Senior Vice President

Mr. Nachman joined Oaktree in 2018 from multi-strategy hedge fund Arrowgrass Capital Partners, where he was a senior investment manager. Prior thereto, he was a senior analyst with Brigade Capital Management, a credit hedge fund and asset manager. Before that, Mr. Nachman was a senior associate at Millennium Global Investments, a credit and macro hedge fund and alternative asset manager. He began his career as an analyst with DLJ Merchant Banking Partners before moving on to Greenbriar Equity Group. Mr. Nachman received an M.B.A. from the Wharton School of the University of Pennsylvania, an M.S. in economics and finance from the Université Paris 1 Panthéon—Sorbonne, and a B.A. in economics from Swarthmore College.

Christine Pope

Senior Vice President

Ms. Pope is a senior vice president in the Strategic Credit group where she focuses on investments across cable, media, telecom, consumer, retail, and shipping, among others. Prior to joining Oaktree in 2013, Ms. Pope spent a year at Lazard Frères & Co. as an associate in the Restructuring Advisory group. Prior thereto, Ms. Pope practiced law for four years at Kirkland & Ellis, LLP, where she worked as an associate in the Restructuring and Corporate Mergers and Acquisitions groups, focused on advising clients on a variety of public and private acquisitions, financings, and in and out of court restructurings. Ms. Pope received her M.B.A. from the Wharton School at the University of Pennsylvania and graduated as a Juris Doctor from the School of Law at Duke University. She received her B.A. in economics and political science from Duke University.

Lucia Kim

Vice President

Prior to joining Oaktree in 2017, Ms. Kim spent nine years in the Underwriting Group at Fifth Street Management, most recently as a vice president. She received a B.S. in economics with a concentration in finance from The Wharton School at the University of Pennsylvania.

Michael Shannon

Vice President

Prior to joining Oaktree in 2017, Mr. Shannon was a managing director at Fifth Street Management. Prior thereto, he was a research analyst with S.A.C. Capital Advisors (now Point 72 Asset Management). Additional experience includes serving as a healthcare investment banking analyst at Citigroup Global Investment Bank. Mr. Shannon received a B.A. in economics from Cornell University.

Matthew Stewart, CFA

Vice President

Prior to joining Oaktree in 2017, Mr. Stewart was a vice president at Fifth Street Management. Prior thereto, he was a director at Stifel Nicolaus. Mr. Stewart began his career as a senior associate at BDO Consulting before moving on to serving as a vice president at Knight Capital Group. He received a B.B.A. in finance and a B.S. in accountancy from Villanova University. Mr. Stewart is a CPA and CFA charterholder.

Matthew Wong

Vice President

Prior to joining Oaktree in 2014, Mr. Wong spent two years as an investment banking analyst within the Financial Restructuring group at Houlihan Lokey. He received a B.S. degree in business administration from the University of Southern California.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Executive Officers

None of our officers receives direct compensation from us. We have agreed to reimburse our Administrator for our allocable portion of the compensation paid to or compensatory distributions received by our officers. In addition, to the extent that our Administrator outsources any of its functions, we will pay the fees associated with such functions at cost.

Compensation of Directors

No compensation is expected to be paid to directors who are interested directors.

Independent Directors will be compensated as follows:

•	a $50,000 annual fee;

•	for a meeting of our board of directors, reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such board meeting;

•	for a meeting of our Audit Committee, reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such meeting; and

•	an additional annual fee of $5,000 for the Chairman of our Audit Committee.

We will not have any retirement or pension plans or any compensation plans under which our equity securities would be authorized for issuance.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTORS INDEPENDENCE

Investment Advisory Agreement

We entered into an Investment Advisory Agreement with our Adviser, an entity in which certain of the Investment Professionals may have indirect ownership and pecuniary interests. See “Item 1. Business—Investment Advisory Agreement.”

In addition, our Adviser, its Investment Professionals, our executive officers and directors, and other current and future principals of our Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Oaktree. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Adviser or its affiliates may investment objectives and strategies that overlap with ours and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Adviser and other operations of Oaktree. See “Item 1. Business—Allocation of Investment Opportunities and Potential Conflicts of Interest” and “Item 1A. Risk Factors—Risks Related to Our Business and Structure—Conflicts of interest may exist from time to time between our Adviser and certain of its affiliates involved with us, which could impact our investment returns.”

Administration Agreement

We entered into an Administration Agreement with our Administrator. See “Item 1. Business—Administration Agreement.”

Placement Agent Agreement

We entered into a Placement Agent Agreement with OCM Investments, LLC (the “Placement Agent”), which may require investors (other than investors sourced by us, our Adviser, the Placement Agent or their respective affiliates) to pay a distribution fee to the Placement Agent for its services. Although we will not pay any fees to the Placement Agent, we will indemnify the Placement Agent in connection with its activities.

Reimbursement

From time to time our Adviser, our Administrator or their respective affiliates may pay third-party providers of goods or services on our behalf. We will subsequently reimburse our Adviser, our Administrator or such affiliates thereof for any such amounts paid on our behalf.

Review, Approval or Ratification of Related Party Transactions

We have procedures in place for the review, approval and monitoring of transactions involving us and certain persons related to us. As a BDC, we are also subject to certain regulatory requirements that restrict our ability to engage in certain related-party transactions. In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby certain of our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, and other affiliated persons, including our Adviser, Stockholders that own more than 5% of us, our employees, officers and directors and our Adviser and certain persons directly or indirectly controlling, controlled by or under common control with the foregoing persons. Our policies and procedures also assist us in complying with the relevant sections of the Investment Company Act and the restrictions associated with our Exemptive Relief. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the Investment Company Act or, if such concerns exist, we have taken appropriate actions to seek review and approval by our board of directors or exemptive relief for such transactions. Our board of directors will review these procedures on an annual basis.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of our Adviser.

Indebtedness of Management

None.

Promoters and Certain Control Persons

The Adviser may be deemed a promoter of the Company. We entered into an Investment Advisory Agreement with the Adviser. The Adviser, for its services to us, will be entitled to receive Management Fees and Incentive Fees. In addition, under the Investment Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our board of directors, to indemnify the Adviser and certain of its affiliates. See “Item 1. Description of Business—Investment Advisory Agreement.”

Director Independence

For information regarding the independence of our directors, see “Item 5. Directors and Executive Officers.”

ITEM 8.	LEGAL PROCEEDINGS

From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. We and our Adviser are not currently subject to any material legal proceedings, and, to our knowledge, no material legal proceeding is threatened against us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our outstanding Common Stock will be offered and sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act or either Rule 506 of Regulation D or Regulation S promulgated thereunder or another applicable exemption promulgated thereunder. There is no public market for our Common Stock currently, nor are there any plans for one to develop.

Because shares of our Common Stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Common Stock is subject to Transfer restrictions described in “Item 1. Business—Transfer of Our Common Stock.”

Accordingly, an investor must be willing to bear the economic risk of investment in the Common Stock until we are liquidated. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by us.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Common Stock.

Distributions

Beginning after the first full quarter following the completion of the Initial Closing, we anticipate that we will make quarterly distributions of at least 90% of our realized net ordinary income and net short-term capital gains in excess of our net long-term capital losses, if any, then available for distribution, each as determined by our board of directors in accordance with applicable law and the terms of the Governing Documents. Any distributions will be declared out of assets legally available for distribution. We expect quarterly distributions to be paid from income primarily generated by interest and dividends earned on our investments, although distributions to Stockholders may also include a return of capital.

We intend to elect to be treated, and to qualify annually, as a RIC under Subchapter M of the Code. To maintain RIC qualification, we must distribute to our Stockholders, for each taxable year, at least 90% of our “investment company taxable income” for that year. In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount at least equal to the sum of: (1) 98% of our ordinary income for the calendar year; (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending on October 31 of the calendar year; and, (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years. In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to Stockholders. If this happens,

Stockholders will be treated as if they had received an actual distribution of the capital gains we retain and reinvested the net after-tax proceeds in us. In this situation, Stockholders would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to their allocable share of the tax we paid on the capital gains deemed distributed. See “Item 1. Business—Material U.S. Federal Income Tax Considerations.” We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.

Depending on the level of taxable income and net capital gain earned in a year, we may choose to carry forward taxable income or net capital gain for distribution in the following year and pay the applicable U.S. federal excise tax. Distributions will be appropriately adjusted for any taxes payable by us or any direct or indirect subsidiary through which it invests (including any corporate, state, local, non-U.S. and withholding taxes). Any Incentive Fee to be paid to our Adviser will not be reduced to take into account any such taxes.

We intend to pay dividends and distributions, if any, in cash to our Stockholders. However, we can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In connection with our formation, our Adviser purchased 50 shares of our Common Stock at a purchase price of $20.00 per share. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the DGCL, the Investment Company Act and on our Governing Documents. This summary possesses the provisions deemed to be material, but is not necessarily complete, and you should refer to the Investment Company Act, the DGCL and the Governing Documents for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized stock consists of 250,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, holders of equity securities of a corporation, such as our Common Stock, will generally not be personally liable for our debts or obligations. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

The following are our outstanding classes of securities as of July 23, 2018:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common stock	250,000,000	—	50
Preferred stock	100,000,000	—	—

As of the date of this Registration Statement, we are wholly owned by our Adviser. The amount of shares of Common Stock outstanding following the Initial Closing will depend on the number of shares of Common Stock purchased by the Stockholders.

Common Stock

Under the terms of our Certificate of Incorporation, holders of Common Stock will be entitled to one vote for each share held on all matters submitted to a vote of Stockholders, and holders of Common Stock do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of Common Stock in any election of directors may elect all of the directors standing for election. Holders of Common Stock will be entitled to receive proportionately any dividends declared by our board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred stock. Holders of Common Stock will have no redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. In addition, holders of Common Stock may participate in our dividend reinvestment plan if we adopt one.

The Subscription Agreement will provide that shares of Common Stock issued prior to a Liquidity Event may not be Transferred unless (a) we give consent, (b) the Transfer is made in accordance with applicable securities laws and (c) the Transfer otherwise complies with the restrictions in the Subscription Agreement.

The Subscription Agreement will also provide that, following a Qualified Listing and continuing to and including the second anniversary of the completion of the Qualified Listing, a Stockholder may not, without our prior written consent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the Stockholder may, without any further action on our part (but subject to any underwriters’ lock-up or other contractual restriction the Stockholder may be or become a party to), beginning on the date that is 180 calendar days after the Qualified Listing, Transfer Common Stock in transactions exempt from registration under the Securities Act (pursuant to Rule 144 or otherwise); provided that the number of shares of Common Stock so Transferred (a) may not exceed 25% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 365 days after the completion of the Qualified Listing, (b) may not exceed 50% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 540 days after the completion of the Qualified Listing, and (c) may not exceed 75% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 720 days after the completion of the Qualified Listing; and provided, further that any Common Stock owned by the Stockholder as of the completion of the Qualified Listing not previously Transferred may be Transferred commencing 720 days after the completion of the Qualified Listing. Stockholders may also be restricted from selling or disposing of their Common Stock for a specified period of time pursuant to a customary lock-up agreement with the underwriters in connection with such Qualified Listing.

Preferred Stock

Under the terms of the Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without Stockholder approval. The board of directors has discretion to establish the number of shares to be included in each series and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each series, and any qualifications, limitations, or restrictions. The Investment Company Act limits our flexibility as to certain rights and preferences of the preferred stock under the Certificate of Incorporation. In particular, every share of stock issued by a BDC must be voting securities and have equal voting rights with every other outstanding class of voting securities, except to the extent that the stock satisfies the requirements for being treated as a senior security, which requires, among other things, that:

•

immediately after issuance and before any distribution is made with respect to Common Stock, we must meet an asset coverage ratio, as calculated as provided in the Investment Company Act, of at least 150%; and

•

the holders of shares of preferred stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock.

The features of the preferred stock are further limited by the requirements applicable to RICs under the Code.

Except as required by law, (a) holders of preferred stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the outstanding shares of any class or classes or series of capital stock (other than one or more series of preferred stock) if the holders of such affected class, classes or series are entitled, either separately as a class or together with the holders of one or more other such class or classes or series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to Delaware law; and (b) holders of preferred stock will not be entitled to vote on any amendment to the Certificate of Incorporation relating to any increase in the authorized number of shares of any class of capital stock, including the preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a Stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting securities.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Section 102(b)(7) of the DGCL allows us to include in our Certificate of Incorporation a provision that limits or eliminates the personal liability of a director to us or the Stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not limit or eliminate liability:

•	for any breach of the director’s duty of loyalty to us or our Stockholders;

•	for acts or omissions not in good faith or which involve intentional or a knowing violation of law;

•	under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, arising under the Securities Act. Our Governing Documents provide that we will indemnify our directors and officers to the fullest extent authorized or permitted by law, and this right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and personal and legal representatives; however, for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless that proceeding (or part thereof) was authorized or consented to by our board of directors. The right to indemnification includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Our obligation to provide indemnification and advancement of expenses is subject to the requirements of the Investment Company Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.

In addition, we entered into indemnification agreements with our directors and officers that provide for a contractual right to indemnification to the fullest extent permitted by the DGCL.

We may, to the extent authorized from time to time by our board, provide rights to indemnification and to the advancement of expenses to our employees and agents similar to those conferred to our directors and officers. The rights to indemnification and to the advancement of expenses are subject to the requirements of the Investment Company Act to the extent applicable. Any repeal or modification of the Certificate of Incorporation by our Stockholders will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer existing at the time of the repeal or modification with respect to any acts or omissions occurring prior to the repeal or modification.

Under the Investment Advisory Agreement, we will, to the extent permitted by applicable law, indemnify the Adviser and certain of its affiliates, as described under “Item 1. Business—Investment Advisory Agreement.”

Anti-Takeover Provisions

The following summary outlines certain provisions of Delaware law and the Certificate of Incorporation regarding anti-takeover provisions.

These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of our board of directors. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our Stockholders and could have the effect of depriving Stockholders of an opportunity to sell their shares of Common Stock at a premium over prevailing market prices. These measures could also have the effect of increasing our expenses and disrupting our normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Business Combinations

We will elect not to be subject to the provisions of Section 203 of the DGCL. However, the Certificate of Incorporation will contain provisions that, at any point in time in which the Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it will exempt Oaktree and its affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, those provisions will prohibit us from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting securities outstanding at the time the transaction commenced, excluding for purposes of determining the voting securities outstanding (but not the outstanding voting securities owned by the interested stockholder) those shares owned by (i) persons who are our directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting securities that are not owned by the interested stockholder.

These provisions will define “business combination” to include the following:

•

any merger or consolidation involving us or any direct or indirect majority-owned subsidiary of us (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above prohibition on business combinations in the Certificate of Incorporation is not applicable to the surviving entity;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of our assets or of any of our direct or indirect majority-owned subsidiaries which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all our assets determined on a consolidated basis or the aggregate market value of all our outstanding stock;

•

subject to certain specified exceptions, any transaction that results in the issuance or transfer by us or by any of our direct or indirect majority-owned subsidiaries of any of our stock or of such subsidiary to the interested stockholder;

•

any transaction involving us or any of our direct or indirect majority-owned subsidiaries that has the effect, directly or indirectly, of increasing the proportionate share of any class or series (or securities convertible into the stock of any class or series) of our stock or of any such subsidiary owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

•

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as our stockholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the above bullet points) provided by or through us or any direct or indirect majority-owned subsidiary.

In general, these provisions will define an “interested stockholder” as any entity or person (other than us or any direct or indirect majority-owned subsidiary of us) that (i) is the beneficial owner of 15% or more of our outstanding voting securities (excluding persons whose ownership is in excess of the 15% limitation as a result of any action taken solely by the Company) or (ii) is an affiliate or associate of us and was the beneficial owner of 15% or more of our outstanding voting securities at any time within the three-year period immediately prior to the relevant date, and the affiliates or associates of any such entity or person, but Oaktree and its affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party are excluded from the definition of interested stockholder.

Classified Board

Our Governing Documents provide that:

•	the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors may never be fewer than one or greater than 12);

•

directors elected by our Stockholders may be removed only for cause by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors; and

•

subject to the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, and any newly created directorship due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by a sole remaining director.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies and newly created directorships could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of management and our policies.

Action by Stockholders

Our Bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•

special meetings of the stockholders may only be called by or at the direction of our board of directors, the Chairman of the board, or the Chief Executive Officer, and may not be called by any other person.

Our Bylaws provide that for Stockholder-proposed nominations and other matters to be considered “properly brought” before a meeting, a Stockholder must comply with requirements regarding advance notice. The purpose of requiring Stockholders to give us advance notice of Stockholder-proposed nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Stockholders. The Certificate of Incorporation further provides that Stockholders may not take action by written consent in lieu of a meeting following a Qualified Listing. These provisions may discourage another person or entity from making a tender offer for Common Stock, except that they may do so prior to a Qualified Listing, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a Stockholder (such as electing new directors or approving a merger) only at a duly called Stockholders’ meeting, and not by written consent.

Amendments to Our Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. From and after the consummation of a Qualified Listing, the

Certificate of Incorporation will require the affirmative vote of the holders of at least 75% in voting power of the capital stock then outstanding and entitled to vote thereon, voting together as a single class, to amend certain specified provisions of the Certificate of Incorporation relating to our board of directors, limitation of liability and indemnification, amendments to our Certificate of Incorporation and Bylaws, meetings of stockholders, certain business combinations, and termination.

Our Certificate of Incorporation permits our board of directors to amend or repeal our bylaws. Our Bylaws generally will be able to be amended or repealed by approval of a majority of the total number of authorized directors then in office. Additionally, our Stockholders will have the power to adopt, amend or repeal our bylaws, upon the affirmative vote of the holders of at least 75% in voting power of all of the then-outstanding capital stock entitled to vote thereon.

Conflict with Investment Company Act

Our Bylaws provide that, if and to the extent that any provision of the DGCL or the Bylaws conflict with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Submission to Jurisdiction; Venue

Our Bylaws provide that, by purchasing or otherwise acquiring or holding any interest in shares of our capital stock, a Stockholder is consenting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or Stockholders to us or our Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

See “Item 11. Description of Registrant’s Securities to Be Registered—Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses.”

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our audited financial statements attached to this Registration Statement.

Index to Financial Statements

Oaktree Strategic Income II, Inc.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	List separately all financial statements filed

The financial statements attached to this Registration Statement are listed in Item 13 and commence on page F-1.

(b)	Exhibits

Exhibit Index

3.1**	Amended and Restated Certificate of Incorporation

3.2**	Amended and Restated Bylaws

4.1*	Form of Subscription Agreement

10.1**	Investment Advisory Agreement

10.2**	Administration Agreement

10.3**	Form of Indemnification Agreement

10.4**	Custody Agreement, dated as of July 31, 2018, by and between the Company and The Bank of New York Mellon

21.1	Subsidiaries of the Registrant—None

*   —Filed herewith

** —Previously filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OAKTREE STRATEGIC INCOME II, INC.

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Chairman, Chief Executive Officer and Chief Investment Officer

Date: October 2, 2018

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Oaktree Strategic Income II, Inc.

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of Oaktree Strategic Income II, Inc. (the “Company”) as of July 23, 2018 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at July 23, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Los Angeles, CA

July 31, 2018

Oaktree Strategic Income II, Inc.

Statement of Assets and Liabilities

As of July 23, 2018

Assets
Cash and cash equivalents	$1,000

Total assets	$1,000

Stockholder’s equity
Common stock, $0.001 par value per share, 250,000,000 authorized, 50 shares issued and outstanding	$—
Preferred stock, $0.001 par value per share, 100,000,000 authorized, none issued and outstanding	—
Additional paid-in-capital	1,000

Total stockholder’s equity (equivalent to $20 per common share as of July 23, 2018)	$1,000

Oaktree Strategic Income II, Inc.

Notes to the Financial Statements

1. Organization and Business Purpose

Oaktree Strategic Income II, Inc. (the “Company”) was formed on April 30, 2018 as a Delaware corporation. The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Company is externally managed by Oaktree Capital Management, L.P. (the “Adviser”), an investment adviser that is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. The Company intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended, and for U.S. Federal Income tax purposes, as a regulated investment company (“RIC”) under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended. As a RIC, the Company will be required to meet the minimum distribution and other requirements for RIC qualification. As a BDC and a RIC, the Company will be required to comply with certain regulatory requirements.

On July 23, 2018, the Company was initially capitalized with a $1,000 investment by the Adviser. As of July 23, 2018, no operations have occurred other than the sale of common stock to the Adviser. Subsequent to the Company’s election to be treated as a BDC under the 1940 Act, the Company expects to close a private offering of its shares of common stock to investors. At each closing of the private offering, each investor will make a capital commitment to purchase shares of the Company’s common stock pursuant to a subscription agreement entered into with the Company. Investors will be required to fund drawdowns to purchase shares of the Company’s common stock up to the amount of their respective capital commitments on an as-needed basis. Loan origination and investment activities are expected to commence contemporaneously with the initial drawdown from investors in the private offering.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company is an investment company following accounting and reporting guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 946, Financial Services—Investment Companies. Separate statements of income, changes in equity, and cash flows have not been presented in the financial statement because principal operations have not commenced.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates, and such differences could be material.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.

Organization and Offering Expenses

Costs incurred to organize the Company are expensed as incurred. Upon the initial drawdown date, stockholders will bear such cost. Stockholders making capital commitments after the initial drawdown date will bear a pro-rata portion of such cost. Offering costs incurred in connection with the continuous offering of common shares of the Company will be recognized as a deferred cost and will be amortized to expense on a straight line basis over 12 months beginning on the date of commencement of operations. Any amount due to the Adviser but not paid will be recognized as a liability on the balance sheet. The Company will not bear more than $1.5 million for organization and offering expenses in connection with the offering. If the offering is not successful, the Adviser or its affiliates will incur such costs. As of July 23, 2018, the Adviser and its affiliates had incurred organization and offering expenses on the Company’s behalf of approximately $0.8 million. As there has been no formal commitment of external capital as of the date of issuance of this financial statement, no such costs have been recorded.

3. Stockholder’s Equity

On July 23, 2018, the Company sold and issued 50 shares of commons stock at an aggregate purchase price of $1,000 to the Adviser.

4. Related Party Transactions

The Company has entered into an Investment Advisory Agreement with the Adviser. Pursuant to the Investment Advisory Agreement, the Company will pay the Adviser a fee for investment advisory and management services consisting of two components - the Management Fee and the Incentive Fee (each as defined below).

Management Fee

Prior to (i) the listing of the Company’s Common Stock on a national securities exchange or (ii) an initial public offering of the Company’s Common Stock that results in gross proceeds to the Company of at least $50 million and a listing of the Common Stock on a national securities exchange (each of (i) and (ii), a “Qualified Listing”), if any, the Adviser will receive quarterly in arrears a management fee (the “Management Fee”) equal to 1.00% per annum (the “Applicable Management Fee Percentage”) of the Company’s Gross Asset Value (as defined below); provided, that prior to a Qualified Listing, the Management Fee will not exceed 1.75% per annum of the Unleveraged Asset Value (as defined below). From and after the date of a Qualified Listing, if any, the Applicable Management Fee Percentage will increase to 1.50% per annum of the Company’s Gross Asset Value.

For purposes of calculating the Management Fee, the Gross Asset Value will be determined by the Company’s board of directors (including any committee thereof). Until (a) the 12-month anniversary of the Initial Closing (as defined below) or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter will be calculated based on the Company’s average Gross Asset Value at the end of each month during such calendar quarter (prior to taking into account any Incentive Fee); provided, that the Management Fee for the Company’s first calendar quarter will be calculated based on the Company’s Gross Asset Value at the end of such calendar quarter (prior to taking into account any Incentive Fee). Following (a) the 12-month anniversary of the Initial Closing or (b) the completion of a Qualified Listing, whichever occurs first, the Management Fee for each quarter will be calculated based on the Company’s average Gross Asset Value at the end of such quarter and at the end of the preceding quarter (in each case, prior to taking into account any Incentive Fee); provided, that the Management Fee for the calendar quarter in which the Company consummates a Qualified Listing will be calculated based on the Company’s Gross Asset Value at the end of such calendar quarter (prior to taking into account any Incentive Fee).

The term “Gross Asset Value” means the value of the Company’s gross assets, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”), including portfolio investments purchased with borrowed funds and other forms of leverage, but excluding cash and cash equivalents.

The term “Unleveraged Asset Value” means the Gross Asset Value less the Company’s borrowings for investment purposes determined on a consolidated basis in accordance with GAAP (other than borrowings under the Company’s investor subscription credit facility that are repaid within 180 days following incurrence).

Incentive Fee

The Incentive Fee consists of two parts: the Investment Income Incentive Fee and the Capital Gains Incentive Fee (each defined below).

Investment Income Incentive Fee

The Investment Income Incentive Fee will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income, which means consolidated interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the operating expenses accrued for the quarter (including the Management Fee, Company expenses and any interest expense or fees on any credit facilities or outstanding debt, but excluding the Incentive Fee). The Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that has not yet been received in cash. For the avoidance of doubt, the Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a hurdle of 1.50% per quarter (6% annualized) (the “Hurdle Rate”). The Company will pay the Adviser an Investment Income Incentive Fee each quarter as follows:

(a)	Hurdle Rate Return: No Investment Income Incentive Fee in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(b)

Catch-Up: 100% of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than a 1.875% (7.5% annualized) rate of return on the value of the Company’s net assets in such calendar quarter (the “Catch-Up”), which is intended to provide the Adviser with 20% of the Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply, if the Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate in such calendar quarter; and

(c)

80/20 Split: 20% of the Pre-Incentive Fee Net Investment Income, if any, that exceeds a 1.875% (7.5% annualized) rate of return on the value of the Company’s net assets in such calendar quarter, so that once the Hurdle Rate is reached and the Catch-Up in (b) immediately above is achieved, 20% of the Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser.

The foregoing calculations will be appropriately prorated for any period of less than three months and adjusted for any issuances or repurchases of Common Stock during a quarter.

Capital Gains Incentive Fee

In addition to the Investment Income Incentive Fee described above, commencing as of December 31, 2018, the Adviser will be entitled to receive a Capital Gains Incentive Fee (as defined below). The Capital Gains Incentive Fee is determined and payable in arrears as of the end of each year. The Capital Gains Incentive Fee will be equal to 20% of the realized capital gains, if any, on a cumulative basis from the date of the Initial Closing through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid Capital Gains Incentive Fee with respect to each of the investments in the Company’s portfolio, provided that the Capital Gains Incentive Fee determined as of December 31, 2018, if any, will be calculated for a period of shorter than 12 calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from the date of the Initial Closing through the end of 2018 (the “Capital Gains Incentive Fee,” and together with the Investment Income Incentive Fee, the “Incentive Fee”).

Administration Agreement

The Company has entered into an administration agreement (the “Administration Agreement”) with Oaktree Fund Administration, LLC (the “Administrator”), an affiliate of the Adviser. Pursuant to the Administration Agreement, the Administrator furnishes the Company with office facilities, equipment and clerical, bookkeeping and recordkeeping services at such facilities. Under the Administration Agreement, the Administrator also performs, or oversees the performance of, the Company’s required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that the Company is required to maintain and preparing reports to Stockholders and reports filed with the SEC. In addition, the Administrator assists the Company in determining and publishing the net asset value, overseeing the preparation and filing of tax returns and the printing and dissemination of reports to the Company’s Stockholders, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

Payments under the Administration Agreement are equal to an amount that reimburses the Administrator for its costs and expenses incurred in performing its obligations under the Administration Agreement and providing personnel and facilities. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party, by the vote of a majority of the Company’s outstanding voting securities, or by the vote of the Company’s directors or by the Administrator. Additionally, the Company bears all of the costs and expenses of any sub-administration agreements that the Administrator enters into.

For the avoidance of doubt, the Company will bear its allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of the Company’s officers who provide operational and administrative services under the Administration Agreement, their respective staffs and other professionals who provide services to the Company (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to the Company. The Company will reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the Company’s business and affairs and to acting on the Company’s behalf). Our board of directors will review the fees payable under the Administration Agreement to determine that these fees are reasonable and comparable to administrative services charged by unaffiliated third parties.

Placement Agent Agreement

The Company has entered into a Placement Agent Agreement with OCM Investments, LLC (the “Placement Agent”), an affiliate of the Adviser, which may require investors (other than investors sourced by the Company, the Adviser, the Placement Agent or their respective affiliates) to pay a distribution fee to the Placement Agent for its services. Although the Company will not pay any fees to the Placement Agent, the Company will indemnify the Placement Agent in connection with its activities.

5. Subsequent Events

The Company has evaluated subsequent events through July 31, 2018, the date this financial statement became available for issuance. There have been no subsequent events that require recognition or disclosure in this financial statement.